UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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First Financial Bancorp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 15, 2009

Cincinnati, Ohio
April 23, 2009
To the Shareholders:

The Annual Meeting of Shareholders of First Financial Bancorp. (the “Corporation”) will be held at the Manor House, 7440 Mason-Montgomery Road, Mason, Ohio 45040, on June 15, 2009, at 10:00 A.M., local time, for the following purposes:

1.	To elect the following three nominees as directors with terms expiring in 2012 (Class II): Mark A. Collar, Murph Knapke and William J. Kramer;

2.	To approve the 2009 Employee Stock Plan:

3.	To approve the 2009 Non-Employee Director Stock Plan:

4.	To approve an amendment to the Articles of Incorporation to allow for issuance of additional shares of preferred stock:

5.	To consider and approve a non-binding advisory resolution on First Financial’s executive compensation;

6.	To ratify the appointment of Ernst & Young as the Corporation’s independent registered accounting firm for the fiscal year ending December 31, 2009;

7.	To act on a shareholder proposal described in the proxy statement;

8.
To approve a proposal to adjourn the Annual Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to approve proposals 1, 2, 3, 4, 5, and 6; and

To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Important notice regarding the availability of Proxy Materials for the Annual Meeting of Shareholders:
the Proxy Statement and 2008 Annual Report are available at:  www.bankatfirst.com/Investor

Shareholders of record of the Corporation at the close of business on April 16, 2009, are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.  Each shareholder is entitled to one vote for each common share held regarding each matter properly brought before the Annual Meeting.

Your Board of Directors unanimously recommends that you vote “FOR” the election of each of the Director nominees listed in this proxy statement; “FOR” the 2009 Employee Stock Plan; “FOR” the 2009 Director Stock Plan; “FOR” the amendment to our Articles of Incorporation to allow for the issuance of additional shares of preferred stock; “FOR” the non-binding advisory proposal on executive compensation; “FOR” the ratification of auditors; and “AGAINST” the shareholder proposal.

By Order of the Board of Directors,

Gregory A. Gehlmann
General Counsel and Secretary

4000 Smith Road, Suite 400
Cincinnati, Ohio  45209
(513) 979-5837

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Approximate Date to Mail – April 24, 2009

INTRODUCTION

We are sending this Proxy Statement and the accompanying proxy card to you as a shareholder of First Financial Bancorp., an Ohio corporation (“First Financial”), in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Manor House, 7440 Mason-Montgomery Road, Mason, Ohio 45040, on Monday, June 15, 2009, at 10 a.m., local time. First Financial’s Board of Directors is soliciting proxies for use at the Annual Meeting, or any adjournment thereof. Only shareholders of record as of the close of business on April 16, 2009, which we refer to as the record date, will be entitled to vote at the Annual  Meeting.

INFORMATION ABOUT THE ANNUAL MEETING

What matters will be voted upon at the Annual Meeting?

You will be voting on the following:

•	To elect the following three nominees as directors with terms expiring in 2012 (Class II): Mark A. Collar, Murph Knapke and William J. Kramer;
•	To approve the 2009 Employee Stock Plan;
•	To approve the 2009 Non-Employee Director Stock Plan;
•	To approve an amendment to the Articles of Incorporation to allow for issuance of additional shares of preferred stock;
•	To approve a non-binding advisory resolution on executive compensation;
•	To act on a shareholder proposal described in the proxy statement, if it is properly introduced at the meeting;
•	To ratify the appointment of Ernst & Young as the Corporation’s independent registered accounting firm for the fiscal year ending December 31, 2009;
•
To approve a proposal to adjourn the Annual Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to approve proposals 1, 2, 3, 4, 5, and 6; and

•	To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Who can vote?

You are entitled to vote if you held First Financial common shares as of the close of business on April 16, 2009, the record date for the Annual Meeting.

Each shareholder is entitled to one vote for each common share held on April 16, 2009. At the close of business on April 16, 2009, there were 37,474,422 common shares outstanding and entitled to vote. The common shares are First Financial’s only voting securities entitled to vote at the meeting.

Regardless of the number of shares you own, it is important that you vote on the proposals.

How do I vote?

Your common shares may be voted by one of the following methods:

•	by traditional proxy card via the U.S. Mail;
•	by submitting a proxy via the internet;
•	by submitting a proxy by phone; or
•	in person at the meeting.

Submitting a Proxy by Telephone or via the Internet. If you are a shareholder of record (that is, if your common shares are registered with First Financial in your own name), you may submit a proxy by telephone, or via the Internet. To vote via the Internet, access www.proxyvote.com and follow the on screen instructions. You will need your control number from your proxy card available when you vote via the Internet or by telephone. Telephone voting is available toll free at 1-800-VOTE (8683) from a touch tone phone.

If your common shares are registered in the name of a broker, a financial institution or another nominee (i.e., you hold your common shares in “street name”), your nominee may be participating in a program that allows you to submit a proxy by telephone or via Internet. If so, the voting form your nominee sent you will provide instructions for submitting your proxy by telephone or via the Internet. The last-dated proxy you submit (by any means) will supersede any previously submitted proxy. Also, if you submit a proxy by telephone or via the Internet, and later decide to attend the Annual Meeting, you may revoke your previously submitted proxy and vote in person at the Annual Meeting.

The deadline for submitting a proxy by telephone or via the Internet as a shareholder of record is 11:59 a.m., Eastern Time, on June 14, 2009.  For shareholders whose common shares are registered in the name of a broker, a financial institution or another nominee, please consult the instructions provided by your nominee for information about the deadline for submitting a proxy by telephone or via the Internet.

Voting in Person. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

If you hold your common shares in “street name” through a broker, a financial institution or another nominee, then that nominee is considered the shareholder of record for voting purposes and should give you instructions for voting your common shares. As a beneficial owner, you have the right to direct that nominee how to vote the common shares held in your account. Your nominee may only vote the common shares of First Financial that it holds for you in accordance with your instructions. If you have instructed a broker, a financial institution or another nominee to vote your common shares, the above-described options for revoking your proxy do not apply and instead you must follow the instructions provided by your nominee to change your vote.

If you hold your common shares in “street name” and wish to attend the Annual Meeting and vote in person, you must bring an account statement or letter from your broker, financial institution or other nominee authorizing you to vote on behalf of such nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the common shares on April 16, 2009, the record date for voting at the Annual Meeting.

How will my common shares be voted?

Those common shares represented by properly executed proxy cards that are received prior to the Annual Meeting or by properly authenticated Internet or telephone votes that are submitted prior to the deadline for doing so, and not subsequently revoked, will be voted in accordance with your instructions by your proxy. If you submit a valid proxy card prior to the Annual Meeting, or timely submit your proxy by telephone or via the Internet, but do not complete the voting instructions, your proxy will vote your common shares as recommended by the Board of Directors, except in the case of broker non-votes where applicable, as follows:

•	“ FOR” the election of the three nominees for director;
•	“ FOR” the 2009 Employee Stock Plan;
•	“ FOR” the 2009 Non-Employee Director Stock Plan;
•	“ FOR” the adoption of the amendment to Article FOURTH of First Financial’s Articles of Incorporation to authorize First Financial to allow for the issuance of additional shares of preferred stock;
•	“ FOR” the non-binding resolution regarding executive compensation;
•	“ FOR” the ratification of Ernst & Young as our independent auditors;

•	“ AGAINST” the shareholder proposal; and
•
“ FOR” the approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to approve proposals 1, 2, 3, 4, 5, and 6.

If you hold your shares in a bank or brokerage account you should be aware that if you fail to instruct your bank or broker how to vote within 10 days of the Annual Meeting, the bank or broker is not permitted to vote your shares in its discretion on your behalf on non-routine items. If you want to assure that your shares are voted in accordance with your wishes on the non-routine matters in this proxy statement, you should complete and return your voting instruction form before June 5, 2009.

No appraisal rights exist for any action proposed to be taken at the Annual Meeting. If any other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment.

What if my common shares are held through the First Financial Bancorp 401(k) Savings Plan?

If you participate in the First Financial Bancorp 401(k) Savings Plan (the “401(k) Plan”) and common shares have been allocated to your account in the 401(k) Plan, you will be entitled to instruct the trustee of the 401(k) Plan, confidentially, as to how to vote those common shares. You will receive your voting instructions card separately. If you give no voting instructions to the trustee of the 401(k) Plan, the trustee will vote the common shares allocated to your 401(k) Plan account pro rata in accordance with the instructions received from other participants in the 401(k) Plan who have voted.

Can the proxy materials be accessed electronically?

We are sending the proxy materials for the Annual Meeting to shareholders on or about April 24, 2009. Our proxy statement for the Annual Meeting and a sample of the form of proxy card sent to our shareholders by us are available at www.bankatfirst.com/Investor.

How do I change or revoke my proxy?

Shareholders who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Annual Meeting and any adjournment thereof. You may revoke your proxy at any time before it is actually exercised at the Annual Meeting by giving notice of revocation to First Financial in writing, by accessing the Internet site prior to the deadline for submitting proxies electronically, by using the toll-free telephone number stated on the proxy card prior to the deadline for transmitting proxies electronically or by attending the Annual Meeting and giving notice of revocation in person. The last-dated proxy you submit (by any means) will supersede any previously submitted proxy. If you hold your common shares in “street name” and instructed your broker, financial institution or other nominee to vote your common shares and you would like to revoke or change your vote, then you must follow the instructions of your nominee.

If I vote in advance, can I still attend the Annual Meeting?

Yes. You are encouraged to vote promptly, by returning your signed proxy card by mail or by submitting your proxy electronically by telephone or via the Internet, so that your common shares will be represented at the Annual Meeting. However, voting your common shares does not affect your right to attend the Annual Meeting and vote your common shares in person.

What constitutes a quorum and how many votes are required for adoption of the proposals?

Under First Financial’s Regulations, a quorum is a majority of the common shares outstanding. Common shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. There were 37,474,422 First Financial common shares outstanding and entitled to vote on April 16, 2009, the record date. A majority of the outstanding common shares, or 18,737,211 common shares, present in person or represented by proxy, will constitute a quorum. A quorum must exist to conduct business at the Annual Meeting.

If a broker indicates on the form of Proxy that it does not have discretionary authority as to certain common shares to vote on a particular matter, those common shares will be considered as present for the purpose of determining the presence of a quorum but not entitled to vote with respect to that matter. New York Stock Exchange (“NYSE”) rules determine whether proposals presented at shareholder meetings are routine or not routine.  If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner.  If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions.  A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions. We have been advised by the NYSE that the approval of the stock plans, the amendment to the Articles of Incorporation, the shareholder proposal, and the proposal to adjourn, postpone or continue the Annual Meeting are non-routine items.

Votes Required for the Approval of the Proposals. To approve the proposals, the following proportion of votes is required:

Impact of Abstentions and Broker
Item	Vote Required	Non-Votes, if any
Election of Directors
Plurality vote – however, see our corporate governance policy on the majority election of directors (any director who received a greater number of “withhold” votes than “for” votes in an uncontested election must promptly tender an offer for resignation and a committee of the board will make a recommendation to the board whether to accept or reject it).
No Impact. However, see our corporate governance policy on the majority election of directors.

Approval of the 2009 Employee Stock Plan	Approval of a majority of the common shares present in person or represented by proxy and entitled to be cast on the proposal.
Abstention will not count as a vote cast on the proposal but has the same effect as a vote “AGAINST” the proposal.  Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.

Approval of the 2009 Non-Employee Director Stock Plan	Approval of a majority of the common shares present in person or represented by proxy and entitled to be cast on the proposal.
Abstention will not count as a vote cast on the proposal but has the same effect as a vote “AGAINST” the proposal.  Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.

Amendment to Article FOURTH of First Financial’s Articles of Incorporation	Approval of two-thirds of the outstanding common shares.
Abstention will not count as a vote cast on the proposal but has the same effect as a vote “AGAINST” the proposal.  Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.

Approval of the non-binding advisory proposal on executive compensation	Approval of a majority of the common shares present in person or represented by proxy and entitled to be cast on the proposal.
Abstention will not count as a vote cast on the proposal but has the same effect as a vote “AGAINST” the proposal.  Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.

Ratification of the appointment of Ernst & Young	Approval of a majority of the common shares present in person or represented by proxy and entitled to be cast on the proposal.
Abstention will not count as a vote cast on the proposal but has the same effect as a vote “AGAINST” the proposal.  Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.

Consideration of the shareholder proposal on the annual election of directors	Approval of a majority of the common shares present in person or represented by proxy and entitled to be cast on the proposal.
Abstention will not count as a vote cast on the proposal but has the same effect as a vote “AGAINST” the proposal.  Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.

Adjournment of the Annual Meeting	Approval of a majority of the common shares present in person or represented by proxy and entitled to be cast on the proposal.
Abstention will not count as a vote cast on the proposal but has the same effect as a vote “AGAINST” the proposal.  Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.

It is our policy to keep confidential proxy cards, ballots and voting tabulations that identify individual shareholders. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

Why is the amendment to Article FOURTH of First Financial’s Articles of Incorporation necessary?

As a result of the Corporation’s participation in the TARP Capital Purchase Program (the “Program”) instituted under the Emergency Economic Stabilization Act of 2008 (“EESA”), the Corporation previously issued to the United States Department of the Treasury (the “Treasury”) 80,000 shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”).  Accordingly, no additional authorized preferred shares are currently eligible for future issuance by the Corporation. Recent challenges experienced as a result of turbulence in the financial markets make it necessary for financial institutions not only to preserve existing capital, but also be able to supplement such capital as a protection against further economic difficulties.  The proposed amendment to Article FOURTH (the “Proposed Amendment”) of the Corporation’s Articles of Incorporation, as amended (the “Articles”), would increase the authorized number of preferred shares from 80,000 shares to 8,000,000 shares, and further permit the Corporation’s Board the added flexibility to raise capital, including possible capital to repay the Treasury under the Program, as well as determine the designations, terms, relative rights, preferences, privileges and limitations of any future issuances of preferred shares, without the restriction that such issuance occur pursuant to the terms of any capital purchase program authorized by the EESA.  The failure to approve the Proposed Amendment could limit us in connection with future capital raising transactions or other strategic transactions if such transactions require us to issue preferred shares.  In such cases, we may lose opportunities due to the time delay and uncertainty of needing to hold a special meeting of shareholders in order to proceed with such transactions.

What is the recommendation of First Financial’s Board of Directors?

 First Financial’s Board of Directors unanimously recommends you vote as follows:

▪	“ FOR” the election of the three nominees for director;
▪	“ FOR” the 2009 Employee Stock Plan;
▪	“ FOR” the 2009 Non-Employee Director Stock Plan;
▪	“ FOR” the adoption of the amendment to Article FOURTH of First Financial’s Articles of Incorporation to authorize First Financial to allow for the issuance of additional shares of preferred stock;
▪	“ FOR” the resolution regarding executive compensation;
▪	“ FOR” the ratification of Ernst & Young as our independent auditors;
▪	“ AGAINST” the shareholder proposal; and
▪
“ FOR” the approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies, in the event   there are not sufficient votes at the time of the Annual Meeting to approve proposals 1, 2, 3, 4, 5, and 6.

Who pays the cost of proxy solicitation?

We will pay the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors, other than the Internet access and telephone usage charges mentioned above. Although we are soliciting proxies by mailing these proxy materials to our shareholders, our directors, officers and employees also may solicit proxies by further mailing, personal contact, telephone, facsimile or electronic mail without receiving any additional compensation for such solicitations. Arrangements will also be made with brokerage firms, financial institutions and other nominees who are record holders of common shares for the forwarding of solicitation materials to the beneficial owners of such common shares. We will reimburse these brokers, financial institutions and nominees for their reasonable out-of-pocket costs in connection therewith.

We have retained Morrow & Co., LLC to aid in the solicitation of proxies for the Annual Meeting. Morrow & Co. will receive a base fee of $12,500, plus reimbursement of out-of-pocket fees and expenses for its proxy solicitation services.

Who should I call if I have questions concerning this proxy solicitation or the proposals to be considered at the Annual Meeting?

If you have any questions concerning the proposals to be considered at the Annual Meeting or voting your shares, please call our investor relations department at 513-979-5837.

Does First Financial send multiple proxy statements to two or more registered shareholders who share an address?

Only one copy of this Proxy Statement and the notice of the Annual Meeting for the Annual Meeting are being delivered to previously notified registered shareholders who share an address unless First Financial has received contrary instructions from one or more of the shareholders. A separate proxy card is being included for each account at the shared address.

Registered shareholders, who share an address and would like to receive a separate Proxy Statement for the Annual Meeting, may contact First Financial Bancorp Investor Relations to request a copy. Call 513-979-5837, or send a written request to: Patti Forsythe, Investor Relations, First Financial Bancorp, 4000 Smith Road, Suite 400, Cincinnati, Ohio 45209.

Are there any rules regarding admission to the annual meeting?

Yes.  You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our stockholders on the record date.  At the entrance we will verify that your name appears in our stock records or will verify appropriate information to verify you as a stockholder.

RECENT DEVELOPMENTS

On December 23, 2008, First Financial completed the sale to the United States Department of the Treasury (the “Treasury”) of $80.0 million of newly issued non-voting preferred shares as part of the Company’s participation in the Capital Purchase Program (“CPP”), which was created under the Troubled Assets Relief Program (“TARP”) of the Emergency Economic Stabilization Act of 2008 (“EESA”). To finalize our participation in the Capital Purchase Program, we entered into a Letter Agreement with the Treasury dated December 23, 2009 (the “Letter Agreement”), including the Securities Purchase Agreement — Standard Terms which is attached thereto (the “Securities Purchase Agreement” and together with the Letter Agreement, the “UST Agreement”). Pursuant to the UST Agreement, First Financial issued and sold to the Treasury for an aggregate purchase price of $80.0 million in cash: (1) 80,000 shares of Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”); and (2) a warrant (the “Warrant”) to purchase 930,233 First Financial common shares at an exercise price of $12.90 per share. The Warrant has a ten-year term. All of the proceeds from the sale of the Series A Preferred Shares and the Warrant to the Treasury qualified as Tier I capital for First Financial’s regulatory purposes.

As a result of our participation in the CPP, we adopted the Treasury’s standards for executive compensation and corporate governance. These requirements apply to our Senior Executive Officers (the “SEOs”), which presently are comprised of the Company’s Named Executive Officers — Claude E. Davis, President and Chief Executive Officer (“CEO”), C. Douglas Lefferson, EVP and Chief Operating Officer (“COO”), J. Franklin Hall, EVP & Chief Financial Officer (“CFO”), Gregory A. Gehlmann, SVP & General Counsel, and Samuel J. Munafo, EVP, Banking Markets. As a condition to the closing the sale of the Series A Preferred Shares and Warrant to the Treasury, we agreed to implement the following executive compensation provisions, limitations and restrictions: (1) a prohibition on incentive compensation plans and arrangements for SEOs that encourage unnecessary and excessive risks that threaten the value of First Financial; (2) a claw back of any bonus or incentive compensation paid (or under a legally binding obligation to be paid) to an SEO based on materially inaccurate financial statements or other materially inaccurate performance metric criteria; (3) a prohibition on making “golden parachute payments” to SEOs; and (4) an agreement not to claim a deduction, for federal income tax purposes, for compensation paid to any of the SEOs in excess of $500,000 per year.

The American Recovery and Reinvestment Act of 2009 (the “ARRA”) became law on February 17, 2009 and appears to retroactively amend the executive compensation provisions applicable to participants in the CPA.  The ARRA executive compensation standards remain in effect with respect to CPP participants during the period in which any obligation arising from financial assistance provided under the CPP remains outstanding, excluding any period during which the Treasury holds only the Warrant (the “Covered Period”). The ARRA executive compensation standards apply to our SEOs as well as certain other employees. ARRA continues all of the same compensation and governance restrictions imposed under EESA and the CPP, and adds substantially to these restrictions in several areas. The new standards include (but are not limited to): (1) prohibitions on bonuses, retention awards and other incentive compensation, other than restricted stock grants which do not fully vest during the Covered Period, up to one-third of an employee’s total annual compensation; (2) prohibitions on “golden parachute payments” upon certain executives’ departure; (3) an expanded claw back of bonuses, retention awards, and incentive compensation if payment is based on materially inaccurate statements of earnings, revenues, gains or other criteria; (4) prohibitions on compensation plans that encourage manipulation of reported earnings; (5) retroactive review of bonuses, retention awards and other compensation previously provided by CPP participants if found by the Treasury to be inconsistent with the purposes of such program or otherwise contrary to public interest, (6) required establishment of a company-wide policy regarding “excessive or luxury expenditures;” and (7) inclusion in a participant’s proxy statements for annual shareholder meetings of a non-binding “Say on Pay” proposal to allow a shareholder vote to approve the compensation of executives.

There is no stated effective date for each of ARRA’s executive compensation standards. The Treasury is directed to issue regulations to implement these standards and the Securities and Exchange Commission (the “SEC”) is required to issue regulations related to the “Say on Pay” requirements. Until such implementing regulations are adopted, it is unclear which aspects of ARRA are immediately effective but it is believed that ARRA requires inclusion of a non-binding “Say on Pay” proposal in our proxy materials for the annual meeting. Therefore, we have included a “Say on Pay” proposal to provide shareholders with the right to cast an advisory vote on our executive compensation policies and practices. For more information, see “Proposal 5 — Advisory Vote on Executive Compensation.”

We will carefully review the remaining ARRA executive compensation standards and any Treasury and/or SEC regulations, once issued. To the extent that the Treasury amends the UST Agreement to make these standards applicable, the Treasury and/or the SEC issues regulations describing how we are to comply with these standards, or we determine that these standards apply, we will work with our SEOs and other affected employees to take such steps as it deems necessary to comply with the standards and adopt administrative and other procedures consistent with the foregoing.

PRINCIPAL SHAREHOLDERS

The table below identifies all persons known to us to own beneficially more than 5% of our outstanding common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares		Percentage of Class

First Financial Bank, National Association 300 High Street Hamilton, Ohio 45012-0476	4,165,789	(1)	11.11%

Barclays Global Investors, NA Barclays Global Fund Advisors 45 Fremont Street San Francisco, California 9410

Barclays Global Investors, LTD 1 Royal Mintt Court London, EC3N 4HH	3,065,290	(2)	8.18%

(1)
Information based upon a Schedule 13G filed on February 6, 2009.These shares are held by the trust department of First Financial Bank, National Association (“First Financial Bank”) (the “Trustee”) in its fiduciary capacity under various agreements.    Trustee has sole voting power for 3,589,406 shares, shared voting power for 565,434 shares, sole dispositive power for 1,454,629 shares and shared dispositive power for 2,037,761 shares.  Officers and directors of the Corporation disclaim beneficial ownership of the common shares beneficially owned by the Trustee.  Included in the foregoing shares are 23,949 common shares that are directly owned by certain directors and executive officers of First Financial and are reported in the following table showing shareholdings of directors, executive officers, and nominees for director.

(2)
Information based upon a Schedule 13G filed on February 5, 2009.  Includes shares beneficially owned as follows:  Barclays Global Investors (1,451,833 shares); Barclays Global Fund Advisors (1,591,403 shares); and Barclays Global Investors, LTD (22,054 shares).  Other related interests with no beneficial ownership, include Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG.

SHAREHOLDINGS OF DIRECTORS, EXECUTIVE OFFICERS
AND NOMINEES FOR DIRECTOR

As of April 16, 2009, the directors of the Corporation, including the three nominees for election as directors, the executive officers of the Corporation named in the Summary Compensation Table who are not also directors, and all executive officers and directors of the Corporation as a group beneficially owned common shares of the Corporation as set forth below.

		Amount and Nature of Beneficial Ownership

Name	Position	Common Shares Beneficially Owned Excluding Options (1)		Stock Options Exercisable within 60 Days of Record Date (2)	Total Common Shares Beneficially Owned (1)

J. Wickliffe Ach	Director	5,069	(3)	—	5,069
Donald M. Cisle, Sr.	Director	232,083	(4)	17,326	249,409
Mark A. Collar	Director	644		—	644
Claude E. Davis	Director, President & CEO	165,733	(7)	346,272	506,077
Corinne R. Finnerty	Director	32,745	(3)	17,363	50,108
Murph Knapke	Director	50,093	(5)	17,363	67,456
Susan L. Knust	Director	17,977	(6)	8,663	26,640
William J. Kramer	Director	13,251	(5)	8,663	21,914
Richard E. Olszewski	Director	19,428	(3)	8,633	28,061
Barry S. Porter	Director	41,834	(5)	17,326	59,160
J. Franklin Hall	EVP & CFO	37,587	(7)	79,519	117,106
C. Douglas Lefferson	EVP & COO	73,004	(7)	121,349	194,353
Samuel J. Munafo	EVP, Banking	90,191	(7)	83,192	173,383
Gregory A. Gehlmann	SVP & Gen Counsel	28,747	(7)	91,854	120,601

All executive officers, directors and nominees as a group (16 persons)		820,342	(7)	862,961	1,939,971

(1)	Includes shares held in the name of spouses, minor children, trusts and estates as to which beneficial ownership may be disclaimed.

At April 16, 2009, the only director or executive officer who owned at least 1% of the Corporation’s common shares was Donald Cisle, Sr. and Claude E. Davis each beneficially owned 1.35% respectively. However, all of the directors and executive officers as a group (16 persons) beneficially owned approximately 5.16% of the Corporation’s outstanding common shares.  Percent ownership numbers are computed based on the sum of (i) 37,474,422 common shares outstanding on April 16, 2009 and (b) the number of common shares to which the group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after April 16, 2009.    Fractional shares are rounded to the nearest whole number.

(2)	All 862,961 options have a strike price above the closing price of First Financial common stock on April 16, 2009 which was $11.28 per share. Therefore, no options are “in the money” as of that date.

(3)
Includes 4,035 restricted shares that vest 1/3 equally over a three-year period beginning May 1, 2008 of which 1,343 shares have vested.  Director retains voting and dividend rights on unvested shares.  See “Board Compensation.”

(4)	Of these shares, 458,850 are owned by Seward-Murphy Inc. of which Mr. Cisle, Sr. has sole voting and investment power for 201,894 shares and shared voting power for 256,668 shares.

(5)
Includes 3,766 restricted shares that vest 1/3 equally over a three-year period beginning April 25, 2007 of which 2,508 shares have vested.  Director retains voting and dividend rights on unvested shares.  See “Board Compensation.”

(6)
Ms. Knust shares voting and investment power for 1,525 shares which are held by K.P. Properties of Ohio LLC, of which Ms. Knust and her husband are the only two members. Includes 4,445 restricted shares that vest 1/3 equally over a three-year period beginning April 24, 2009.  Director retains voting and dividend rights on unvested shares.

(7)
Includes unvested restricted shares (Davis – 65,550; Hall – 11,250; Lefferson –16,875: Munafo – 10,650; Gehlmann – 10,575; and all executive officers as a group (7) – 124,950) subject to a four year vesting schedule and certain performance triggers (with respect to awards granted 2005-2008).  Officers retain voting and dividend rights on unvested shares. See “Compensation Discussion and Analysis.”

PROPOSAL 1 - ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

Our Board of Directors currently consists of ten members, nine of whom are non-employee directors. Our Regulations provide that the Board of Directors shall consist of not less than nine nor more than 25 persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors or by resolution of the shareholders at any annual or special meeting of shareholders. Following the retirement of Barry Porter at the annual meeting, the Board of Directors has determined that the Board shall consist of nine members.  We are grateful to Mr. Porter for his years of service, including the last two years as Chairman of the Board.  His guidance and insight will be missed. Any vacancy may be filled by the Board of Directors in accordance with law and the Corporation’s Regulations for the remainder of the full term of the vacant directorship.  However, pursuant to the company’s corporate governance principles, any new director appointed to fill a vacancy will be put up for election to fill the remaining term at the next meeting of shareholders after his/her appointment.

Our Board has approved the nomination of three persons as candidates for Class II Directors, each for a three-year term.  The terms of the remaining directors in Classes I and III will continue as indicated below.  It is intended that the accompanying Proxy will be voted for the election of Murph Knapke and Williams J. Kramer, both incumbent directors and Mark A. Collar, a new director nominee.  The Corporate Governance and Nominating Committee recommended all three nominees to the Board of Directors, which approved the three nominees.  In the event that any one or more of such nominees becomes unavailable or unable to serve as a candidate, the accompanying Proxy will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board.  The three nominees for Class II Directors receiving the most votes at the Annual Meeting will be elected as Class II Directors.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees.

Set forth below is certain information concerning the Corporation’s nominees and directors.  For information regarding ownership of shares of the Corporation by nominees and directors of the Corporation, see “Shareholdings of Directors, Executive Officers and Nominees for Director” above.  There are no arrangements or understandings between any director or any nominee, and any other person pursuant to which such director or nominee is or was nominated to serve as director.

Name and Age (1)	Position with Corporation and/or Principal Occupation or Employment For the Last Five Years	Director Since

Nominees Class II Directors – Terms Expiring in 2012:

Murph Knapke 61	Partner of Knapke Law Office, Celina, Ohio; Director of First Financial Bank, N.A., Hamilton, Ohio; former Director and Chair of Community First Bank & Trust, Celina, Ohio. Mr. Knapke is Vice Chair of the Corporation’s Board.	1983

William J. Kramer 48	Vice President of Operations, Val-Co Companies, Inc., Coldwater, Ohio (VP & General Manager 2002-2008); previously president of Pax Steel Products, Inc., from 1984-2002 (predecessor corporation to Val-Co); employed by Deloitte & Touche, LLP, Dayton, Ohio from 1982-1984. Director of First Financial Bank, N.A., Hamilton, Ohio.	2005

Name and Age (1)	Position with Corporation and/or Principal Occupation or Employment For the Last Five Years	Director Since
Mark A. Collar 55
Chairman, Third Frontier Advisory Board (provides direction for State of Ohio’s investment in high tech industry); Vice Chairman and Member of the Executive Committee, BioOhio, Inc. (non-profit organization which promotes the acceleration and growth of life science companies in Ohio); Trustee and Member of the Executive Committee for Health Alliance (hospital group serving the greater Cincinnati area); venture partner at Triathlon Medical Ventures, Cincinnati, Ohio; Director,  AtriCure, Inc. , West Chester, Ohio.  Previously held numerous positions within The Procter & Gamble Company since 1975 including: President, Global Pharmaceuticals & Personal Health from 2005-2007; President, Global Pharmaceuticals, from 2002-2005; and Vice President, Global Pharmaceuticals, from 1997-2002.  Director of First Financial Bank, N.A., Hamilton, Ohio.
		2009

Class III Directors – Terms Expiring in 2010:

J. Wickliffe Ach 60	President and CEO of Hixson Inc, Cincinnati, Ohio, an architectural engineering firm since 1983. Directors of First Financial Bank, N.A., Hamilton, Ohio.	2007
Donald M. Cisle, Sr. 54	President of Don S. Cisle, Sr. Contractor, Inc. (construction contractor) and President of Seward Murphy, Inc. (family owned investment company); Director of First Financial Bank, N.A., Hamilton, Ohio.	1996
Corinne R. Finnerty 52	Partner in law firm of McConnell Finnerty Waggoner PC, North Vernon, Indiana (trial attorney); Director of First Financial Bank, N.A., Hamilton, Ohio; former Director and Chair of CPX, Inc., North Vernon, Indiana; former Director of Heritage Community Bank, Columbus, Indiana.	1998

Class I Directors – Terms Expiring in 2011:

Claude E. Davis 48	President and Chief Executive Officer of the Corporation since October 1, 2004; Director and Chairman of the Board of First Financial Bank, N.A., Hamilton, Ohio; Trustee, Hamilton Community Foundation and Butler University; member, Cincinnati USA Partnership for Economic Development. Prior to joining First Financial, Mr. Davis was a senior vice president at Irwin Financial Corporation and chairman of Irwin Union Bank and Trust in Columbus, Indiana.	2004

Susan L. Knust 55	Managing Partner of K.P. Properties of Ohio LLC (industrial real estate); Managing Partner of Omega Warehouse Services LLC (public warehousing); former President of Precision Packaging and Services, Inc; Director of Middletown Regional Health System, Middletown, Ohio; Director of First Financial Bank, N.A., Hamilton, Ohio.	2005

Richard E. Olszewski 59	Operator of two 7-Eleven Food Stores, Griffith, Indiana. Director of First Financial Bank, N.A., Hamilton, Ohio.	2005

(1)	Ages are listed as of December 31, 2008.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees.

PROPOSAL 2 – APPROVAL OF THE 2009 EMPLOYEE STOCK PLAN (Item 2 on Proxy Card)

Shareholders are being asked to approve the adoption of the First Financial Bancorp. 2009 Stock Plan (the “Plan”) to:

•	qualify stock options as incentive stock options for purposes of Section 422 of the Code,

•	qualify certain compensation under the Plan as performance-based compensation for purposes of Section 162(m) of the Code, and

•	satisfy Nasdaq Stock Market (“Nasdaq”) guidelines relating to equity compensation.

If approved by the shareholders, the Plan would become our only plan for providing new grants of stock-based incentive compensation to our eligible employees. If the Plan is not approved by the shareholders, our ability to provide future awards to attract, provide incentives to and retain key personnel would be limited significantly.

On April 26, 2009 the 1999 Employee Stock Plan (the “1999 Plan”) expires and no further awards can be granted under the 1999 Plan after that date.  The 1999 Plan will remain in effect with respect to awards already granted under the 1999 Plan until such awards have been exercised, forfeited, canceled, have vested, expired or otherwise terminated in accordance with the terms of such grants.   As of April 15, 2009, approximately 2,296,445 shares remain available for grant under the 1999 Plan. As discussed above, no further grants can be made under the 1999 Plan after April 26, 2009.  We have no intention at this time to make any additional awards under the 1999 Plan prior to its termination.  For awards made in 2009 under the 1999 Plan, see “Compensation Discussion and Analysis – 2009 Executive Compensation Changes.”

The Board believes the approval of the Plan is in the best interests of the Company because of the continuing essential need to attract, provide incentives to and retain key personnel and non-employee directors. The Compensation Committee approved the general terms of the Plan in January 2009, and the Board approved the Plan at its March meeting, delegating to the Compensation Committee the determination of any final adjustments to the terms and to set the number of shares to be authorized under the Plan.  The Compensation Committee approved the final terms of the Plan on April 20, 2009, subject to approval by our shareholders. We have not made any awards under the Plan.

The total number of shares authorized and available for issuance under the Plan is 1,500,000.  Under the terms of the Plan, the maximum amount of full value stock awards (restricted stock and RSUs) that may be granted is 750,000.   We are asking you to authorize a number of shares available under the Plan to a level that we believe will, on the basis of current expectations, be sufficient during the Plan’s proposed three-year term.

Effect of EESA and ARRA. ARRA directs the Treasury to adopt rules to implement “compensation standards” for CPP participants including a prohibition on bonus, retention or incentive pay other than a certain prescribed value of restricted stock. As a result, it is likely that these new legislative and regulatory restrictions will preclude the grant of any stock options and impose limits on restricted stock grants to the five highest paid executive officers (or named executive officers (“NEOs”)) in the future until we are no longer subject to EESA. However, the Board believes it is important for the shareholders to approve the Plan so that options and restricted stock can be used for long-term incentive purposes within the new legal and regulatory limits.

Below is a summary of the material features of the Plan and its operation. This summary does not purport to be a complete description of all of the provisions of the Plan. It is qualified in its entirety by reference to the full text of the plan, a copy of which is attached hereto as Appendix A and incorporated by reference to this proposal.

Purpose of the Plan

The purpose of the Plan is to promote the interests of First Financial and its subsidiaries through grants to employees of stock options, stock appreciation rights, restricted stock and stock units. The stock-based incentive compensation available under the Plan is intended (1) to attract and retain employees, (2) to provide an additional incentive to each employee to work to increase the value of our stock, and (3) to provide each employee with a stake in our future which corresponds to the stake of each of our shareholders. The Plan provides an essential component of the total compensation package offered to our key employees. The Board of Directors continues to believe that these types of stock-based incentives are important factors in attracting, retaining and rewarding employees and directors and closely aligning their interests with those of shareholders. The Plan reflects the importance placed by us on motivating employees to achieve superior results over the long-term and paying employees based on that kind of achievement.

The Plan is designed so that grants may qualify as performance-based compensation under Section 162(m) of the Code. The Plan does not allow options or stock appreciation rights (“SARs”) to be issued with an exercise price lower than fair market value on the date of grant. Therefore, these grants automatically satisfy the performance measures of Section 162(m). The Committee may, if it so chooses, also make options and SARs subject to one or more of the performance criteria described in the section below entitled “Qualifying Performance-Based Compensation.” Restricted stock and RSUs are generally called performance shares and performance units, respectively, when their vesting or payment is based on one or more of the performance measures. In the event that the Committee (as defined below in “Administration of the Plan”) determines that it is advisable to grant performance shares or performance units based on measures other than those specified below, those awards will not qualify for the performance-based exception under Section 162(m) of the Code.

Key Features of the Plan

The Plan contains features that the Board believes are consistent with the interests of shareholders and sound governance principles. These features include the following:

•
Flexibility and Performance Ties. The variety of equity and cash awards permitted under the Plan affords flexibility with respect to the design of long-term incentives that are responsive to evolving regulatory changes and compensation best practices and incorporate tailored, performance-based measures.

•
Limit on Shares Authorized. The Plan authorizes the grant of up to 1,500,000 shares over its entire term, which represents approximately 4.0% of our issued and outstanding common shares as of April 16, 2009.  We believe these shares will be sufficient for awards during the five-year period beginning in 2009.

•
Shares Available for Awards Other Than Stock Options and SARs.  Of the shares available for grand under the plan, only 750,000, or 50% may be used for full value awards, which are awards of other than stock options or SARs.

•	No Discount Options. Stock options or SARs may not be granted or awarded with an exercise price less than 100% of the fair market value of our common stock on the date of grant or award.

•
No Re-pricings. The direct or indirect re-pricing of stock options and stock appreciation rights is prohibited without shareholder approval. This prohibition applies both to re-pricings that involve lowering the exercise price of a stock option or SAR as well as re-pricings that are accomplished by canceling an existing award and replacing it with a lower-priced award.

•
No Liberal Share Accounting. Shares withheld for tax payments or to pay the exercise price and shares not issued or delivered as a result of the net settlement of an outstanding award will not be added back into the Plan reserve.

•	Compensation Committee Oversight. The Plan will be administered by our Compensation Committee which is comprised solely of non-employee, independent directors.

•
No Annual “Evergreen” Provision. The Plan provides a specific number of shares of our common stock available for awards and does not contain an annual or automatic increase in the number of available shares.

•
Performance-Based Compensation. The Plan is structured to permit awards to satisfy the performance-based compensation requirements of Section 162(m) of the Code so as to enhance deductibility of compensation provided under the Plan.

Administration of the Plan. The Plan is administered by a committee of the Board (the “Committee”). It consists of 2 or more “outside directors” who are also “non-employee directors” as required by Section 162(m) of the Code and Rule 16b-3. The Compensation Committee meets these requirements and the Board intends for the Compensation Committee to be the “Committee” under the Plan. The Committee has the power in its discretion to grant awards under the Plan, to determine the terms of such awards, to interpret the provisions of the Plan and to take action as it deems necessary or advisable for the administration of the Plan.

Number of Authorized Shares. The total number of shares authorized and available for issuance under the Plan is 1,500,000. Under the terms of the Plan, the maximum number of shares of full value stock awards (restricted stock and RSUs) that may be granted is 750,000.

In the event we have certain changes in our capitalization, such as stock dividends or stock splits, or we have a corporate transaction, such as a reorganization, separation or liquidation, merger, consolidation, or acquisition of property or stock, the Committee will adjust in an equitable manner the number, kind or class of shares reserved under the Plan and the individual and aggregate limits imposed on grants. The Board will make similar adjustments to shares underlying any grant previously made of restricted stock or RSUs and any related grant or forfeiture conditions and to shares related to previously granted options and the option price and to SARs and the SAR share value. If we assume awards or grant substitute awards in a corporate transaction for awards previously granted by another company we acquire (“Substitute Awards”), our Substitute Awards will not reduce the shares authorized for issuance under the Plan or any individual or aggregate annual limits.

Payment of the exercise price or applicable taxes made by delivery of shares to, or withholding of shares by, the Committee in satisfaction of a participant’s obligation, will not result in additional shares becoming available for subsequent awards under the Plan.

Termination and Amendment of the Plan. Unless earlier terminated by the Board or the Committee, the Plan will terminate three (3) years after the date it was approved by the shareholders of First Financial.

In addition, the Board or the Committee may, at any time and for any reason, suspend or terminate the Plan or from time to time amend the Plan, provided that any amendment to the Plan will be submitted to our shareholders for approval if such shareholder approval is required by any federal or state law or regulation or the rules of the Nasdaq (or any stock exchange on which the shares may then be listed or quoted). No amendment, modification, suspension or termination of the Plan shall have a materially adverse effect on any outstanding vested award, without the consent of the affected participant. Notwithstanding the preceding, no consent of any participant shall be needed if the Committee determines that such amendment, modification, or termination is necessary or advisable for us to comply with applicable law, regulation, rule or accounting standard. Even if the Plan is suspended or terminated, the Committee shall still retain authority to exercise powers given to it under the Plan with respect to awards granted under this Plan before the suspension or termination.

Eligibility and Participation. The Committee, in consultation with management, determines the employees and eligible to participate. An eligible employee is a selected employee of First Financial or a subsidiary whose performance, in the judgment of the Committee, is directly or indirectly responsible for, or contributes to, the management, growth and profitability of First Financial or a subsidiary.  As of December 31, 2008, we had approximately 1,127 employees.

Types of Awards under the Plan. The Plan authorizes the Committee to grant awards to participants in any of the following forms, subject to such terms, conditions, and provisions as the Committee may determine to be necessary or desirable:

•	stock options, either incentive stock options (“ISOs”) or nonqualified stock options (“NQSOs”);
•	stock appreciation rights (“SARs”);
•	restricted stock;
•	restricted stock units (“RSUs”); and
•	restricted stock, stock options, SARs, or RSUs with performance-based conditions to vesting or exercisability.

While the 1999 Plan only provided for the issuance of restricted stock and/or options, we believe the added features of the Plan will provide us with added flexibility to address the continually changing area of incentive compensation.  We currently do not have any present intention of utilizing RSUs or SARs.

Options and SARs

Stock options entitle the option holder to purchase shares at a price established by the Committee. Options may be either ISOs or NQSOs. SARs entitle the SAR holder to receive cash equal to the positive difference (if any) between the SAR share value and the fair market value of the shares on the exercise date. We currently award both ISOs and NQSOs to our employees. We do not currently have a practice of awarding SARs.

Exercise Price. The exercise price of an option or the share value of a SAR is the fair market value of the underlying shares on the date of grant. The Plan prohibits any repricing, replacement, re-grant or modification of stock options or SARs that would reduce the exercise price of the stock options or SARs without shareholder approval, other than in connection with a change in our capitalization or certain corporate transactions described above in “Number of Authorized Shares.”

Vesting/Expiration of Options. The Committee determines the terms under which options and SARs vest and become exercisable. The Committee’s current practice is to vest options equally over a four-year period. Option holders with vested options may generally exercise their options after termination of employment for reasons stated in the agreements, such as retirement, death or disability, or if termination occurs for certain reasons after a change in control. Any part of the option that has not been exercised by the end of the option term expires and is forfeited. Option terms may not exceed 10 years from the date of grant.

Special Limitations on ISOs. Incentive stock options (“ISOs”) are subject to certain additional restrictions imposed by the Code. For example:

•
If an ISO remains exercisable after termination of employment, it generally converts to a NQSO if not exercised within 3 months after termination or within 12 months if termination is because of the participant’s death or disability.

•	ISOs may be granted only to employees.

•
Options are not treated as ISOs to the extent the total fair market value of stock with respect to which ISOs are exercisable for the first time by any employee during any calendar year (under the Plan and all other plans we maintain) exceeds $100,000.

•
Shares acquired upon exercise of an ISO are generally not taxed to the employee when the option is first exercised. When those shares are later sold, the gain or loss is treated as long-term capital gain or long-term capital loss, unless the sale is considered a “disqualifying disposition.” More information about tax consequences related to ISOs is described below under the heading, “U.S. Federal Income Tax Consequences.”

Exercise of Options. An option holder may exercise an option by completing and delivering the applicable form to the record keeper as specified by the Committee. The option holder must state the number of shares for which the option is being exercised and must tender payment for the shares. The Committee may, in its discretion, accept cash, check or electronic funds transfer, previously acquired shares (valued at the fair market value on the date of exercise) and held for the period required by the Committee, or through a broker-facilitated cashless exercise program, or a combination of these payment methods.

Exercise of SARs. Upon exercise of a SAR, a participant will be entitled to receive cash or shares, or a combination of both, as specified in the award agreement, having an aggregate fair market value equal to the excess of (i) the fair market value of one share on the date of exercise, over (ii) the SAR share value, multiplied by the number of shares covered by the SAR or the number being exercised.

Termination of Options and SARs. Usually, options and SARs vest 100% on the 4th anniversary of the grant date. In the event that a participant’s employment with us and all of our subsidiaries terminates prior to the expiration of an option or SAR, the participant’s right to exercise vested options or a SARs shall be governed by the terms of the applicable award agreement for the option or SAR. Normally, if not vested, options and SARs expire on the participant’s termination of employment for any reason, but they may early vest in full if termination is by reason of the participant’s death, disability, or our change in control followed by termination of the participant without cause or termination by the participant for good reason as described in the award agreement. If we should issue any SARs, we would expect the terms that apply to option grants would also apply to SAR grants. All outstanding options and SARs expire on the 10th anniversary of their grant date.

Stock Awards and Performance Shares

Issuance. Stock awards, including restricted stock, RSUs, performance shares and performance units, may be issued either alone, in addition to, or in tandem with other awards granted under the Plan. Stock awards may be denominated in shares or units payable in shares (for example, performance vested restricted stock), and may be settled in cash, shares, or a combination of cash and shares. Restricted stock granted to participants may not be sold, transferred, pledged or otherwise encumbered or disposed of during the restricted period established by the Committee. The Committee may impose additional restrictions on a participant’s right to dispose of or to encumber restricted stock, including satisfaction of performance objectives.

Termination of Stock Awards. In the event a participant’s employment with us and all of our subsidiaries terminates prior to the vesting of a stock award, that award will be forfeited unless the terms of the award, as approved by the Committee at the time of grant, provide for accelerated vesting.

Qualifying Performance-Based Compensation

The Committee may specify that the grant, retention, vesting, or issuance of any award, (whether in the form of a stock option, SAR, restricted stock, RSU or a performance award) or the amount to be paid out under any award, will be subject to or based on performance objectives or other standards of financial performance and/or personal performance evaluations, whether or not established and administered in accordance with the requirements of Section 162(m) of the Code for awards intended to qualify as performance-based compensation. The Committee may reduce the number of shares issued or the amount paid under an award to the extent specified in the award agreement, on the basis of such further considerations as the Committee in its sole discretion shall determine.

Establishment of Performance Goals. At the beginning of each performance period the Committee will establish performance goals applicable to performance awards. To the extent that performance conditions under the Plan are applied to awards intended to qualify as performance-based compensation under Section 162(m), such performance goals will be objectively measurable and will be based upon the achievement of a specified percentage or level in one or more of the following criteria, subject to any objectively verifiable adjustment(s) permitted and pre-established by the Committee in accordance with Section 162(m) of the Code, as determined by the Committee in its sole discretion:

•	Return over capital costs or increases in return over capital costs.	•	Stock price or the growth in such price.
•	Net earnings or the growth in such earnings.	•	Return on assets or the growth on such return.
•	Earnings before interest and taxes or the growth in such earnings.	•	Cash return on assets.
•	Earnings before interest expense, taxes, depreciation, amortization and	•	Total shareholder return or the growth in such return.
	other non-cash items or the growth in such earnings.	•	Expenses or the reduction of expenses.
•	Consolidated net income or the growth in such income.	•	Revenue growth.
•	Market capitalization of our stock.	•	Efficiency ratio or the changes in such ratio.
•	Return on equity.	•	Economic value added or changes in such value added.
•	Return on tangible equity.	•	Operating leverage.
•	Cash return on equity.	•	Net interest margin.
•	Cash return on tangible equity.	•	Tier 1 capital.
•	Net income available to common shareholders.	•	Risk-adjusted net interest margin.
•	Book value per share.	•	Total risk-based capital ratio.
•	Pre-tax income or growth.	•	Tangible equity / tangible assets.
•	Operating EPS or growth	•	Tangible common equity / tangible assets.
	(excluding one-time, non-core items).	•	Tangible book value / share.
•	Cash EPS or growth.	•	Loan balances or growth.
•	Cash operating EPS or growth	•	Deposit balances or growth.
	(excluding one-time, non-core items).	•	Low cost deposit balances or growth.
		•	Such other financial performance measures deemed appropriate by the Committee.

Performance goals may be based on one or more business criteria, one or more of our business units or divisions, our subsidiaries or affiliates, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. Performance awards granted under the Plan may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee may determine, provided that, if the performance awards are intended to qualify as performance-based compensation under Section 162(m), such additional terms and conditions are also not inconsistent with Section 162(m).

Limited Transferability of Awards. Unless the Committee determines otherwise, awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, and during the participant’s lifetime, may be exercised only by the participant (or his personal representative or guardian if the participant is incapacitated).
Tax Withholding. The Committee may require payment, or withhold payments made pursuant to awards, to satisfy applicable withholding tax requirements.

Change in Control. The Plan provides that unvested awards accelerate and are vested upon a change in control as defined in the plan.

Rights as Shareholders

Until exercised, holders of options shall have no rights as a shareholder with respect to those options.  With respect to restricted shares, except as limited by the plan or award agreement, the grantee shall have all of the rights of a shareholder of the Corporation holding the class or series of common shares that is the subject of the restricted stock, including, if applicable, the right to vote the shares and, if granted by the Committee, the right to receive any cash dividends.  If so determined by the Board or the Committee in the applicable award agreement and provided that sufficient shares are available under the plan for such reinvestment, (1) cash dividends on the class or series of common shares that is the subject of the restricted stock award shall be automatically deferred and reinvested in additional restricted stock, held subject to the vesting of the underlying restricted stock and (2) dividends payable in common stock shall be paid in the form of restricted stock of the same class as the common stock with which such dividend was paid, held subject to the vesting of the underlying restricted stock.  Alternatively, the Board or Committee can determine to hold cash dividends on unvested stock in escrow until such restrictions are removed.  With respect to SARs or RSUs, grantees will have no rights as shareholders.

U.S. Federal Income Tax Consequences

Stock options. There are no federal income tax consequences to a participant or us upon the grant of an ISO or an NQSO under the Plan.

Upon exercise of an NQSO, the option holder generally recognizes ordinary income in an amount equal to: (i) the fair market value of the acquired shares on the date of exercise, reduced by (ii) the exercise price the participant pays for the shares received in the exercise. Provided we satisfy applicable reporting requirements, we are entitled to a tax deduction in the same amount as the participant includes as ordinary income.

An option retains its status as an ISO during the period the option holder is an employee and, if the ISO does not expire at termination, for three months after his termination of employment (with certain exceptions for death and disability), subject to the $100,000 limit. Upon the exercise of an ISO, an option holder generally recognizes no immediate taxable income. When the option holder sells shares acquired through the exercise of an ISO, the gain is treated as long-term capital gain (or the loss is a long-term capital loss) unless the sale is a “disqualifying disposition.” A “disqualifying disposition” occurs if the option holder sells shares acquired on exercise within two years from the grant date of the ISO or within one year from the date of exercise. On a disqualifying disposition, the option holder includes the gain realized on the sale of the shares as ordinary income (or ordinary loss). Gain (or loss) is determined by subtracting the exercise price paid from the larger of (i) the fair market value of the shares on the exercise date, or (ii) the amount realized by the option holder on the sale. The gain may constitute a tax preference item for computing the alternative minimum tax.

Generally, we will not be entitled to any tax deduction for the grant or exercise of an ISO. If, however, the sale of shares acquired through exercise of an ISO is a disqualifying disposition, then provided we satisfy applicable reporting requirements, we will be entitled to a deduction in the same amount the participant includes in income. The excess of the fair market value of the shares acquired upon exercise of an ISO over the exercise price therefore constitutes a tax preference item for purposes of computing the “alternative minimum tax.”

SARs. There are no federal income tax consequences to either a participant or us upon the grant of a SAR. However, the participant generally will recognize ordinary income upon the exercise of a SAR in an amount equal to the aggregate amount of cash and the fair market value of the shares received upon exercise. Provided we satisfy applicable reporting requirements, we will be entitled to a deduction equal to the amount included in the participant’s income.

Restricted Stock& RSUs. Except as otherwise provided below, there are no federal income tax consequences to either a participant or us upon the grant of restricted stock or an RSU. With respect to restricted stock, the participant recognizes ordinary income in an amount equal to the excess, if any, that the participant pays for the shares over the fair market value of the shares on the earlier of (i) the date of vesting; and (ii) the date the shares become transferable. Subject to Section 162(m) of the Code, and provided we satisfy applicable reporting requirements, we will be entitled to a corresponding deduction. Notwithstanding the above, a recipient of a restricted stock grant that is subject to a substantial risk of forfeiture may make an election under Section 83(b) of the Code, within 30 days after the date of the grant, to recognize ordinary income as of the date of grant and we will be entitled to a corresponding deduction at that time.

When an RSU is settled, the participant will recognize ordinary income in an amount equal to the fair market value of the shares received or, if the RSU is paid in cash, the amount paid. If the Committee allows deferrals of RSUs, the participant’s tax on the RSU will be postponed until the participant receives the stock or cash. No deferral will be allowed if the Committee determines it will result in additional income tax under Section 409A. The terms of any such deferral will be determined in accordance with and under the terms of the deferral plan.

Performance Awards. There are no federal income tax consequences to a participant or us upon the grant of qualifying performance-based compensation awards. Participants will generally recognize taxable income upon the payment of an award, and subject to Section 162(m), we generally will be entitled to a deduction equal to the amount includible in the participant’s income.

Golden Parachute Payments. Awards that are granted, accelerated or enhanced upon the occurrence of, or in anticipation of, a change in control may give rise, in whole or in part, to “excess parachute payments” under Section 280G and Section 4999 of the Code. With respect to any excess parachute payment, the participant would be subject to a 20% excise tax on, and we would be denied a deduction for the “excess” amount.

Section 162(m). Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers (generally, our NEOs) to the extent such compensation exceeds $1 million per officer in any year. Certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation” that complies with conditions imposed by Section 162(m) rules, provided the material terms of such performance goals are disclosed to and approved by shareholders, as we have asked shareholders to do at the 2009 Annual Meeting (for example, see “Qualifying Performance-Based Compensation” above). Stock options, SARs and performance awards granted under the Plan and described above are intended to constitute qualified performance-based compensation eligible for such exceptions.

ESSA and ARRA. We have contractually agreed to abide by a provision of EESA and Treasury Department regulations which limits our tax deduction for compensation paid to the NEOs to $500,000 annually. This provision of EESA amended the Code by adding Section 162(m)(5). Section 162(m)(5) imposes a $500,000 deduction limit. In addition, prior to the amendment, certain performance based compensation paid under shareholder approved plans did not count toward such limit. EESA and Section 162(m)(5) eliminate that exclusion for us.

409A. We intend, that, to the extent any provisions of the Plan or any awards granted under the Plan are subject to Section 409A (which relates to nonqualified deferred compensation) of the Code, they will be interpreted and administered in good faith in accordance with Section 409A requirements and that the Committee will have the authority to amend any outstanding awards so that they are in compliance with Section 409A or qualify for an exemption from Section 409A.

New Plan Awards

No awards have been made under the Plan.

Board Recommendation

The Board unanimously recommends that you vote FOR approval of the 2009 Employee Stock Plan.

PROPOSAL 3 – APPROVAL OF THE 2009 NON-EMPLOYEE DIRECTOR STOCK PLAN (Item 3 on Proxy Card)

On April 26, 2009, the 1999 Amended and Restated Non-Employee Directors Stock Plan (the “1999 Director Stock Plan”) will expire. No further awards can be granted under the 1999 Director Stock Plan after April 26, 2009 as it expires by its terms. The 1999 Director Stock Plan will remain in effect with respect to awards already granted under the plan until such awards have been exercised, forfeited, canceled, have vested, expired or otherwise terminated in accordance with the terms of such grants.   As of April 15, 2009, approximately 426,024 shares remained available for grant under the 1999 Director Stock Plan.  We have no intention at this time to grant any additional awards under the 1999 Director Stock Plan prior to its termination.

The Board believes that it is in the best interests of the Company and its shareholders to continue the general policies of the 1999 Director Stock Plan by adopting the 2009 Director Stock Plan. The Board has voted unanimously to submit the 2009 Director Stock Plan for shareholder approval. We are asking for shareholder approval so that we will be able to grant stock options and/or restricted stock awards to the directors of the Company who are not also employees of the Company (the “Non-Employee Directors”) under the 2009 Director Stock Plan.   Unlike the 1999 Director Plan which provided for non-discretionary grants, the 2009 Director Stock Plan provides the Board the ability to adjust the type of awards (restricted stock, stock options, or a combination thereof) to reflect best practices.

Below is a summary of the material features of the 2009 Director Stock Plan and its operation. This summary does not purport to be a complete description of all of the provisions of the 2009 Director Stock Plan. It is qualified in its entirety by reference to the full text of the plan, a copy of which is attached hereto as Appendix B and incorporated by reference to this proposal.

The summary of the 2009 Director Stock Plan that follows does not purport to be complete and is qualified in its entirety by reference to the full text of the 2009 Director Stock Plan, a copy of which is attached hereto as Appendix B and is incorporated by reference into this proposal:

Purpose of the Plan
The purpose of the 2009 Director Stock Plan is to promote the long-term success of the Company and its subsidiaries by creating a long-term mutuality of interests between the Non-Employee Directors and our shareholders through the granting of stock options and/or restricted stock awards, to provide an additional inducement for the Non-Employee Directors to remain with the Company, and to provide a means through which we may attract qualified persons to serve as Non-Employee Directors.

Administration of the 2009 Director Stock Plan
The 2009 Director Stock Plan will be administered by the Board, which may delegate its powers under the 2009 Director Stock Plan to a committee. The committee, if so appointed, would consist of two or more directors who are “outside directors” and “non-employee” directors.   We expect the Compensation Committee of the Board of Directors to administer the plan.  The Non-Employee Directors to whom stock options and restricted stock awards are granted, the timing of grants, the number of shares subject to any stock option and restricted stock award, the exercise price of any stock option, the periods during which any stock option may be exercised and restricted stock awards shall vest, and the term of any stock option shall be as provided in the 2009 Director Stock Plan unless provided for otherwise by the Board pursuant to the terms of the plan.

Shares Subject to the 2009 Director Stock Plan
The 2009 Director Stock Plan authorizes the issuance of either stock options or restricted stock awards for up to 75,000 shares of Common Shares. Shares issuable under the 2009 Director Stock Plan as restricted stock awards or stock options may be authorized and unissued or shares previously issued that we have reacquired. Any shares subject to grants under the 2009 Director Stock Plan which expire or are terminated, forfeited, or canceled without having been exercised or vested in full, shall be available for new grants.  We have not granted any awards under the 2009 Director Stock Plan.

Eligibility
Stock options and restricted stock awards may be granted under the 2009 Director Stock Plan to the non-employee directors of the Company. There are currently nine (9) non-employee directors.

Terms and Conditions of Awards
Types of Awards. The Plan provides for the issuance of stock options and/or restricted shares.

Since 2006, each newly or re-elected non-employee director elected to a three-year term is granted restricted shares having an aggregate fair market value of $60,000 (determined without regard to restrictions).  The $60,000 figure is based on the analysis of Compensation Committee and its independent consultant of the approximate equivalent value of the previous stock option awards (prior to 2006, newly or re-elected non-employee directors received stock options to purchase 8,663 Common Shares).  The number of restricted shares to be granted would be determined by dividing $60,000 by the fair market value (as defined in the plan) of the Corporation’s Common Shares on the date of grant.  It is the intent of the Committee to continue such grants, however, the type and terms of grants are left to the discretion of the Compensation Committee.

Exercise Price. With respect to any option issued under the plan, the price for shares issued upon exercise of stock options will be 100% of the fair market value of the shares on the date the option is granted.

Form of Consideration Upon Exercise of Options. The option price for each stock option will be payable in cash (including by check, bank draft or money order) or by other shares of our Common Shares.

Term. Generally, stock options and/or restricted shares will vest equally over a three-year period, or earlier if the Non-Employee Director ceases to be a director for any reason other than for cause, and will expire no more than ten years from the date of grant. If the Non-Employee Director is removed from office for cause, he or she shall forfeit all unvested awards on the date of removal.

Other Provisions. The stock option agreement or restricted stock agreement for each grant of stock options or restricted stock award may contain other terms, provisions, and conditions not inconsistent with the 2009 Director Stock Plan, as may be determined by the Board.

Rights as Shareholders

Until exercised, holders of options shall have no rights as a shareholder with respect to those options.  With respect to restricted shares, except as limited by the plan or award agreement, the grantee shall have all of the rights of a shareholder of the Corporation holding the class or series of common shares that is the subject of the restricted stock, including, if applicable, the right to vote the shares and, if granted by the Committee, the right to receive any cash dividends.  If so determined by the Board or the Committee in the applicable award agreement and provided that sufficient shares are available under the plan for such reinvestment, (1) cash dividends on the class or series of common shares that is the subject of the restricted stock award shall be automatically deferred and reinvested in additional restricted stock, held subject to the vesting of the underlying restricted stock and (2) dividends payable in common stock shall be paid in the form of restricted stock of the same class as the common stock with which such dividend was paid, held subject to the vesting of the underlying restricted stock.  Alternatively, the Board or Committee can determine to hold cash dividends on unvested stock in escrow until such restrictions are removed.

Adjustments
The number of shares available under the 2009 Director Stock Plan, the number of shares to be granted for each stock option or restricted stock award, and the number of shares subject to outstanding stock options or restricted stock awards will be adjusted to reflect any stock split, stock dividend or other event generally affecting the number of shares of Common Shares. If a merger, consolidation or other business reorganization occurs and the Company is not the surviving entity, the vesting of outstanding stock options and restricted stock awards will automatically accelerate and the stock options and restricted stock awards will become fully exercisable.

Limits on Transferability
If a grantee ceases to be a director because of removal for cause, all unvested grants shall be forfeited.  Unless provided for otherwise in an agreement, if a grantee ceases to be a director for other than death, disability or retirement, all unvested awards shall be forfeited.  In the event of a director’s death, disability or retirement while still a director, unvested awards shall become fully vested.

Acceleration of Awards in the Event of a Change In Control
If a grantee ceases to be a director of the company within 12 months of a change in control as defined in the plan, all unvested awards shall become fully vested.

Amendment and Termination
The Board may not materially alter the 2009 Director Stock Plan without shareholder approval, including any alterations to increase the benefits accrued to participants under the 2009 Director Stock Plan, to increase the amount of Common Shares which may be issued under the 2009 Director Stock Plan, to modify the requirements for participation under the 2009 Director Stock Plan, or to include provisions in the 2009 Director Stock Plan to allow the Board to lapse or waive restrictions contained in the 2009 Director Stock Plan at its discretion. The Board may otherwise modify, amend, or terminate the 2009 Director Stock Plan in any respect; except that if at any time the approval of the shareholders of the Company is required the Board may not effect the modification, amendment, or termination without shareholder approval. No amendment, alteration, suspension, or termination of the 2009 Director Stock Plan shall impair the rights of any participant, unless mutually agreed in writing.  Unless earlier terminated by the Board, the Plan will terminate three (3) years after the date it was approved by the shareholders of First Financial.

Federal Income Tax Consequences
The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations, and policies affecting the Company and recipients of awards under the 2009 Director Stock Plan. Any descriptions of the provisions of any law, regulation, or policy are qualified in their entirety by reference to the particular law, regulation, or policy. Any change in applicable law or regulation or the policies of various taxing authorities may have a significant effect on this summary.

A participant who receives non-statutory stock options will not recognize taxable income for federal income tax purposes at the time a non-statutory stock option is granted. However, the participant will recognize compensation taxable as ordinary income at the time of exercise for all shares that are not subject to a substantial risk of forfeiture. The amount of such compensation will be the difference between the option price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is deemed to have recognized compensation income with respect to shares received upon the exercise of the non-statutory stock options. The participant’s basis in the shares will be adjusted by adding the amount so recognized as compensation to the purchase price paid by the participant for the shares. The participant will recognize gain or loss when he or she disposes of shares obtained upon exercise of a non-statutory stock option in an amount equal to the difference between the selling price and the participant’s tax basis in such shares. Such gain or loss will be treated as long-term or short-term capital gain or loss, depending upon the holding period.

A participant who receives restricted stock awards under the 2009 Director Stock Plan will not recognize taxable income for federal income tax purposes when the restricted stock award is granted. Once the award is vested and the shares are distributed, the participant will generally be required to include in ordinary income for the taxable year in which the vesting date occurs an amount equal to the fair market value of the shares on the vesting date. We will generally be allowed to claim a deduction for compensation expense in a like amount.

In the event dividends are paid on unvested restricted share awards, such dividends will be taxed as ordinary income.

The preceding statements are intended to summarize the general principles of current federal income tax law applicable to awards under the 2009 Director Stock Plan. State and local tax consequences may also be significant.

Awards Under the 2009 Director Stock Plan

No awards have been made under the 2009 Director Stock Plan.

Board Recommendation

The Board unanimously recommends that you vote FOR approval of the 2009 Non-Employee Director Stock Plan.

PROPOSAL NO. 4 - AMENDMENT OF THE ARTICLES OF INCORPORATION
TO INCREASE AUTHORIZED PREFERRED SHARES
(Item 4 on Proxy Card)

General

Article FOURTH of our Articles of Incorporation (“Articles”) currently provides that the Board may designate and issue up to 80,000 preferred shares, no par value (“Preferred Stock”), pursuant to the terms of any capital purchase program(s) authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”) implemented by the United States Department of the Treasury (the “Treasury”).  On December 23, 2008, as part of the TARP Capital Purchase Program, the Corporation issued and sold to Treasury 80,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”).  Accordingly, no additional authorized shares of Preferred Stock are available for future issuance by the Corporation.

The proposed amendment to Article FOURTH (the “Proposed Amendment”) would increase the authorized number of shares of Preferred Stock from 80,000 shares to 8,000,000 shares, and further permit the Company’s Board the flexibility to determine the designations, terms, relative rights, preferences, privileges and limitations of the Preferred Stock without the restriction that such issuance occur pursuant to the terms of any capital purchase program authorized by the EESA.  The newly authorized shares of Preferred Stock would be “blank check” Preferred Stock, referring to the creation and issuance of preferred shares which is authorized in advance by the shareholders and the rights, preferences and privileges of which are determined by the Board without further shareholder approval.  In general, the newly authorized shares of Preferred Stock would not affect the rights of the holders of currently outstanding Common Stock and Series A Preferred Stock, and any issuance of newly authorized shares of Preferred Stock would be subject to the terms and restrictions of our existing Series A Preferred Stock.

A copy of the Proposed Amendment, which includes the text of Article FOURTH as it is proposed to be amended, is attached as Appendix C to this Proxy Statement and incorporated by reference to this proposal. If the Proposed Amendment is approved by shareholders, the Proposed Amendment will become effective upon filing with the Ohio Secretary of State, which we intend to do promptly following such approval.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the Proposed Amendment.

Reasons for the Proposed Amendment

The Proposed Amendment to Article FOURTH would provide us with additional flexibility to create one or more future series of shares of Preferred Stock.  First Financial currently has no remaining authorized shares of Preferred Stock available for issuance, and the current terms of the Preferred Stock restrict issuances for only EESA authorized capital purchase programs.  Furthermore, we could use the proceeds from any issuance to redeem the Senior Preferred Stock issued to Treasury.

The authorization of “blank check” Preferred Stock would permit the Board to issue Preferred Stock without shareholder approval or delay, thereby providing us with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes, separate and apart from any government sponsored capital purchase program.  Recent challenges experienced as a result of turbulence in the financial markets make it necessary for financial institutions not only to preserve existing capital, but also be able to supplement such capital as a protection against further economic difficulties.   While there are various actions that we could take to increase capital, including issuing and selling new shares of common stock, trust preferred securities or subordinated debt, recent unfavorable conditions in the capital markets generally have made it more difficult for financial institutions to increase their capital through sales of common stock and trust preferred securities, and the issuance of subordinated debt would not be an effective method of increasing capital as compared to the issuance of new preferred equity securities.  Preferred Stock would enable us to respond promptly to, and take advantage of, market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special meeting of shareholders to approve a contemplated issuance of such shares, including, but not limited to, redeeming the Treasury’s Senior Preferred Stock should market circumstances warrant such. The Board believes that this will also help to reduce costs because it will not have to seek additional shareholder approval to issue Preferred Stock.

The failure to approve the Proposed Amendment could limit us in connection with future capital raising transactions or other strategic transactions if such transactions require us to issue Preferred Stock.  In such cases, we may lose opportunities due to the time delay and uncertainty of needing to hold a special meeting of shareholders in order to proceed with such transactions.

Effect of the Proposed Amendment

The Proposed Amendment would:

•	authorize us to issue up to 8,000,000 shares of Preferred Stock; and

•
subject to the Ohio Revised Code and the other provisions of the Articles (including the terms of the existing Series A Preferred Stock), authorize the Board to issue newly authorized Preferred Stock from time to time in the future, to create separate series of Preferred Stock within the new class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the Preferred Stock, or of shares within each series of Preferred Stock, at the time of issuance, all by resolution and without any further shareholder approval.

If the Proposed Amendment is approved, then, in general, any Preferred Stock issued would likely have certain preferences over, or special terms that differ from, outstanding common stock.  Among other things, those preferences and special terms might include:

•	the right to receive dividends (which may be cumulative or noncumulative) at a stated rate before any dividend could be paid on our common stock;

•	the right to receive a stated distribution upon any liquidation of the Corporation before any distribution could be made to holders of our common stock;

•	if they are voting shares, special voting rights, including rights to vote as a separate group or class in matters submitted for a vote of our shareholders;

•	terms providing for the conversion of Preferred Stock into our common stock, either automatically or at the option of the holders of such stock, at specified rates; and

•
Terms providing for the redemption of shares, either at our option or at the option of holders of the shares, or both, or upon the happening of a specified event, and, if the shares are redeemable, the redemption prices and the conditions and times upon which redemption may take place.

Issuing shares of Preferred Stock with voting rights would dilute the relative voting power of the current holders of common stock.  The then current shareholders would not have preemptive rights to acquire any additional shares of capital stock issued by the Corporation and would have no right to purchase a proportionate share, or any portion, of any share of Preferred Stock issued.

If the Proposed Amendment is approved by the shareholders, Preferred Stock could be issued in the future from time to time, in one or more series, in a variety of types of transactions, including without limitation public offerings or private sales of shares to increase our capital or as consideration for acquisitions.  At the time each series of Preferred Stock is established, the Board would determine the number of shares in that series and the terms, relative rights, preferences and limitations of shares within that series, which could differ materially from other series.

Limitations on any Issuances

As long as the Senior Preferred Stock issued to the Treasury remains outstanding, any preferred shares must be junior to the Senior Preferred Stock.

Anti-Takeover Effects of the Proposed Amendment

The purpose of the Proposed Amendment is to provide the Board with an additional option for expanding our options to raise capital, not to establish any barriers to a change of control or acquisition of the Company.  However, the Board’s authority to issue Preferred Stock and to determine the terms and preferences of each series of Preferred Stock could be used for that purpose or have that effect.  For example, the issuance to a group that is friendly to the Company’s management of shares of a series of Preferred Stock having special voting rights, or certain other preferential terms, could give that group effective control over the election of directors and could deter or discourage efforts by another group or company to acquire control of the Corporation, even if other shareholders favored a change of control.  The Proposed Amendment is not being recommended in response to any specific effort of which we are aware to obtain control of the Corporation, nor does the Board have any present intent to use the Preferred Stock to impede a takeover attempt.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation and Ohio Law

Our Articles contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our directors. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our directors.

Classification of Board of Directors. Our Articles provide for a classified Board, to which approximately one-third of our Board of Directors is elected each year at our annual meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. The classification of our Board of Directors has the effect of making it more difficult for shareholders to change the composition of our Board of Directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our Board of Directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of our shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of our Board of Directors would be beneficial to us and our shareholders and whether or not a majority of our shareholders believe that such a change would be desirable.

The classification of our Board of Directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. The classification of our Board of Directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of our Board of Directors may discourage accumulations of large blocks of our shares by purchasers whose objective is to take control of us and remove a majority of our Board of Directors, the classification of our Board of Directors could tend to reduce the likelihood of fluctuations in the market price of our common shares that might result from accumulations of large blocks of our common shares for such a purpose. Accordingly, our shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

We believe that the power of our Board of Directors to issue additional authorized but unissued common shares of ours without further action by our shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Our Board of Directors could authorize and issue a class or series of shares that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common shares or that our shareholders otherwise consider to be in their best interest.

Other Limitations on Change in Control. In addition to the classification of the Board of Directors as discussed above, the following provisions of the Articles and Ohio law might have the effect of delaying, deferring or preventing a change in control of us and would operate only with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of assets or liquidation involving the Company and certain persons described below.

The Ohio General Corporation Law provides that the approval of two-thirds of the voting power of a corporation is required to effect mergers and similar transactions, to adopt amendments to the articles of incorporation of a corporation and to take certain other significant actions. Although under Ohio law the articles of incorporation of a corporation may permit such actions to be taken by a vote that is less than two-thirds (but not less than a majority), the Articles do not contain such a provision. The two-thirds voting requirement tends to make approval of such matters, including further amendments to the Articles, relatively difficult, and a vote of the holders of in excess of one-third of our outstanding common shares would be sufficient to prevent implementation of any of the corporate actions mentioned above.

Ohio, the state of our incorporation, has enacted Section 1701.831, a “control share acquisition” statute. The control share acquisition statute basically provides that any person acquiring shares of an “issuing public corporation” (which definition we meet) in any of the following three ownership ranges must seek and obtain shareholder approval of the acquisition transaction that first puts such ownership within each such range: (i) more than 20% but less than 33 1/3%; (ii) 33 1/3% but not more than 50%; and (iii) more than 50%.

The purpose of the control share acquisition statute is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover. The provisions of the control share acquisition statute grant to our shareholders the assurance that they will have adequate time to evaluate the proposal of the acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person’s purchase program to go forward in the same manner and with the same proxy information that would be available to them if a proposed merger of the Company were before them and, most importantly, that the interests of all shareholders will be taken into account in connection with such vote and the probability will be increased that they will be treated equally regarding the price to be offered for their common shares if the implementation of the proposal is approved.

The control share acquisition statute applies not only to traditional offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the control share acquisition statute could render approval of any control share acquisition difficult in that the transaction must be authorized at a special meeting of shareholders, at which a quorum is present, by the affirmative vote of the majority of the voting power represented and by a majority of the portion of such voting power excluding interested shares. Any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers which some shareholders might find financially attractive. On the other hand, the need on the part of the acquiring person to convince our shareholders of the value and validity of the offer may cause such offer to be more financially attractive in order to gain shareholder approval.

Ohio has also enacted Chapter 1704, a “merger moratorium” statute. The merger moratorium statute provides that, unless a corporation’s articles of incorporation or regulations otherwise provide, an “issuing public corporation” (which definition we meet) may not engage in a “Chapter 1704 transaction” for three years following the date on which a person acquires more than 10% of the voting power in the election of directors of the issuing corporation, unless the Chapter 1704 transaction is approved by the corporation’s Board of Directors prior to such voting power acquisition. A person who acquires such voting power is an “interested shareholder”, and “Chapter 1704 transactions” involve a broad range of transactions, including mergers, consolidations, combinations, liquidations, recapitalizations and other transactions between an issuing public corporation and an interested shareholder if such transactions involve 5% of the assets or shares of the issuing public corporation or 10% of its earning power. After the initial three year moratorium, Chapter 1704 prohibits such transactions absent approval by disinterested shareholders or the transaction meeting certain statutorily defined fair price provisions. One significant effect of Chapter 1704 is to encourage a person to negotiate with the Board of Directors of a corporation prior to becoming an interested shareholder.

Ohio also has enacted Ohio Revised Code Section 1707.043, which provides that a person who announces a control bid must disgorge profits realized by that person upon the sale of any equity securities within 18 months of the announcement.

In addition, Section 1701.59 of the Ohio Revised Code provides that, in determining what a director reasonably believes to be in the best interests of the corporation, such director may consider, in addition to the interests of the corporation’s shareholders, any of the interests of the corporation’s employees, suppliers, creditors and customers, the economy of the State of Ohio and the United States, community and societal considerations and the long-term as well as the short-term interests in the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

The overall effect of these statutes may be to render more difficult or discourage the removal of incumbent management or the assumption of effective control by other persons.

Required Vote for Approval

The affirmative vote of the holders of shares of Common Stock entitling them to exercise two-thirds of the voting power of such shares is necessary to adopt the Proposed Amendment. Proxies will be voted in favor of the Proposed Amendment unless otherwise instructed by you.  Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as votes cast against the Proposed Amendment.

Effectiveness of the Proposed Amendment

If shareholders approve the Proposed Amendment, we will file an amendment to the Articles with the Ohio Secretary of State as soon as practicable following the Annual Meeting. The Proposed Amendment would become effective at the time of filing.

PROPOSAL 5 - ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
(Item 5 on Proxy Card)

On February 17, 2009, ARRA was enacted, rewriting a portion of the EESA and imposing several new or revised requirements and restrictions on the compensation arrangements of all financial institutions that have received or that will receive TARP CPP funds.  One such requirement mandates that First Financial, as a recipient of TARP CPP funds, permit a non-binding shareholder vote to approve the compensation of its executive officers, as described in the Compensation Discussion and Analysis (“CD&A”), the compensation tables and the related material in this proxy statement, during the time period during which any of First Financial’s obligations under TARP CPP (excluding the stock warrants) remain outstanding.

This proposal, commonly known as a “say-on-pay” proposal, gives First Financial’s shareholders the opportunity to endorse or not endorse First Financial’s executive compensation program through the following resolution:

“Resolved, that the shareholders approve the compensation of First Financial’s executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables and any related material) in this Proxy Statement.”

We encourage you to close review our CD&A and the tabular disclosure which follows it.  We organized the CD&A to discuss each element of compensation beginning with direct, base salary, short-term performance based incentives, long-term stock-based, and non-performance based benefits.  In that section, we also discuss our policies and other factors, such as financial and regulatory constraints, which affect our decisions or those of the Compensation Committee.

Generally, in this Proxy Statement we are required to disclose information for our 5 most highly-compensated officers for the past 3 years. Therefore, most of our tabular disclosure is backwards-looking. When possible, we have discussed our plans for changes to compensation practices for the current year. Importantly, recent legislation and new regulations will greatly affect our compensation practices going forward. We discuss these in the CD&A section under the captions, “Effect of the Emergency Economic Stabilization Act of 2008,” “Effect of Treasury Department Guidelines Announced February 4, 2009,” and “Effect of the America Reinvestment and Recovery Act of 2009” which appears elsewhere in this Proxy Statement. These laws apply to us because we sold preferred stock to the Treasury in the fourth quarter of 2008 under its CPP. Unfortunately, key details of these new laws will be determined only after the Treasury and the SEC issue new regulations. As a result, we cannot reliably predict what changes we will be required to make to our compensation programs. In the CD&A section, we have attempted to discuss these as best we could. We will fully comply with all applicable requirements as soon as the details of such requirements are known by us.

Because this vote is advisory, it will not be binding upon the Board.  Moreover, this vote will not be construed as overruling a decision by the Board, creating or implying any additional fiduciary duty by the Board, or restricting or limiting the ability of First Financial’s shareholders to make proposals for inclusion in proxy materials related to executive compensation.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

As further discussed in the CD&A, the Board believes that its compensation program is aligned with the long-term interests of First Financial’s shareholders and is based on a pay-for-performance philosophy.  Furthermore, although 2008 was a challenging year for us and the entire financial services industry, our overall performance across a number of performance metrics was at the median or the top quartile of our Peer Group performance.

The Board unanimously recommends a vote “FOR” approval of the compensation of First Financial’s executive officers.

PROPOSAL 6 – RATIFICATION OF THE APPOINTMENT OF AUDITORS
(Item 6 on Proxy Card)

The Audit and Risk Management Committee of the board has appointed Ernst & Young LLP as First Financial’s auditors for the year 2009 and, in accordance with established policy, that appointment is being submitted to shareholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered in connection with the auditors’ appointment for 2010.

Ernst & Young were the Corporation’s auditors for the year ended December 31, 2008, and a representative of the firm is expected to attend the meeting, respond to appropriate questions and, if the representative desires, which is not now anticipated, make a statement.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young as the Corporation’s independent registered accounting firm for the fiscal year ended December 31, 2009.

PROPOSAL 7 - SHAREHOLDER PROPOSAL
(Item 7 on Proxy Card)

Gerald R. Armstrong of 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2017, owner of 504.1223 shares of the Company’s common stock, has notified us that he intends to present the following proposal and related supporting statement at the annual meeting:

RESOLUTION

That the shareholders of  FIRST FINANCIAL BANCORP, request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually.  The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation.  Currently, our board of directors is divided into three classes with each class serving three-year terms.  Because of this structure, shareholders may only vote for one-third of the directors each year.  This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc., CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at C H Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., Chesapeake Energy Corp. upon presentation of a similar resolution by the proponent during 2008.  The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania's Wharton School titled "Corporate Governance and Equity Prices" (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance.  The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interest of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.  In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote "FOR" this proposal.

Your Board of Directors’ Recommendation

Your Board unanimously recommends that you vote “AGAINST” this proposal.

Opposition Statement

The Corporate Governance and Nominating Committee regularly evaluates our corporate governance principles to ensure that such principles, including the classified election of directors, remains in the best interests of First Financial and its shareholders. In connection with its review of this shareholder proposal, the committee considered the current industry environment, the history of the classified board structure and arguments for and against maintaining a classified board.  In addition, the committee seriously considered whether, in light of the current trends in corporate governance, First Financial should move away from a classified board.  After careful consideration, the committee concluded retaining the classification of the Board remains in the best interest of the company and its shareholders and recommended to the Board that the classification structure should be maintained. Based on the Committee’s conclusion and recommendation, the Board has determined that the classification of the directors remains in the best interest of First Financial and its shareholders, and that no action should be taken at the present time. The Board opposes and unanimously recommends a vote against the proposal for the following reasons:

Continuity and Stability.  The classification of directors helps maintain continuity and stability for the work of the Board, and ensures that at all times a significant portion of the Board will have prior experience as directors.  The continuity and stability that results from a classified Board structure facilitates long-term strategic planning, which is critical to the future success of your company and helps create long-term value for its shareholders. A longer term for directors should result in directors with the experience and in-depth knowledge required to best perform their duties, particularly in the context of our operation as a financial institution in these difficult economic times.  The potential for abrupt changes in the composition of the entire Board through the annual election of directors in such uncertain times would hinder the ability of your board of directors to consider any and all alternatives to enhance the long-term value of your company.

Accountability.  Directors elected to a classified Board are not less accountable to you than they would be if all directors were elected annually.  Our directors are required to uphold their fiduciary duties to you and the Company regardless of the length of their term.  It is the manner in which directors fulfill their duties and responsibilities, not the frequency of their election, which drives effective corporate governance and protects your interests.  Furthermore, shareholders have a variety of tools at their disposal to ensure the directors, even directors who are elected on a classified basis, are accountable to shareholders.  These tools include withholding votes for directors who are standing for election, voting against directors standing for election, publicity campaigns and meeting with directors to express shareholder concerns.  Shareholders have successfully used these accountability tools with a number of companies.

Independence.  Electing directors to three-year, not one-year, terms can enhance the independence of non-management directors.  The longer term provides non-management directors with insulation from pressure from management or special interest groups, who may have an agenda contrary to the long-term interests of all shareholders.

Value Protection.  The fact that most of the Board has tenure for more than a year could encourage persons who may be seeking to acquire us to initiate such action through negotiations with the Board.  A classified Board helps ensure that the Board will have sufficient time to evaluate proposals, consider alternatives and act in the best interest of First Financial and its shareholders.  A classified Board enhances the ability to negotiate favorable terms with the proponent of an unfriendly or unsolicited proposal and does not preclude takeover efforts. In quoting an excerpt from the abstract of a recent study:

This paper considers the relation between board classification, takeover activity, and transaction outcomes for a panel of firms between 1990 and 2002. Target board classification does not change the likelihood that a firm, once targeted, is ultimately acquired. Moreover, shareholders of targets with a classified board realize bid returns that are equivalent to those of targets with a single class of directors, but receive a higher proportion of total bid surplus. Board classification does reduce the likelihood of receiving a takeover bid[;] however, the economic effect of bid deterrence on the value of the firm is quite small. Overall, the evidence is inconsistent with the conventional wisdom that board classification is an anti-takeover device that facilitates managerial entrenchment.[1]

1 Bates, Becher & Lemmon, Board Classification and Managerial Entrenchment:  Evidence from the Market for Corporate Control (April 2007).

Director Commitment – Long Term View.  A classified Board strengthens our ability to recruit high quality directors who are willing to make a significant commitment to First Financial and its shareholders for the long term.  We believe it is important that directors have the commitment to serve for an appropriate term given the time required to properly understand our operations and the regulatory framework under which it operates.  We have implemented stock ownership guidelines to encourage our directors to have an interest in our company as a shareholder.  We do not believe one-year terms reflect such long-term interest and would make our ownership guidelines meaningless.  Furthermore, experienced directors who are knowledgeable about our business are better positioned to make decisions that are in the best interests of First Financial and its shareholders.  The Board believes that the shareholder proposal does not appropriately focus on the long term well being of the company and its shareholders or the success of your company.   Taking actions that will result in short term profits to the long-term detriment of a company has never been so apparent than with the current economic crisis.  By focusing on the long-term interests of shareholders, you company has been able to position itself for long-term success.

Corporate Governance.  We agree with the assertion of the proponent that that companies with strong corporate governance cultures tend to provide superior results over the long term.  However, we do not agree that there is a proven correlation between having unwanted corporate governance measures forced on a company, and the company achieving superior performance.   Additionally, corporate governance measures are not one size fits all.  The Board is committed to corporate governance practices that will benefit our shareholders and regularly examines these practices in light of the changing environment.

Impact of the Proposal.  The current classified board provision has been in the articles of incorporation and regulations of First Financial since its inception in 1983.  The classified board, including its benefits, risks and implications were expressly disclosed to our shareholders as part of the reorganization transaction pursuant to which First Financial became a holding company for our bank.  Furthermore, approval of the proposal would not in itself declassify the Board.  Approval of the proposal would only serve as a request that the Board take steps necessary to end the staggered system of election.  Declassifying the Board would require an amendment to the Company’s articles of incorporation and regulations.  The articles of incorporation include a supermajority provision to remove this and other provisions. Accordingly, elimination of a classified board would require not only the support of a majority of the board, but also the affirmative vote of the holders of at least two-thirds of the Company’s outstanding shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.

PROPOSAL NO. 8 - ADJOURNMENTS OR POSTPONEMENTS OF THE ANNUAL MEETING
(Item 8 on Proxy Card)

A proposal will be submitted to shareholders at the annual meeting to approve the adjournment or postponement of such meeting, if necessary, to solicit additional proxies in the event (a) there are not sufficient votes at the time of the meeting to adopt Proposals Nos. 1, 2, 3, 4, 5, or 6 or (b) a quorum is not present at the time of the meeting. Any adjournment or postponement of the meeting may be made without notice, other than by an announcement made at the meeting. Any adjournment or postponement of the meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Your Board of Directors unanimously recommends that you vote “FOR” proposal No. 8.

CORPORATE GOVERNANCE

General

The business and affairs of the Corporation are managed under the direction of the Board of Directors.  Members of the Board are kept informed through discussions with the President and the Corporation’s other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.  All members of the Board also served as directors of the Corporation’s subsidiary bank, First Financial Bank, N.A. during 2008.

Director Independence

The Board of Directors has determined that nine of its current 10 members are independent directors as that term is defined under the rules of the Nasdaq Stock Market (the “Nasdaq”).  The independent directors are J. Wickliffe Ach, Donald M. Cisle, Sr., Mark A. Collar, Corinne R. Finnerty, William J. Kramer, Murph Knapke, Susan L. Knust, Richard E. Olszewski, and Barry S. Porter.   Claude E. Davis is not independent because he is the president and chief executive officer of the Corporation.

To assist it in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with the Corporation and its affiliates fall within these categories is independent:

•
A loan made by the First Financial Bank to a director, his or her immediate family or an entity affiliated with a director or his or her immediate family, or a loan personally guaranteed by such persons if such loan (i) complies with federal regulations on insider loans, where applicable; and (ii) is not classified by the bank’s credit committee or by any bank regulatory agency which supervised the bank as substandard, doubtful or loss;

•
A deposit, trust, insurance brokerage, investment advisory, securities brokerage or similar client relationship between First Financial Bank or its subsidiaries and a director, his or her immediate family or an affiliate of his or her immediate family if such relationship is on customary and usual market terms and conditions;

•	The employment by the Corporation or its subsidiaries of any immediate family member of the director if the associate serves below the level of a senior vice president;

•
Purchases of goods or services by the Corporation or any of its subsidiaries from a business in which a director or his or her spouse or minor children is a partner, shareholder or officer, if the director, his or her spouse and minor children own five (5%) percent or less of the equity interests of that business and do not serve as an executive officer of the business; or

•
Purchases of goods or services by the Corporation, or any of its subsidiaries, from a director or a business in which the director or his or her spouse or minor children is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her spouse or minor children or such business in the last calendar year does not exceed the greater of $200,000 or 5% of the gross revenues of the business.

Pursuant to its charter, the Audit and Risk Management Committee reviews and ratifies all related transactions.  Any loans to a director or a related interest are approved in accordance with banking laws.  For a discussion of such relationships, see “—Other Business Relationships.”

Other Business Relationships

Corinne R. Finnerty, a director of the Corporation, is a shareholder and an officer of McConnell Finnerty Waggoner PC, which has been retained by First Financial Bank, N.A. and previous Corporation bank subsidiaries during the prior fiscal year and the current fiscal year.  During 2008, the Corporation’s subsidiaries paid the firm $29,103 in legal fees.  The Board of Directors has determined that these payments, which are below the applicable limits established by the rules of the Nasdaq, do not affect Ms. Finnerty’s status as an independent director.

Murph Knapke, a director of the Corporation, is a partner of Knapke Law Office, Celina, Ohio.  Mr. Knapke’s law firm provides real estate title searches for First Financial Bank, N.A. clients.  The firm received $12,000 in fees from clients of the First Financial Bank, N.A. during 2008.  The Board of Directors has determined that these payments, which are below the applicable limits estimated by the rules of the Nasdaq, do not affect Mr. Knapke’s status as an independent director.

Indebtedness of Directors and Management

Some of the officers and directors of the Corporation and the companies with which they are associated were clients of the banking subsidiary of the Corporation.  The loans to such officers and directors and the companies with which they are associated (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest and nature of collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.

First Financial Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers, principal shareholders and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.

Executive Sessions of Non-Management Directors

The independent directors meet in regularly scheduled meetings at which only the independent directors are present.  During 2008, the independent directors held five such meetings.

Communicating with the Board of Directors

The Board of Directors has established a process by which shareholders may communicate with the Board of Directors.  Shareholders may send communications to the Corporation’s Board of Directors or to individual directors by writing to:

Attn: Board of Directors (or name of individual director)
First Financial Bancorp.
P.O. Box 1242
Hamilton, OH  45012-1242

Letters mailed to this post office box will be received by the director who serves as chair of the Audit and Risk Management Committee or the director who serves as chair of the Nominating Committee, as alternate.  A letter addressed to an individual director will be forwarded unopened to that director by the chair of the Audit and Risk Management Committee.

Information regarding this process is also available within the Investor Relations section of our  Web site at www.bankatfirst.com/Investor under the “Corporate Governance” link.  For questions regarding this process, shareholders may call the Corporation’s General Counsel & Secretary, Gregory A. Gehlmann, at (513) 979-5772.

Meetings of the Board of Directors and Committees of the Board

Board Meetings

During the last fiscal year, the Board of Directors held seven regularly scheduled meetings and two special meetings.  All of the incumbent directors attended 75% or more of those meetings and the meetings held by all board committees on which they served, during the periods that they served as directors.

The Board of Directors believes that it is important for directors to participate in scheduled board and committee meetings and to attend the Annual Meeting.  It is the policy of the Board of Directors that directors who participate in fewer than 75% of scheduled board and committee meetings, or who do not attend the Annual Meeting, unless excused by the Board of Directors, are subject to not being re-nominated to the Board of Directors.   During 2008 both of the incumbent nominees attended more than 75% of the scheduled meetings.  Mr. Collar did not become a board member until 2009.  All of the Corporation’s nine directors then in office attended the 2008 Annual Meeting.

Board Committees

The Board of Directors has a Corporate Governance and Nominating Committee, a Compensation Committee and an Audit and Risk Management Committee.  Other committees are formed as needed.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee (the “Nominating Committee”) reports to the Board on corporate governance matters, including the evaluation of the Board and its Committees and the recommendation of appropriate Board Committee structures and membership.  The committee also establishes procedures for the director nomination process and recommends director nominees for Board approval.  The committee is comprised of the following directors, each of whom satisfies the definition of independence for nominating committee members under the rules of the Nasdaq: Murph Knapke (Chair), Corinne R. Finnerty, and Richard E. Olszewski.  The committee held four meetings during the 2008 fiscal year.

Nominating Procedures

It is the Corporate Governance and Nominating Committee’s policy that it will consider director candidates recommended by shareholders in accordance with the procedures outlined in the Corporation’s Regulations.  Under those procedures, shareholders who wish to nominate individuals for election as directors must provide:

•	The name and address of the shareholder making the nomination and the name and address of the proposed nominee;
•	The age and principal occupation or employment of the proposed nominee;
•	The number of common shares of the Corporation beneficially owned by the proposed nominee;
•	A representation that the shareholder making the nomination:
-      Is a holder of record of shares entitled to vote at the meeting, and
-      Intends to appear in person or by proxy at the meeting to make the nomination;
•	A description of all arrangements or understandings between the shareholder making the nomination and the proposed nominee;
•
Any additional information regarding the proposed nominee required by the proxy rules of the Securities and Exchange Commission (the “SEC”) to be included in a proxy statement if the proposed nominee has been nominated by the Corporation’s Board of Directors; and

•	The consent of the proposed nominee to serve as a director if elected.

In order to be recommended for a position on the Corporation’s Board of Directors by the committee, a proposed nominee must, at a minimum, (i) be able to comply with the Corporation’s Corporate Governance Guidelines, and (ii) through a combination of experience and education have the skills necessary to make an effective contribution to the Board of Directors.  In accordance with the Corporation’s Regulations, no one may be elected to the Board of Directors after reaching his or her seventieth birthday.

In connection with next year’s Annual Meeting of Shareholders, the committee will consider director nominees recommended by shareholders provided that notice of a proposed nomination is received by the Corporation no later than March 17, 2010, as provided in the Corporation’s Regulations.  Notice of a proposed nomination must include the information outlined above and should be sent to First Financial Bancorp., Attention: Gregory A. Gehlmann, General Counsel & Secretary, 4000 Smith Road, Suite 400, Cincinnati, Ohio 45209.

The committee identifies nominees for director through recommendations by shareholders and through its own search efforts, which may include the use of external search firms.  The committee evaluates nominees for director based upon criteria established by the committee and applies the same evaluation process to all director nominees regardless of whether the nominee is recommended by a shareholder.  The criteria evaluated by the committee include, among other things, the candidate’s judgment, integrity, leadership ability, business experience, and ability to contribute to board member diversity.  The committee also considers whether the candidate meets independence standards, is “financially literate” or a “financial expert,” is available to serve, and is not subject to any disqualifying factor.

Compensation Committee.  The Compensation Committee’s primary responsibilities include:

•	determining and approving the compensation of the CEO and each executive officer of the Corporation as determined pursuant to Rule 16a-1(f) under the Securities Exchange Act of 1934;

•
evaluating the performance of the Corporation’s CEO for all elements of compensation and other executive officers with respect to incentive goals and objectives approved by the committee and then approving all executive officers’ compensation based on those evaluations and other individual performance evaluations provided to the committee;

•
reviewing and evaluating all benefit plans of the Corporation in accordance with applicable laws, rules and regulations (including those that apply due to the Corporation’s participation in the Capital Purchase Plan);

•
overseeing the preparation of the compensation discussion and analysis and recommending to the full Board its inclusion in the annual proxy statement in accordance with applicable laws, rules and regulations;

•
annually reviewing the executive incentive compensation arrangements with the Corporation’s Chief Risk Officer to see that such arrangements do not encourage such officers to take unnecessary and excessive risks that threaten the value of the Corporation; and

•	recommending to the Board of Directors compensation for directors.

The committee has the authority to retain compensation consultants to assist in the evaluation of director and executive compensation.  During 2008, the committee utilized the services of Watson Wyatt, an independent compensation consultant.

The Compensation Committee is comprised of the following directors, each of whom satisfies the definition of independence for compensation committee members under the rules of the Nasdaq and SEC: Barry S. Porter (Chair), J. Wickliffe Ach, Donald M Cisle, Sr., William J. Kramer, and Susan L. Knust.  The Compensation Committee held eight meetings during 2008.

Audit and Risk Management Committee.  The Audit and Risk Management Committee serves in a dual capacity as the Audit and Risk Management Committee of the Corporation and First Financial Bank, N.A., and is responsible for overseeing the Corporation’s accounting and financial reporting processes, the external auditors’ qualifications and independence, the performance of the Corporation’s internal audit function and the external auditors, and the Corporation’s compliance with applicable legal and regulatory requirements.  The committee also assists the Board in overseeing the Corporation’s enterprise-wide risks, including interest rate, credit, reputation, strategic, technology, operational, legal, regulatory and reporting risks. The committee operates pursuant to a written charter that was adopted by the Board of Directors and is comprised of the following directors, each of whom satisfies the definition of independence for audit committee members under the rules of the Nasdaq and the SEC:  William J. Kramer (Chair), J. Wickliffe Ach, and  Richard E. Olszewski.  The Board of Directors has determined William J. Kramer is an audit committee financial expert serving on the Audit and Risk Management Committee.  The Audit and Risk Management Committee held 10 meetings during the fiscal year.

Capital Sub-Committee

During 2008, the Board formed a Capital Sub-Committee consisting of Messrs. Porter, Cisle, Knapke, Kramer, and Olszewski.   The Capital Sub-Committee was formed to consider various capital raising opportunities, including the Capital Purchase Program. The Capital Sub-Committee met four times in 2008.

Availability of Committee Charters.  The Corporate Governance and Nominating Committee, Compensation Committee and Audit and Risk Management Committee each operates pursuant to a separate written charter adopted by the Board.  Each committee reviews the charter at least annually.  Copies of the charters are available within the Investor Relations section of our Web site at www.bankatfirst.com/Investor under the “Corporate Governance” link. The Audit and Risk Management Committee charter is attached to this Proxy Statement as Appendix D. The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics which applies to all First Financial (including subsidiaries) directors, officers and employees. The code governs the actions and working relationships of First Financial employees, officers and directors. The code addresses, among other items, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of corporate assets and compliance with laws, rules and regulations and encourages the reporting of any illegal or unethical behavior.

We also maintain a Code of Ethics for Senior Financial Officers which addresses some of the same issues as the Code of Business Conduct, such as the importance of honesty, integrity and confidentiality, but establishes specific standards related to financial controls and reporting for senior financial officers of First Financial.   We will disclose any substantive amendments to or waiver from provisions of the code made with respect to the chief executive officer, principal financial officer or principal accounting officer on our website.

We have also adopted Corporate Governance Principles, which are intended to provide guidelines for the governance of First Financial by the Board and its committees.  The Corporate Governance Principles cover, among other issues, executive sessions of the board of directors, director qualifications, director responsibility, director independence, voting for directors, limitations on other boards, continuing education for members of the board of directors, and internal performance evaluations.

These documents are available within the Investor Relations section of our Web site at www.bankatfirst.com/Investor under the “Corporate Governance” link.  They also are available in print to any shareholder who requests them.

Policy on Majority Voting

The Board recognizes that, under the Articles and Regulations, director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominees constitute a majority of the voting power of First Financial.  Nevertheless, we have adopted a policy on majority voting for the election of directors in our Corporate Governance Guidelines. You can view these within the Corporate Goverance section of our website at www.bankatfirst.com/Investor. The policy requires nominees who receive a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender his or her written resignation to the Corporate Governance and Nominating Committee for consideration by the committee following the certification of the shareholder vote. This requirement applies only in an uncontested election of directors, which is an election in which the only nominees are persons nominated by the Board of Directors.

The committee will then consider such resignation and make a recommendation to the Board concerning whether to accept or reject such resignation. In determining its recommendation to the Board, the committee will consider all factors deemed relevant by members of the committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, whether the director serves on the Audit and Risk Management Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on such committee in such capacity), and whether the director’s resignation from the Board would be in the best interest of First Financial and our shareholders.

The committee also will consider a range of possible alternatives concerning the director’s tendered resignation as the members of the committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the committee to have substantially resulted in the “withheld” votes. The Board will take formal action on the committee’s recommendation no later than 90 days following the certification of the shareholder vote. In considering the committee’s recommendation, the Board will consider the information, factors and alternatives considered by the committee and such additional information, factors and alternatives as the Board deems relevant. We will publicly disclose, in a Form 8-K filed with the SEC, the Board’s decision, together with a full explanation of the process by which the Board made its decision and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation within four business days after the Board makes its decision.

BOARD COMPENSATION

Set forth below is a breakdown of fees paid to non-employee directors for the year ended December 31, 2008.  Each component is discussed in detail below.   Mark Collar did not become a director until January 2009.

Name	Fees Earned or Paid in Cash ($) (1) (2)	Stock Awards ($)(3)		All Other Compen- sation ($)(4)	Total ($)
J. Wickliffe Ach	$43,350	$18,077	(5)	$2,287	$63,714
Donald M. Cisle, Sr.	46,050	18,077	(5)	2,287	66,414
Corinne R. Finnerty	41,600	18,077	(5)	2,287	61,964
Murph Knapke	50,266	19,612	(6)	1,281	71.159
Susan L. Knust	46,466	—		1,514	47,980
William J. Kramer	54,933	19,612	(6)	1,281	75,826
Richard E. Olszewski	47,250	19,612	(6)	2,287	69,149
Barry S. Porter	77,266	19,612	(6)	1,281	98,159
Steven C. Posey(7)	6,500	—		—	6,500

(1)	Includes retainers, board and committee attendance fees, and retainers for committee chairs for both First Financial Bancorp and First Financial Bank.

(2)
Pursuant to the Corporation’s Director Fee Stock Plan, directors may elect to have all or any part of the annual retainer fee paid in the Corporation’s common shares.  See also “- Director Fee Plan.” This column includes shares purchased under such plan as follows:

Name	Amount of Fees Used to Purchase Common Shares
J. Wickliffe Ach	$5,000
Donald M. Cisle, Sr.	13,200
Corinne R. Finnerty	13,200
Murph Knapke	13,200
Susan L. Knust	10,200
William J. Kramer	13,200
Richard E. Olszewski	13,200
Barry S. Porter	13,200
Steven C. Posey	3,750

(3)
Total value is computed utilizing the grant date market value for restricted stock awards.   See Note 16 – Stock Options and Awards of the Corporation’s Annual Report on Form 10-K for additional information on SFAS No. 123R valuation methodology.  Shares vest over a three-year period.  See “- Director Stock Plan.”

(4)
Includes dividends paid on unvested restricted stock awards.  Does not include taxes imposed on bank and holding company directors’ fees by the respective Cities of Hamilton and Norwood, Ohio paid for by First Financial.

(5)	Based on the closing price of First Financial’s common shares as of the date of vesting (May 1, 2008) of $13.46 per share. A total of 1,343 shares vested.

(6)	Based on the closing price of First Financial’s common shares as of the date of vesting (April 25, 2008) of $13.64 per share. A total of 1,254 shares vested.

(7)	Resigned as of February 7, 2008.

Board/Committee Fees

Non-employee directors of the Corporation and First Financial Bank received (a) annual retainers of $10,000 and $10,000, respectively; and (b) $750 and $750 for each board and committee meeting attended, respectively.  Committee chairs receive annual retainers of $2,000; however, the chair of the Audit and Risk Management Committee of the Corporation receives a $4,000 annual retainer (effective August 25, 2008, the retainer was increased to $3,000 and $5,000, respectively).  These chair retainers are to recognize the extensive time that is devoted to committee matters including meetings with management, auditors, attorneys and consultants and preparing committee agendas.  Furthermore, the Chair and Vice Chair of the Corporation receive annual retainers of $30,000 and $4,000 annually, respectively.  Director fees are paid quarterly.

Director Stock Plan

In 2006, First Financial’s shareholders approved the Amended and Restated 1999 Director Stock Plan. The plan provides that directors can receive options and/or restricted stock awards.  Beginning in 2006, upon election or re-election to a three-year term, each non-employee director receives $60,000 in value of restricted stock which vest 1/3 each year after the first year following election or re-election.  Prior to 2006, upon election or re-election to a three-year term, each non-employee director received stock options with an expected value of $60,000 at the time of grant.  Grants are made on the date of the annual meeting based on the closing price of the Corporation’s common shares that day.

No further awards can be granted under the 1999 Director Stock Plan after April 26, 2009 as it expires by its terms. The 1999 Director Stock Plan will remain in effect with respect to awards already granted under the plan until such awards have been exercised, forfeited, canceled, have vested, expired or otherwise terminated in accordance with the terms of such grants.   As of April 15, 2009, approximately 426,024 shares remain available for grant under the 1999 Director Stock Plan.  We have no intention at this time to grant any additional awards under the 1999Director Stock Plan prior to its expiration.

For a discussion of the proposed 2009 Non-Employee Director Stock Plan, see “Proposal No. 3 - Approval of the 2009 Non-Employee Director Stock Plan.”

Stock Grants to Nominee Directors

On April 13, 2009, the Compensation Committee authorized the grant of $60,000 of restricted stock to Messrs. Knapke, Kramer, and Collar under the 1999 Directors Stock Plan, subject to their election as directors at the annual meeting.  At April 13, 2009, the closing price of our common shares was $11.52 per share, which equates to a grant of 5,209 restricted shares each.

Director Fee Stock Plan

Each year directors are given the opportunity to have all or a portion of their board fees invested in the Corporation’s common stock.  Elections are made once a year.  Shares are purchased by an independent broker dealer after the payment of the quarterly board fees.

Reimbursement

Directors are entitled to reimbursement of their reasonable travel expenses for attending Board of Director and Committee meetings.  Claude Davis, who is also an employee of the Corporation did not receive any additional fees for serving on the Board of Directors and therefore has been omitted from the table.  For a discussion of Mr. Davis’ compensation, see “Executive Compensation.”

Stock Ownership Guidelines

In January 2007, the Compensation Committee adopted stock compensation guidelines whereby directors are required to own Corporation stock equal to at least three times the director’s annual retainer within three years of first becoming a director of the Corporation.  The requirement in the First Financial Bank, N.A. Bylaws that a director own at least $1,000 of Bancorp stock upon election or appointment to the Board is still in place.

Director Change in Status

In the event of a change in the principal occupation, business association or residence of a director, such director shall submit his/her resignation to the Chair of the Corporate Governance & Nominating Committee. The Corporate Governance & Nominating Committee shall determine if it is in the best interest of the Corporation to accept the resignation or to allow for such director to continue serving as a member of the board of directors.

Other Directorships and Committee Memberships

To preserve independence and to avoid conflicts of interest, directors are to limit the number of other public Corporation boards on which they serve to three or fewer.  Directors are to advise the Chairman of the Board and the Chair of the Corporate Governance & Nominating Committee before accepting an invitation to serve on another public corporation board.  Members of the Audit & Risk Management Committee and Compensation Committee are discouraged from serving on a number of similar committees of other public companies that would affect their ability to function effectively on the Boards and their committees.  In addition:

•	The CEO is limited to serving on the boards of no more than two additional public companies.
•	All Board members are to limit their board membership on non-public/charitable organizations to no more than five.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overall Compensation Philosophy and Objectives

We welcome the opportunity to share this Compensation Discussion and Analysis (CD&A) with our shareholders. We understand that investors have a strong interest in executive compensation, with a specific focus on our named executive officers (NEOs). The NEOs for 2008 include our CEO, CFO, and three other most-highly compensated executive officers:

Claude E. Davis, President and Chief Executive Officer

C. Douglas Lefferson, Executive Vice President and Chief Operating Officer

J. Franklin Hall, Executive Vice President and Chief Financial Officer

Gregory A. Gehlmann, Senior Vice President and General Counsel, and

Samuel J. Munafo, Executive Vice President – Banking Markets

This section summarizes, with respect to the compensation paid to our NEOs:

•	Our compensation process and Compensation Committee procedures.

•	Our executive compensation programs.

•	The objectives of our executive compensation programs.

•	Our recent decisions regarding compensation.

•	Recent legislation and regulation related to compensation.

The Committee has designed a compensation framework to drive financial performance and increase shareholder value. The principles of this framework include:

•	Pay should be competitive with the market.

•	A substantial portion of pay should align with performance (pay for performance) with internal goals and compared to peers

•	A substantial portion of pay should be at risk to align with shareholder risk.

•	Compensation must comply with legal and regulatory limits.

Discussed herein is the executive compensation philosophy that the Compensation Committee believes best supports the Corporation’s strategy.   As such, the executive compensation program is intended to support the achievement of our business strategy while aligning each executive’s financial interests with those of shareholders.

Our core strategy is to:
•
Follow a “People Led” strategy. Our primary competitive advantage must be our people. Their knowledge and expertise in providing financial products and commitment to exceptional service quality will be what separates us from competitors.

•	Be an “Employer of Choice” for high performance employees in our various communities.
•	Be a top quartile performer in both return and growth compared to our peers.

The following statement of philosophy is intended to serve as the foundation upon which our executive compensation program is structured and administered, and serve as a basis for guiding the continuing development and evolution of the program:

“The executive compensation philosophy of First Financial is to provide compensation opportunities to [employees] that are both market based and reflect the value delivered by the individual to the organization.  The objectives of the executive compensation programs are to recruit, retain and incent the best talent in our industry to provide top quartile performance to all of our stakeholders on a consistent basis over the long-term.”

Philosophical Principles and Guidelines

Our executive compensation program seeks to:

•	support the creation of shareholder value along with the achievement of other key corporate goals and objectives

•	focus attention and appropriately balance both current priorities and our longer-term strategy

•	attract, motivate, and retain top organizational contributors to ensure we have the caliber of executives needed to perform at the highest levels of the industry

•	provide a totally integrated program that is aligned with performance results in a cost effective manner

•
encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to Corporation and individual performance, based on position responsibilities and the ability to influence financial and organizational results

•	be designed and administered in a manner that achieves external competitiveness and internal equity

•	award compensation based on the performance of the individual and our company, and not as an entitlement based on position or tenure

•	demonstrate executives’ commitment to our corporation and shareholder value creation through executive stock ownership

•	be administered in an objective, consistent, fair, and fact-based manner

•	avoid payouts if the Corporation or individual fails to meet minimum acceptable performance standards

•	provide flexibility and some discretion in applying the compensation principles to appropriately reflect individual circumstances as well as changing business conditions and priorities

The total compensation mix attributable to the relative weighting of each element reflects the competitive market and our priorities.  As such, the mix of pay may be adjusted from time to time to best support our immediate and longer-term objectives.  Furthermore, as employees move to higher levels of responsibility with greater ability to influence our results, the percentage of pay at risk generally increases

The 2008 Compensation Process – Role of the Compensation Committee

The Compensation Committee of the Board, which we refer to in this section as the Committee, makes decisions regarding the compensation of our executives. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues. These include ensuring that we compensate key management employees effectively and in a manner consistent with our stated compensation strategy and the requirements of the appropriate regulatory bodies. The Committee also oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities for the executive incentive programs, and certain employee benefits. The Board appoints each member of the Committee and has determined that each is an independent director.

Throughout the year, the Compensation Committee meets with the Chief Executive Officer and other executive officers to solicit and obtain recommendations with respect to the Corporation’s compensation programs and practices; however, the Committee makes the final determinations with respect to all forms of compensation for the executive officers of the Corporation, including corporate performance measures and targets for the Short-Term Incentive Plan.

Typically, at a regular meeting in February of each year, the Committee makes a more specific review which focuses on performance and awards for the most recently-completed fiscal year. This review considers corporate and individual performance, changes in a NEO’s responsibilities, data regarding peer practices, and other factors.   In addition, the Committee reviews tally sheets for each of the NEOs prepared by management.  The sheets provide a comprehensive view of the company’s payout to each NEO, including compensation, benefits, and perquisites delivered to each NEO.

At the beginning of each year, the Compensation Committee reviews First Financial’s performance for the prior year and the business plan for the coming year and establishes a pool of available options and restricted stock awards based on its assessment of the company’s relative recent and expected performance.  The Compensation Committee then reviews award levels and total compensation package for each NEO to align compensation with First Financial’s performance.  In addition, in 2008 and 2009, the Committee reviewed executive compensation in light of the company’s participation in CPP.

To assist in its efforts to meet the objectives outlined above, the Committee has retained Watson Wyatt, a nationally known executive compensation and benefits consulting firm, to advise it on a regular basis on the executive compensation and benefit programs. The Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Committee member’s questions and to management’s need for advice and counsel. In addition, the consultant performs special executive compensation projects and consulting services from time to time as directed by the Committee. The consultant reports to the Committee Chair. Pursuant to the Committee’s charter, the Committee has the power to hire and fire such consultant and engage other advisors.

The Committee has the authority to determine the amount of, and approve, each element of total compensation paid to the NEO’s, including the CEO, and the general elements of total compensation for other senior officers. The Committee reviews the performance and compensation of the CEO, and other CEO direct reports, who include the executive officers named in this Proxy Statement as well as other officers. The CEO and members of our Human Resources department assist in the reviews of such direct reports. The consultant supports such reviews by providing data regarding market practices and making specific recommendations for changes to plan designs and policies consistent with our philosophies and objectives discussed below. The CEO determines the compensation of other senior officers based in part on market data provided by the compensation consultant, and the Committee annually reviews the general elements of such compensation.

In determining the amount of NEO compensation each year, the Committee reviews competitive market data from the banking industry as a whole and the peer group specifically, described below. It makes specific compensation decisions and awards based on such data, company performance, and individual performance and circumstances. With regard to formula-based incentives, the Committee develops performance targets using management’s internal business plan, industry and market conditions, and other factors.

The Committee reviews all components of the CEO and the other NEOs’ compensation, including base salary, bonus, and long-term incentives. Members of our Human Resources department periodically make available to the Committee information regarding the value of prior grants and participation in our plans. This information includes (i) accumulated gains, both realized and unrealized, under restricted stock, stock option, and other equity grants, (ii) the cost of providing each perquisite, (iii) projected payments under our retirement plans, and (iv) aggregate amounts deferred under our nonqualified deferred compensation plans. Additionally, we provide the Committee with information regarding potential payments to our executive officers under various termination events, including retirement, termination for cause and not for cause, and upon our change in control. We provide the Committee with both the dollar value of benefits that are enhanced as a result of the termination event and the total accumulated benefit, which is sometimes called the “walk-away” amount. We provide similar information at “Other Potential Post-Employment Payments” below, except that in that table we report only the amount that is enhanced as a result of the termination event in order to not double-count compensation that we reported in previous years.

As discussed elsewhere in this proxy statement, the Committee met on a number occasions to discuss and comply with laws related to our participation in the CPP.

Role of Executive Officers in Compensation Decisions.  In 2008, the CEO, COO and General Counsel generally attended Committee meetings, but were not present at executive sessions when matters related to them were being decided.  Periodically, other executive officers and advisors attended Committee meetings, generally to provide reports and information about agenda topics.  The CEO makes recommendations to the Committee as to the appropriate threshold, target, and maximum performance objectives for all NEOs.  Our CEO also recommended 2008 base salaries and proposed annual cash incentive compensation opportunities at each of the performance levels.  The CEO also recommends to the Committee compensation for the company’s other executive officers.  In making a recommendation for any executive officer who does not report directly to him, the CEO considers compensation recommendations made by the executive officer’s manager.   The CEO participates in the portion of the Committee meeting at which this compensation is discussed, along with Human Resources and the COO.  In approving this compensation, the Committee will consider the CEO’s recommendations.  The Committee makes its own determinations with respect to the CEO.  Management helps prepare the information with the assistance of Watson Wyatt that is provided to the Committee used in making its decision.   No executive officer is part of the final deliberations and decisions impacting their own compensation.

Effect of Recent Legislation

The Emergency Economic Stabilization Act of 2008  (EESA)

On October 14, 2008, the Treasury announced a program under the EESA. Pursuant to this program, Treasury would make preferred stock investments in participating financial institutions (the “Capital Purchase Program” or “CPP”).

We participated in the CPP on December 23, 2008 by selling preferred stock and common stock purchase warrants to the Treasury. As a result, we became subject to certain executive compensation requirements under EESA, Treasury Department regulations, and the contract pursuant to which we sold such preferred stock. Those requirements apply to what the U.S. Treasury refers to as our Senior Executive Officers (SEOs). Presently, these are the same officers who are our NEOs. Those requirements are:

•
Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks. EESA prohibits us from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

•
Risk Review. Treasury Department regulations require the Committee to review SEO incentive compensation arrangements with our senior risk officer to ensure that SEOs are not encouraged to take such risks. The regulations also require the Committee to meet at least annually with our senior risk officer to discuss and review the relationship between our risk management policies and practices and the SEO incentive compensation arrangements. The Committee has performed this review, and its conclusions are included in its report which appears at the end of this CD&A. The Committee concluded that our incentive compensation arrangements do not encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

•
Clawback. EESA requires us to recover any bonus or incentive compensation paid to an SEO where the payment is later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate. We already had a similar policy, but strengthened it to conform to the details of EESA. Each SEO has contractually agreed to abide by this provision.   Currently, and to being subject to EESA, under federal law, if we are required to restate our financial statements due to material non-compliance with any financial reporting requirements based upon a judicial determination of misconduct, the CEO and CFO must reimburse us for (a) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document; or (b) any profits realized from the sale of our securities during those 12 months.

•
Golden Parachutes. We contractually agreed to abide by a provision of EESA which limits the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service. EESA also amended Section 280G of the Code  by expanding the definition of a parachute payment to include certain severance payments paid by reason of an involuntary termination or in connection with bankruptcy, liquidation or receivership of the employer. Each SEO has contractually agreed to abide by the limits imposed by EESA for so long as the limit applies to us and to him. We discuss the changes to certain employment agreements as a result of EESA and Section 280G below under the heading “Tax Considerations” and “Employment Agreements.”

•
Limit on Tax Deduction. We contractually agreed to abide by a provision of EESA and Treasury Department regulations which limits our tax deduction for compensation paid to any SEO to $500,000 annually. The provision of EESA amended the Code by adding 162(m)(5). Section 162(m)(5) imposes a $500,000 deduction limit. In addition, prior to the amendment, certain performance based compensation paid under shareholder approved plans did not count toward such deduction limit. EESA and Section 162(m)(5) eliminate that exclusion for us. We discuss the effect of this provision in greater detail under the heading, “Tax Considerations.”

•
Binding SEO Agreements. Prior to selling our preferred stock to the U.S. Treasury, each of our SEOs executed an agreement which reduces his compensation and other benefits to the extent necessary to comply with these EESA requirements. These agreements will remain effective for so long as Treasury owns any of our CPP equity securities. We publicly filed this agreement with the Securities and Exchange Commission as Exhibit 10.3 to our Current Report on Form 8-K on December 30, 2008.

We have already fully complied with the requirement of EESA as originally enacted.

Treasury Department Guidelines Announced February 4, 2009

On February 4, 2009, the Treasury announced executive compensation guidelines (the “Treasury Guidelines”). The Treasury Guidelines contain expansive new restrictions on executive compensation for financial institutions and other companies participating in the CPP in the future. The Treasury Guidelines generally continue the existing restrictions under EESA and add substantially to them in several areas. Among other things, the Treasury Guidelines contemplate an absolute $500,000 annual compensation limit for senior executives under certain circumstances (e.g. companies that receive “exceptional assistance” – this would not apply to us). The Treasury Guidelines do not define which executives would be subject to this limit, but do clarify that such limit would not apply to CPP participants unless they further participated in an exceptional assistance program or further participated in a generally available capital access program.

However, the Treasury Guidelines are general in nature and appear to contemplate new rulemaking by Treasury before they become effective. Further, many, but not all of the elements of the Treasury Guidelines were incorporated into ARRA, discussed below.

The America Reinvestment and Recovery Act of 2009 (ARRA)

ARRA contains expansive new restrictions on executive compensation for financial institutions and other companies participating in the CPP. These restrictions apply to us. ARRA amends the executive compensation and corporate governance provisions of EESA. In doing so it continues all the same compensation and governance restrictions and adds substantially to the restrictions in several areas. ARRA implements many, but not all, of the restrictions in the Treasury Guidelines and in several instances goes beyond the Treasury Guidelines. We have already complied with many of the new requirements of ARRA, and will comply with all other new requirements of ARRA promptly after Treasury publishes the regulations contemplated by ARRA.

We describe some key features of the new executive compensation restrictions in ARRA below.

•
ARRA prohibits bonus and similar payments to top employees. ARRA prohibits the payment of any “bonus, retention award, or incentive compensation” to our five NEOs for as long as any CPP-related obligations are outstanding. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009. ARRA does not define “incentive compensation.” The Treasury Guidelines do not contain a similar limit on bonuses. Instead, the Treasury Guidelines impose a $500,000 annual compensation cap for a company’s senior executive officers, but allow the cap to be waived for all companies other than those receiving “exceptional” assistance. We have not received “exceptional assistance.” Waiver under the Treasury Guidelines is conditioned on our full disclosure of compensation and allowing shareholders a non-binding “say-on-pay” vote.

•
Limited amount of restricted stock excluded from bonus prohibition. “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all CPP-related obligations have been satisfied, and any other conditions which the Treasury may specify have been met. The Treasury Guidelines also exempt an unlimited amount of restricted stock from the $500,000 annual compensation cap described above. Neither ARRA nor the Treasury Guidelines explain how to value various items, such as equity compensation, indirect compensation such as benefits and taxes, when assessing this limit.

•
Shareholder “say-on-pay” vote required. ARRA requires every company receiving CPP assistance to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company’s proxy statement. The Treasury Guidelines contain a similar requirement but only for companies receiving “exceptional” assistance. ARRA directs the SEC to adopt regulations within 1 year to implement say-on-pay. We have included a say-on-pay proposal as Item 5 in this Proxy Statement.

•
Stricter restrictions on “golden parachute” payments. EESA generally limited “golden parachute” payments to senior executives to 2.99 times the executives’ base compensation. ARRA prohibits any payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any CPP-related obligations remain outstanding. For all companies other than companies receiving “exceptional” assistance, the Treasury Guidelines limit golden parachute payments to one times base compensation and only apply the limit to the senior executive officers.

•
Broader bonus claw back requirements. EESA required CPP-participating companies to recover any bonus or other incentive payment paid to a senior executive officer on the basis of materially inaccurate financial or other performance criteria. ARRA extends this recovery requirement to the next 20 most highly compensated employees in addition to the senior executive officers. This extension is consistent with the Treasury Guidelines.

•
Prohibition on compensation plans that “encourage” earnings manipulation. ARRA prohibits CPP participants from implementing any compensation plan that would encourage manipulation of the reported earnings in order to enhance the compensation of any of its employees. The Treasury guidelines do not contain a similar requirement.

•
Board compensation committee required. ARRA requires CPP participants to establish a board compensation committee and requires the committee to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to us posed by such plans. The Treasury guidelines do not contain a similar requirement.

•
New reporting and certification requirements. ARRA requires the CEO and CFO of any publicly-traded CPP-participating company to provide a written certification of compliance with the executive compensation restrictions in ARRA in the company’s annual filings with the SEC (presumably its annual report on Form 10-K or proxy statement). The Treasury Guidelines require reporting and certification as well but do not detail how the reporting and certification are to be accomplished.

•
Policy on luxury expenditures. ARRA requires each CPP-participating company to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. This is consistent with the Treasury Guidelines which contain a similar requirement.

•
Treasury review of prior payments. ARRA directs the Treasury to review bonuses, retention awards, and other compensation paid to the senior executive officers and the next 20 most highly-compensated employees of each company receiving CPP assistance before ARRA was enacted, and to “seek to negotiate” with the CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with CPP or otherwise in conflict with the public interest.

In addition to the above requirements, ARRA adopts and continues two requirements from EESA essentially unchanged:

•
$500,000 annual deduction limit. Like EESA, ARRA prohibits CPP participants from deducting annual compensation paid to senior executive officers in excess of $500,000. The Treasury Guidelines, in contrast, contain the $500,000 annual compensation cap for senior executives described above (which may be waived by all companies other than those receiving “exceptional” assistance) but do not specifically address the deduction limit.

•
No excessive risks. Like EESA, ARRA requires the Treasury Department to implement limits on compensation that exclude incentives for senior executive officers of a CPP-participating company to take unnecessary and excessive risks that threaten the value of the company for as long as any CPP-related obligation remains outstanding. The Treasury Department implemented this directive under EESA by requiring periodic compensation committee review and certification of the risk characteristics of a company’s incentive compensation arrangements, and presumably these same review and certification requirements would apply going forward under ARRA. ARRA requires that the compensation committee perform such a review at least semi-annually.

ARRA requires both the Treasury and the SEC to issue rules to implement these new executive compensation restrictions.

Many aspects of the foregoing restrictions will not be clear until Treasury and the SEC publish new rules.

The above restrictions imposed by ARRA implement many, but not all, of the restrictions of the Treasury Guidelines. At the present time, Treasury has not announced whether it intends to publish rules to implement the aspects of the Treasury Guidelines that were not addressed by ARRA.

We have already implemented the prior requirements of EESA. The Committee will consider the new limits on executive compensation of ARRA, the Treasury Guidelines (to the extent they apply to us), and any forthcoming regulations. When Treasury publishes such regulations, the Committee promptly will make appropriate changes to our executive compensation program.

Compensation Considerations

To achieve our above-stated principles, our primary compensation program includes the following elements:

1.	base salary
2.	short-term annual performance-based cash incentive compensation
3.	long-term equity non-cash compensation
a.	stock options – time-based
b.	restricted stock – time and performance-based
4.	non-performance based benefits
a.	retirement and other benefits
b.	perquisites and other personal benefits

These elements of compensation have been chosen to create a flexible package that reflects the long-term nature of the banking business and can reward both short and long-term performance of the Corporation and individual.  Each element is discussed below.

These components have historically been provided by us in a framework consistent with compensation programs offered by our peer group.  However, certain provisions of EESA, as amended by ARRA, prohibit participants in the CPP from paying or accruing compensation in the form of bonus, retention awards, or incentive compensation, but do permit restricted stock compensation our NEOs, subject to certain vesting and other requirements as may be established by Treasury.  In response, the Committee has revised our compensation structure to comply with these restrictions as we currently understand them, and will further revise our programs as needed when regulations are issued.

Policy on Total Executive Compensation

Total direct compensation for each NEO is a mix of cash and long-term incentives. Total cash includes base salary and the short-term incentive plan. Long-term incentives currently include restricted stock and stock options. Base salary is the only portion of compensation that is not at risk. We attempt to provide a majority of total direct compensation paid to our NEOs as non-cash and tie a significant portion of total direct compensation to our performance. We do this so that shareholder returns, along with corporate, business unit and individual performance, both short and long-term, determine a significant portion of executive pay. The Committee uses stock options and restricted stock to motivate executives to align the executives’ interests with shareholders’ interests and to focus on the long-term performance of the business. Our emphasis on compensation elements other than base salary subjects our executives to downside risk related to our performance, and this significantly affects their overall compensation.   If First Financial performs well (based on internal objectives, as well as peer group comparison) and longer-term shareholder value increases, award levels would be strong.  If First Financial underperforms, award levels would be low or non-existent.

Our ability to provide NEOs with short-term and long-term incentive pay n accordance with our stated goals may be sharply curtailed by the new legal and regulatory provisions discussed above.

External Benchmarks

In evaluating the levels of compensation, the Compensation Committee also utilizes the services of Watson Wyatt, an independent compensation consulting firm.   Watson Wyatt presents information from survey resources available to Watson Wyatt in addition to information from a customized proxy analysis of similarly sized publicly-traded financial services/banking organizations with respect to each particular NEO position, if available.

In evaluating the market date provided by Watson Wyatt, the committee will also consider:

•
The primary labor market peer group against which executive compensation and performance is benchmarked (generally comprised of companies with a financial services/banking industry focus and of a similar asset size to ensure market competitiveness)  Companies representative of the broader general industry population may provide appropriate compensation benchmarks for certain positions that are not specific to the financial services/banking industry

•
Pay opportunities are established based on median market practices.  Actual compensation earned should reflect overall performance of the Corporation so that in years of strong performance, executives may earn higher levels of compensation as compared to executives in similar positions of responsibility at comparative companies.  Conversely, in years of below average performance, executives may be paid below average compensation.

In some cases, the availability of relevant peer information is limited for some specific executive positions. We also recognize that we may compete for the same executive talent with all financial services companies. Additionally, we believe that the integrity of our executive compensation decisions improve with additional information. Therefore, we sometimes review financial services industry compensation data from published surveys of financial services companies of approximately the same asset size. Specifically, the Committee uses this data, in addition to the peer group data, largely in the review of base salaries, but the Committee also uses it when making short-term and long-term incentive decisions.

We believe that our market review assists us in making executive compensation decisions that are consistent with our objectives, especially those of attracting, retaining and motivating our executive officers. Also, because the current marketplace is the most relevant, when making annual executive compensation decisions, the Committee does not take into account an individual’s accumulated value from past compensation grants.

The Components of Compensation

Base Salaries.  Our executives’ base salaries are designed to provide a level of financial security that is appropriate for the executive’s position within our company.  Base salaries are a function of the competitive labor market for specific positions in the organization and recognize the relative value an individual’s work brings to our company, in addition to how well the executive is executing the position’s responsibilities.  We generally target base salaries at the 50th percentile (plus or minus 15%) of the relevant labor market with an appropriate range to recognize experience, performance and contributions, and other relevant circumstances, utilizing a peer group of 10-15 companies as well as a national data base of financial institutions.  The smaller peer group is selected because of their size, nature of operations and/or geographic footprint.  Because the smaller peer group might not have significant data on a particular position and could have some aberrations, we believe use of a national data base provides us with a statistically significant group to reach a decision on pay.
We review base salaries at least annually and adjust as appropriate, to reflect changes in the labor market in addition to factors such as individual performance, range of responsibilities, value, experience and contribution to the organization.  For 2008, the Committee reviewed the appropriate market data, as well as the individual performance of each NEO, and approved merit increases to the base salaries of the NEOs, effective February 4, 2008 as follows: Mr. Davis 15%; Mr. Lefferson 4.4%; Mr. Hall 12.2%; Mr. Gehlmann 9.8%; and Mr. Munafo 5.5%.

Effect of EESA and ARRA. ARRA directs the Treasury to adopt rules to implement “compensation standards” for CPP participants. While ARRA did not specifically require an absolute limit on executive compensation, such a restriction was included among the Treasury Guidelines which preceded ARRA. Whether ARRA and the rules which implement it will impose an absolute limit on base salary is not clear at this time. The Committee will consider any new limits on executive compensation and make appropriate changes to our executive compensation program.

Short Term Performance-Based Incentive Awards.   We believe annual incentives serve as a key mechanism of adjusting pay levels to reflect company wide short-term performance, thereby ensuring affordability and a competitive return to shareholders.  Variable incentive pay must be earned annually which downplays entitlement and emphasizes pay for performance and annual incentives will reward executives for annual financial performance and achievement of established corporate objectives.  Target annual non-equity incentives typically are made by the Committee at a meeting in February of each year.  We use only corporate, rather than individual, performance measures for the NEOs because the NEOs hold positions that have a substantial impact on the achievement of those measures. This approach also suggests that the collective individual performance will result in improved business performance and a favorable impact on shareholder value.

In February 2008, the Compensation Committee approved parameters of the Short-Term Incentive Plan.  All of the Corporation’s employees, including the Corporation’s NEOs, participate in the plan. The Short-Term Incentive Plan first went in effect beginning with fiscal 2006. Under the plan, a target percentage is established for each participant at the beginning of each fiscal year, based upon median competitive award levels for short-term incentive compensation within the financial services industry.  The target percentage, after being adjusted for performance as described below, is applied to gross wages paid for the fiscal year.

The 2008 short-term incentive target percentages for Messrs. Davis, Lefferson, Hall, Munafo and Gehlmann were 50%, 40%, 40%, 35% and 40% of base salary, respectively.  Based on the performance of the Corporation, the executives received 50% of their bonus targets pursuant to the 2008 Short Term Incentive Plan.

For the 2007 Short-Term Incentive Plan, two performance measures, return on equity (“ROE”) and growth in earnings per share (“EPS”) were used to determine the actual awards under the plan. However, given the uncertain economy and the fact that the company determined to no longer give earnings guidance, it was determined that only the ROE measure would be used for the 2008 Short-Term Incentive Plan.  February 2008, the Compensation Committee established threshold, target and maximum ROE levels based upon the performance of publicly traded bank holding companies of between $3-10 billion in asset size as published by SNL Financial (consisting of approximately 98 companies);  At the end of fiscal 2008, it was intended that amount of the target percentage was multiplied by a factor ranging from zero times the target percentage (for performance at or below the threshold ROE) up to two times the target percentage (for performance at or above the maximum ROE).  Thus the payout (if any) was to be as follows:

Payout % of Target

25th Percentile	0%

Median	100%

75th Percentile (Top quartile)	200%

On October 3, 2008, the Board of Directors, utilizing its discretion under the Short-Term Incentive Plan, determined it was prudent to review the Plan’s existing parameters in light of the financial crisis. The performance measures for 2008 were primarily focused on return on equity (“ROE”). The Board and senior management determined that other factors, while always important, may take on an even greater relevance in an operating environment with extreme, volatile market behavior. These other factors included return on equity, credit quality, liquidity management, capital management and other factors the Board deems critical to the long-term performance of the company. In these volatile times, prudent balance sheet management may or may not have a material impact on the current year’s ROE. As a result the Committee assessed these other important factors at year end, along with ROE in determining the 2008 bonus payout.

Based on this change, in January 2009, the Committee met to review the company’s performance for 2008 vs. it peers in the following areas:

			Peer YTD as of 9/30/2008
	FFBC - Full Year 2008		Top Quartile	Median
Return on Equity	8.21%	BTM	10.66%	6.88%
Net Interest Margin	3.71%	BTM	4.01%	3.53%
Asset Quality
NPA to Loans	0.83%	Top quartile	0.89%	1.76%
Net Charge Offs to Loans	0.47%	Median	0.19%	0.38%
Reserves to NPL	197.29%	Top quartile	181.00%	90.40%
Liquidity
Loans to deposits	93.40%	BTM	89.44%	97.79%
Capital Ratios - Includes TARP (except Peer)
Tier I Ratio	12.43%	Top quartile	11.66%	9.95%
Risk Based Capital Ratio	13.67%	Top quartile	13.54%	11.83%
Leverage Ratio	10.13%	Top quartile	9.36%	8.30%

BTM = Better than peer median

As the table above indicates, First Financial’s performance in the above metrics was in the top quartile or at the median.  As previously discussed, the Board had determined to consider additional factors.  In addition to the above-metrics, the Committee also considered a number of factors, including, but not limited to:

▪	the one year total return (January 1, 2008- December 31, 2009) on our common shares was a positive 15.15% vs. a negative 47.68% for our peer group;
▪	we were the 6th highest performing stock in proxy peer group of 30;
▪	we were the 3rd highest performing stock of “local interest” in the Cincinnati Enquirer out of 83 companies;
▪	we were cited locally as “atypical” in our performance in a difficult year;
▪	we posted earnings even after building reserves;
▪	our regulatory ratings and relationships remain strong; and
▪	our commercial loan growth has exceeded peer and internal growth targets – disciplined underwriting emphasizing quality.

This was counter-balanced with the facts that:

▪	EPS and ROE have underperformed relative to our long-term targets but better than peer;
▪	deposit growth had fallen short of our long-term targets and lags our commercial loan growth rate; and
▪	comparison to peers is difficult given current period disruption (i.e. peer losses have wiped out several years of earnings and could taint prior period peer metrics)

Based on the totality of the results, the Committee determined that a 50% of target payout was prudent and consistent with our compensation philosophy as well as the goal to return long-term value to our shareholders.  The payout was approximately 25% lower as a percentage payout of target when compared to the payout in 2007.  This payout for the NEOs is disclosed in the Summary Compensation Table in this proxy.

Effect of EESA and ARRA. ARRA directs the Treasury to adopt rules to implement “compensation standards” for CPP participants including a prohibition on bonuses and incentives other than certain restricted stock. As a result, it is likely that these new legislative and regulatory restrictions will preclude any payment of short-term incentives to the NEOs in the future until EESA no longer applies to us.

Long-Term Compensation.  These incentives serve as a means of attracting, retaining and rewarding executives who are in a position to most directly influence our longer-term success by balancing short-term decision making with a long-term perspective, thereby encouraging decisions that have a positive impact on long-term shareholder value creation and our company as a whole.  We believe long-term incentives align the executive’s incentives with the long-term interest of our shareholders and support our capital structure and strategy taking into consideration both Corporation and executive perspectives, and provide a source of executive capital accumulation commensurate with value created for shareholders.  The Committee believed that these equity components for the NEOs and other executive leadership would provide better alignment with shareholder returns and with peer practices.

Long-term incentives are generally targeted to approximate the median competitive market practices, taking into consideration internal equity and the organizational structure.  They may be awarded in cash, equity or some combination to address our objectives.  We traditionally have focuses our long-term incentives on stock awards.  Factors include company and industry performance.  All equity awards will be made at or above the market price at the time of grant.

For 2008, grants were approximately 120% of base salary for Mr. Davis, 50% of base salary for Mr. Lefferson and 40% of base salary for Messrs. Hall, Munafo and Gehlmann; consisting of approximately 50% stock options and 50% restricted stock grants.  These awards vest over a four-year period and the restricted shares granted from 2005-2008 are subject to performance triggers.  See also “Summary Compensation Table” and Outstanding Equity Awards at Fiscal Year End.”

Timing of Stock Grants.  Annual awards of equity compensation are typically made at a Committee meeting in February of 2008.  All grants are at fair market value at the time of grant.  However, newly hired executives may receive new hire bonus equity awards.  If such awards are granted, they are received on the last business day of the quarter in which they are hired and such awards are priced at market value on that date.

The 1999 Plan provides for incentive compensation to our executive officers tied to the enhancement of shareholder value.  Under the 1999 Plan, the Compensation Committee reviewed and approved in February 2008 stock option grants and restricted stock awards for the NEOs.   The option exercise price and the value of restricted shares are determined based on the fair market value of the stock at the close of business on the date of grants.  The Compensation Committee reviewed management’s recommendation on the amount of the stock option grants and restricted stock awards based on market practice, the officer’s level in the organization, the performance of the Corporation, and a review of stock option grants and restricted stock awards made in prior years.   After discussing and modifying the recommendations, the awards were ratified.  Beginning in 2005, vesting of restricted shares vest over a four-year period and are subject to performance triggers and beginning in 2005, options vest over a four-year period.  These awards are discussed elsewhere in this Proxy Statement at “Summary Compensation Table” and “Grants of Plan-Based Awards.”

 Stock Options.   The continuation of stock option awards to our senior executives with the same weighting as 2007 (approximately half of our NEOs’ long-term incentive compensation) was considered necessary because we believe stock options provide a long-term linkage between the interest of the executives and our shareholders. Stock options generally have a ten-year term and vest equally over a four year period. The executive receives benefits from a stock option grant only to the extent our stock price appreciates, which is aligned with shareholder return.

The Committee favors stock options in part because such grants align the executive’s incentives with the interests of shareholders. The options generally are not transferable, and have value only to the extent that our stock price increases over the price level at the time of the grant. The following chart summarizes the grants that we made to our NEOs in 2008 and the alignment of these grants with shareholders returns:

NEO	Grant Date	Number of Options	Exercise Price	Current Stock Price(1)
Claude E. Davis	2/14/2008	313,600	$11.64	$11.28
C. Douglas Lefferson	2/14/2008	72,000	$11.64	$11.28
J. Franklin Hall	2/14/2008	52,500	$11.64	$11.28
Gregory A. Gehlmann	2/14/2008	52,500	$11.64	$11.28
Samuel J. Munafo	2/14/2008	50,500	$11.64	$11.28

(1)	Closing market price of our common stock as of April 16, 2009.

Restricted Stock.  The Committee further determined, with the 2008 annual grants, that they would continue to use performance-vested restricted stock for the NEOs and other executive leadership as part of the long-term incentive design.

The Committee favors restricted stock in part because such grants align the executive’s incentives with the interests of shareholders. Restricted stock is not transferable, and a significant portion of its value derives from increases in our stock price. The following chart summarizes the grants that we made to our NEOs in 2008 and the alignment of these grants with shareholders returns:

NEO	Grant Date	Number of Shares	Grant Date Fair Value(1)	Market Value at Current Stock Price(2)
Claude E. Davis	2/14/2008	26,700	$310,788	$301,176
C. Douglas Lefferson	2/14/2008	6,100	71,004	68,808
J. Franklin Hall	2/14/2008	4,500	52,380	50,760
Gregory A. Gehlmann	2/14/2008	4,500	52,380	50,760
Samuel J. Munafo	2/14/2008	4,300	50,052	48,504

(1)
Grant date fair value is the total amount we will expense for the award in accordance with generally accepted accounting principles, including FAS 123(R). In accordance with FAS 123(R), we will record this expense pro rata over the four-year vesting period. This is the amount reported in the Grants of Plan-Based Awards table, below. The amount reported in the Summary Compensation Table is a pro rata portion of this amount plus a pro rata portion of the fair value of awards made in prior years to the extent the vesting period occurred in 2008.

(2)	Based on closing market price of our common shares of $11.28 on April 16, 2009 (the voting record date).

Effect of EESA and ARRA. ARRA directs the Treasury to adopt rules to implement “compensation standards” for CPP participants including a prohibition on incentives other than certain restricted stock. As a result, it is likely that these new legislative and regulatory restrictions will preclude the grant of stock options to the NEOs in the future until EESA no longer applies to us. ARRA permits “long-term” restricted stock, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all CPP-related obligations have been satisfied, and any other conditions which the Treasury may specify have been met. Therefore, it is likely that we will continue to use restricted stock but the extent of our use and the changes we may make to comply with EESA and ARRA cannot be determined until final regulations have been published by the appropriate regulatory bodies.

Non Performance Based Benefits.  We also offer our executives non-performance-based benefits that attempt to meet the essential needs of executives in a manner which is market competitive and cost-effective for both the executive and the Corporation.

Executives can participate in group medical and life insurance programs and a percentage match by the Corporation under the 401(k) plan and a cash balance which are generally available to all of our employees on a non-discriminatory basis. The benefits serve to protect executives and their families against financial risks associated with illness, disability and death and provide financial security during retirement through a combination of personal savings and Corporation contributions, taking advantage of tax-deferral opportunities where permitted.

The Corporation has employment agreements with each of the NEOs.  Such agreements provide added benefits to the NEOs in event of a change-in-control and/or termination for other than cause.  See “—Employment Agreements” and “Other Potential Post-Employment Payments.”

The NEOs also receive certain fringe benefits, such as participation in the supplemental executive retirement plan (“SERP”) and a deferred compensation plan.  In addition, the NEOs are reimbursed for business-related expenses they incur, receive a monthly car allowance, some are reimbursed for club memberships, long term disability, and are entitled to up to $2,000 reimbursement for tax/investment advice.  Furthermore, relocation benefits are available for qualifying executives.

Management believes that the costs of reimbursement of such expenses and allowances constitute ordinary and necessary business expenses that facilitate job performance and minimize work-related expenses incurred by the NEOs.  Finally, biennial (annual if over 50) physical examinations are available to senior officers in hopes of ensuring the continued health of key managers and executives of the Corporation.  Those approved benefits that are not business-related, however, are paid/reimbursed but taxed as a personal benefit.

Employment Agreements

Employment Agreement with Mr. Davis
In 2004, the Corporation entered into an agreement with Mr. Davis.  The agreement was amended and restated on August 24, 2006 (the “Agreement”).   The initial term of the Agreement was for one year from the commencement of Mr. Davis’s employment on October 1, 2004 (the “Commencement Date”).  The Agreement automatically renews for successive one-year periods after the initial term, unless and until terminated in accordance with the terms of the Agreement.  The Agreement provides that Mr. Davis will receive an annual salary, incentive awards, non-incentive related compensation (including executive benefits/perquisites), and broad-based employee benefits as determined from time-to-time by the Board.

Pursuant to the agreement and in connection with his initial hiring, Mr. Davis was entitled to a bonus of $33,000 on each of the first three anniversaries of his employment, ending October 1, 2007. Furthermore, pursuant to the Agreement, Mr. Davis received (i) a stock option grant, subject to the terms of the Corporation’s 1999 Plan, for 50,000 shares of the Company's common shares that vested on October 1, 2005 with an exercise price equal to the fair market value on the date of grant ($17.19 per share); and (ii) a restricted stock award, subject to the terms of the stock plan, for 35,000 shares of the Corporation’s common shares (17,500 vested on October 1, 2005, 8,750 vested on October 1, 2006, and 8,750 vested on October 1, 2007).

Termination.  Mr. Davis’s employment with the Corporation:
•	Will terminate automatically upon his death;
•	May be terminated either by the Corporation or Mr. Davis at the end of the agreement’s initial term or any renewal term upon 90 days prior written notice from either of them to the other;
•
May be terminated by Mr. Davis at any time for “Good Reason,” meaning the occurrence, without Mr. Davis’s consent, of a significant reduction in his base salary or his authority or responsibilities as set forth in the Agreement;

•	May be terminated by us immediately upon notice to Mr. Davis at any time for Cause, as defined in the Agreement; or
•	May be terminated by the Corporation immediately upon notice to Mr. Davis at any time if he is then under a Long-Term Disability, as defined in the Agreement.

Severance.  If Mr. Davis’s employment is terminated as follows:
•	By the Corporation, without Cause (as defined in the Agreement), by providing 90 days written notice prior to the end of the Agreement’s initial term or any renewal term;
•	By the Corporation, without Cause, immediately upon notice to Mr. Davis at any time, if he is then under a Long-Term Disability, as defined in the Agreement; or
•	By Mr. Davis at any time for “Good Reason,” as defined in the Agreement; and

Mr. Davis has provided us with a separate, written release and covenant not to sue; then Mr. Davis will be entitled to receive termination compensation equal to:

•	compensation equal to 24 months of his Base Salary paid over a 24 month period
•	a termination bonus equal to twice the target payment under the Corporation’s Short-Term Incentive Bonus Plan for the calendar year in which the termination occurred;
•	any additional bonuses not yet paid under the Agreement, and
•
if the termination occurs within 12 months of a Change in Control as such term is defined in the Agreement, Mr. Davis will receive a payment equal to the present value of the death benefit he would have received under an Employee Split Dollar Agreement and calculated as if Mr. Davis died at age 75.

The termination compensation will be paid over a two-year Severance Period as such term is defined in the Agreement.  Following any termination, should Mr. Davis elect COBRA coverage, the Corporation shall pay the premiums for the first 12 months of such coverage.  Mr. Davis shall also be entitled to executive outplacement assistance with an agency selected by the Corporation in an amount not to exceed 5% of Mr. Davis’s base salary.

In the event the receipt of any payment under the Agreement, in combination with any other payments to Mr. Davis from the Corporation, will result in the payment by Mr. Davis of any excise tax under Section 280G and Section 4999 of the Code, the Corporation will pay to Mr. Davis an additional amount equal to the amount of such excise tax and the additional federal, state and local income taxes for which Mr. Davis will be liable as a result of this additional payment.

See also “- Impact of EESA and ARRA” below for limitations on the express terms of the agreement while we participate in the TARP Program.

Employment Agreements with NEOs Other than Mr. Davis
The Corporation is party to employment agreements with each of the NEOs other than Mr. Davis (each referred to as an “Officer”).  Each agreement is for a term of one or two years.   Unless and until terminated in accordance with the terms of the agreement, each agreement renews annually from and after the initial term unless the Corporation or the Officer gives three to six months prior notice of termination.

The agreements can be terminated upon the Officer’s death or disability; at the end of the initial term or any renewal term if not renewed upon six month’s prior written notice; for Cause, as defined in the agreements; or for “Good Reason,” meaning:

•	a change in the duties of the Officer’s position or the transfer to a new position in violation of the terms of the agreement;

•	a substantial alteration in the nature or status of the Officer’s responsibilities in violation of the agreement;

•	a reduction in the Officer’s base salary;

•
refusal by the Corporation or its successor to renew the term of the agreement for any reason prior to the Officer reaching his or her normal retirement date under the Corporation’s retirement plan; or

•	a change in the Officer’s employment benefits in violation of the terms of the agreement.

Except as otherwise provided in the agreements, if the Officer is terminated for any reason other than Cause, and the Officer has provided the Corporation with a separate, written release and covenant not to sue in accordance with the agreement and does not revoke such release and covenant, then the Officer will be entitled to receive some or all of the following:

•	The Officer’s base salary will be continued for a period of 12- 24 months from the date of termination of employment (such period being called the “Severance Pay Period”).

•	During the Severance Pay Period, only medical and dental benefits continue.

•
If, prior to the Officer’s date of termination, the Officer has participated in the Corporation’s Short-Term Incentive Plan for a complete calendar year, the Officer will receive a payment in one lump-sum in an amount equal to one or two times the percentage of the incentive payment made or required to be made for the calendar year pursuant to the plan immediately preceding the calendar year in which the Officer’s date of termination occurs.

Notwithstanding the above, if the employment of an Officer is terminated as follows:

•
If the Officer’s date of termination of employment is within 12 months after a change in control (as defined in the agreements), the Officer will receive a payment equal to:  (A) with respect to shares subject to an option granted as of the time of the change in control under our 1991 and 1999 stock plans that the Officer cannot exercise due to the termination of employment, the difference between the fair market value of such common shares determined as of the date of termination of employment and the option exercise price, and (B) with respect to any restricted stock granted under the Corporation’s 1991 Stock Incentive Plan as of the time of the change in control which the Officer forfeits as a result of the termination of employment, the fair market value of such restricted shares determined as of the date of termination of employment and as if all restrictions had been removed.  Stock option and restrict stock agreement also provide for acceleration in the event of a change in control for all employees receiving grants, including the NEOs.

If an Officer voluntarily terminates his agreement other than as provided above or is terminated for cause, all severance benefits under the agreement are void.

If the receipt of any payments described above to the Officers (other than Mr. Munafo), in combination with any other payments to them, shall, in the opinion of independent tax counsel selected by the Corporation, result in liability for the payment by the Officer of any excise tax pursuant to Sections 280G and 4999 of the Code, the Corporation will pay to the Officer an additional amount equal to the amount of such excise tax and the additional federal, state, and local income taxes for which he or she will be liable as the result of this additional payment.   See also “- Impact of EESA and ARRA” below for limitations on the express terms of the agreement while we participate in the TARP Program.

Confidentiality and Non-Competition

The NEOs, including Mr. Davis, are prohibited, at all times, from disclosing any confidential information, as defined in the agreements, except as required by law, and must return all confidential information to the Corporation upon termination of their employment.  During the term of each NEO’s employment and for a period of six months following termination of the officer’s employment for any reason other than by the Corporation for Cause (as defined in the agreements), the NEO has agreed not to be employed by, serve as an officer or director of, consultant to, or advisor to any business that engages either directly or indirectly in commercial banking, savings banking, or mortgage lending in the geographic area of Ohio, Indiana, or Kentucky, or which is reasonably likely to engage in such businesses in the same geographic area.

Impact of EESA and ARRA.

Each of our NEOs executed an agreement which reduces his compensation, including amounts that might be paid under the employment agreements, in connection with our participation in the Treasury’s Capital Purchase Program. Under the EESA rules, payments to SEOs would be limited to 2.99 times a “base amount” factor, which factor could be less than the current annual compensation. No golden parachutes would be allowed upon an SEO’s involuntary separation of employment. Under ARRA golden parachutes to SEOs and to the next five most highly compensated employees are prohibited upon departure for any reason; payments are allowed only for services performed and for benefits accrued, for so long as EESA applies to us.

Other Guidelines and Procedures Affecting Executive Compensation

Grants of Stock-Based Compensation. The Committee approves all grants of stock-based compensation to the CEO and the President, and all other persons reporting to the CEO. The Committee also approves the size of the pool of stock-based awards to be granted to other employees, but delegates to the CEO the authority to make and approve specific awards to employees other than those who report directly to the CEO. While the Committee delegates specific grant-making authority to the CEO (except with respect to the senior officers described above), the Committee reviews such grants and oversees the administration of the program.

Stock-Based Compensation—Procedures Regarding Timing and Pricing of Awards. Our policy is to make grants of equity-based compensation only at current market prices. We set the exercise price of stock options at the closing stock price on the date of grant, and do not grant “in-the-money” options or options with exercise prices below market value on the date of grant. Absent special circumstances, it is also our policy to make grants to both NEOs and other participants only on the dates of regularly scheduled meetings of the full Board of Directors. Further, it is our policy to primarily make the majority of such grants on the date of the February meeting of our Board of Directors (although we make a small percentage of grants at other times throughout the year, mostly on the date of regularly-scheduled meetings of the full Board of Directors in connection with exceptional circumstances, such as the hiring or promotion of an executive officer, special retention circumstances, or merger and acquisition activity).

We try to make stock award and stock option grants at times when they will not be influenced by scheduled releases of information. We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation. Similarly, we do not set the grant date of stock options to new executives in coordination with the release of material non-public information and, instead, these grants primarily have grant dates corresponding to the date of the February Board meeting or the next pre-selected off-cycle grant date.

Typically we chose the February meeting of our Board of Directors because it is the first meeting of the Board of Directors after financial results for the completed year have been publicly announced, and because it allows time for performance reviews following the determination of corporate financial performance for the previous year. This allows us to make grants at a time when our financial results have already become public, and when there is little potential for abuse of material non-public information in connection with stock or option grants. We believe we minimize the influence of our disclosures of non-public information on the exercise price of these long-term incentives by selecting dates well in advance and which fall several days or weeks after we report our financial results, and by setting the vesting period at 1 year or longer. We follow the same procedures regarding the timing of grants to our executive officers as we do for all other participants.

However, due to the passages of ARRA, we determined to postpone our compensation review with further discussion in March 2009 and move our annual meeting to June to allow sufficient time to analyze to the best of our ability the impact of such law.  As of the date of this proxy statement, there were still no rules promulgated pursuant to ARRA, however, the Committee determined that it was necessary to provide our employees guidance for 2009 performance and make any adjustments as necessary when further guidance is provided.

Adjustment or Recover of Awards.  Under Section 304 of the Sarbanes-Oxley Act of 2002, if First Financial is required to restate its financial statements due to material noncompliance with any financial reporting requirements based upon a judicial determination of misconduct, the CEO and CFO must reimburse us for (a) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document; and 9b0 any profits realized from the sale of First Financial securities during those 12 months.

Adjustments to Incentive Compensation as a Result of Financial Statement Restatements. As a result of the passage of EESA and our participation in the CPP, the Committee strengthened this recoupment policy. EESA requires us to recover any bonus or incentive compensation paid to an NEO based on statements of earnings, gains, or other criteria which prove to be materially inaccurate. In addition, each NEO has contractually agreed to abide by this provision. ARRA extends this recovery requirement to the next 20 most highly-compensated employees in addition to the NEOs. The Committee intends to consider these new limits on executive compensation and act accordingly promptly after the appropriate regulatory bodies have published their implementing regulations.

Share Ownership and Share Retention Guidelines.  We believe our executive officers already have a significant equity stake in our company (as reflected in the beneficial ownership information contained in this Proxy Statement), and at this time we have not adopted a share ownership and retention policy for senior management.   In addition, as discussed above, our compensation philosophy is to grant a significant portion of executive compensation in stock.  Unfortunately, this will need to be adjusted due to EESA. We do have share ownership guidelines for our non-employee directors and we have discussed this earlier in the proxy statement.  See “Board Compensation – Stock Ownership Guidelines.”

Retirement Plans
Effective January 1, 2008 (July 1, 2007 for new participants with respect to the retirement plan), we made several changes to our qualified retirement plans and 401(k) Plan to be better positioned competitively, to attract and retain employees and to manage the escalating and varying costs of retiree benefits.  These changes also resulted in revisions to our non-qualified retirement plans.  Generally, benefits under previous formulas were frozen and current participants accrue under new formulas.  The changes reflect a shift towards account balance formulas and a shift away from traditional annuity-type formulas.  Accrued benefits under the retirement plan were frozen at December 31, 2007 and new formulas went into effect on January 1, 2008.  Participants over the age of 50 and with at least 10 years of service will continue to receive credit under the prior formula for future pay increases.  In summary, we set aside an amount equal to 5% of an employee’s pay for each year during which 1,000 hours is worked, with an additional amount if the employee earns more than 50% of the Social Security wage base.  Employees earn a fixed rate of return annually on their balance in this amount.  We also made similar changes to the benefit formulas under our SERP Plans. To offset the potential reduction in retirement benefits, we made enhancements to our 401(k) Plan.

Thrift Plan.  The thrift plan (or 401(k) Plan) covers employees who have attained age 21.  Participation is immediately available and participants may contribute up to 50% of their base salary (unless limited by law or regulation) to the plan.  The Corporation’s subsidiaries’ matching contributions are a dollar for dollar match on each participant’s contribution up to 3% of base salary of each participant and $0.50 on the dollar for additional contributions up to 2% and become fully vested when made.

Defined Benefit Pension Plan.   Our Employee Pension Plan (“Pension Plan”) covers employees of the Corporation’s subsidiaries who have attained age 21 and completed one year of credited service.  An associate is vested after five years of service and receives benefits upon retirement pursuant to a formula based on average salary and years of service.

Deferred Compensation Plan.  The deferred compensation plan is a nonqualified deferred compensation plan in which only our executive officers are eligible to participate.  Participants may elect to defer up to 50% of their base salary and 100% of their bonus or incentive pay for any year.  See”Non-Qualified Deferred Compensation.”

Supplemental  Retirement Plan.  The Corporation maintains a supplemental executive retirement plan (“SERP”) to supplement the payments under the pension plan for certain senior officers of the Corporation and its subsidiaries who may be designated from time-to-time by the Compensation Committee.  The SERP’s purpose is to make up for limits under the Corporation’s qualified plan.  In addition, Mr. Davis is party to an executive supplemental savings agreement that seeks to help compensate for the contribution limitations for the company under the Thrift Plan.

Split Dollar Life Insurance.  The Split Dollar Agreement is an endorsement method split dollar arrangement which applies to a life insurance policy owned by the Corporation which, upon a NEO’s death, first pays the Corporation the premiums which the Corporation paid for the policy, and then pays the NEO’s beneficiary a death benefit equal to three times the executive’s base salary in effect at his or her death.  If the NEO terminated employment before death and, when employment terminated, he or she was eligible to receive an immediate retirement benefit under the early retirement provisions of the Corporation’s retirement plan and had been employed for at least five years, the Corporation keeps the policy in force until the executive’s death and the death benefit is equal to three times the executive’s base salary at the time of his or her termination of employment.  In either case, any amounts payable under the policy after the payment to the NEO’s beneficiary are paid to the Corporation.

Tax Considerations

We consider the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our NEOs which might have the effect of frustrating the purpose(s) of such compensation. We consider several provisions of the Code.

Section 162(m). Prior to amendments enacted by EESA, Section 162(m) provided that compensation in excess of $1 million paid for any year to our CEO, CFO and the 3 other highest paid executive officers at the end of such year, which executives we refer to as covered employees, would not be deductible for federal income tax purposes unless: (1) the compensation qualifies as “performance-based compensation,” and (2) we advised our shareholders of, and our shareholders have approved, the material terms of the performance goals under which we pay such compensation and, under certain conditions, such shareholders have not re-approved the material terms of the performance goals within the last 5 years. At this meeting, we are seeking shareholder approval of the material terms of the performance goals under which compensation is paid under the 2009 Stock Plan at this annual meeting.

Effect of EESA on Section 162(m). We participated in the U.S. Treasury Department’s Capital Purchase Program in 2008 by selling preferred stock and common stock purchase warrants to the U.S. Treasury. As a result, we became subject to certain executive compensation requirements under EESA. Among those was our agreement to not take a federal income tax deduction for annual compensation paid to any NEO in excess of $500,000. In addition, certain performance based compensation paid under shareholder approved plans is no longer exempt from Section 162(m) limits. We first became subject to amended Section 162(m) on November 14, 2008. This limit was prorated in 2008 but will fully apply to compensation that we pay to the NEOs in 2009. It will continue to apply to us for so long as Treasury owns any of our CPP debt or equity securities. As a result, we are likely to be denied a deduction for a significant portion of the compensation we pay to some of our NEOs in 2009 and in any future year until we have redeemed all of our CPP securities.  However, we will continue to seek shareholder approval for favorable treatment in the event these limitations of EESA are no longer applicable to us.

Sections 280G and 4999. We provide our NEOs with employment agreements. These agreements provide for tax protection in the form of a reimbursement to the executive for any excise tax under Section 4999 of the Code as well as any additional income and employment taxes resulting from such reimbursement. Section 4999 imposes a 20% nondeductible excise tax on our NEOs who receive an “excess parachute payment” and Section 280G disallows the tax deduction to the payer (our successor) for any excess parachute payment. An excess parachute payment is the aggregate amount of cash and other benefits payable upon a change in control that exceeds 2.99 the executive’s base amount (average W-2 compensation for 5 calendar years preceding the change in control). The IRS imposes the excise tax on the amount that exceeds the executive’s base amount. The intent of the reimbursement is to provide a benefit without a tax penalty to our executives who are displaced in the event of a change in control. We believe the provision of tax protection for excess parachute payments for our executive officers is consistent with market practice, is a valuable executive talent retention incentive, and is consistent with the objectives of our overall executive compensation program.

Effect of EESA on Sections 280G and 4999. We agreed to abide by a provision of EESA which limits the amounts that we can deduct for income tax purposes under change in control and similar agreements. EESA also amended Section 280G of the Code by expanding the definition of a parachute payment to include certain severance payments paid by reason of an involuntary termination or in connection with bankruptcy, liquidation, or receivership by the employer. The EESA limitations and the expanded definition will apply to us for so long as Treasury owns any of our CPP debt or equity securities. EESA requires a financial institution participating in the CPP to commit not to provide excess parachute payments under Section 280G. EESA also amended the definition of excess parachute payment to include a payment to an SEO who is terminated for cause when he would otherwise continue working or who terminates for good reason. We have given our commitment to comply with the EESA restrictions related to Section 280G.

Incentive Stock Options.  Federal income tax rules impose limits to the favorable tax treatment for incentive options.  The limit is that no employee may hold incentive options that become exercisable in a single calendar year whose total value exceeds $100,000.  If this limit is exceeded, the “excess” above $100,000 becomes a non-qualified stock option and does not receive the favorable tax treatment described above.   In the event options granted to the NEOs exceed the $100,000 limit, they automatically become non-qualified options.

Effect of EESA and ARRA. ARRA directs the Treasury to adopt rules to implement “compensation standards” for CPP participants including a prohibition on incentives other than certain restricted stock. As a result, it is likely that these new legislative and regulatory restrictions will preclude the grant of stock options to the NEOs in the future until EESA no longer applies to us.

Section 409A. Section 409A generally governs the form and timing of nonqualified deferred compensation payments. Section 409A imposes sanctions on participants in nonqualified deferred compensation plans that fail to comply with Section 409A rules, including accelerated income inclusion, an additional 20% income tax (in addition to ordinary income tax) and an interest penalty. We have amended applicable agreements, arrangements and plans to comply with Section 409A or to qualify for an exemption from Section 409A.

Summary

In summary, we believe this mix of salary, variable cash incentives for short-term performance, and the potential for increased equity ownership in our company based on long-term performance motivates our management team to produce strong returns for shareholders. We further believe this program strikes an appropriate balance between our interests and needs in operating our business and appropriate employee rewards that lead to shareholder value creation. We are aware of recent legal and other governmental limits on executive compensation, and the Committee will work diligently to address these and other concerns of our various constituents.

The total compensation mix attributable to the relative weighting of each element reflects the competitive market and our priorities.  As such, the mix of pay may be adjusted from time to time to best support our immediate and longer-term objectives.  Generally, as employees move to higher levels of responsibility with greater ability to influence our results, the percentage of pay at risk may increase.

We believe our approach to executive compensation is a critical element to the successful attraction and retention of the right talent to effectively implement our strategic plan.  We can apply multiple approaches and tactics but the key principles of market based compensation, adjusted for the value created by the individual and organizational performance should be the cornerstones of our philosophy.  We believe the compensation packages provided to the NEOs are appropriate and consistent with our compensation philosophy.

2009 Executive Compensation Changes

On April 13, 2009, the Compensation Committee determined 2009 annual compensation for its senior executives, including the NEO.  In summary:

•	Mr. Davis’ target compensation for 2009 is expected to decrease by approximately 14% when compared to his actual total compensation in 2008.
•	There was no increase in the base salaries of NEOs Lefferson, Hall, Gehlmann, and Munafo.
•	Target compensation for 2009 for the NEOs, excluding Mr. Davis, is not expected to change from their actual total compensation in 2008.
•
The NEO will not be eligible to participate in the 2009 Short-Term Incentive Plan of the Company (“STIP”) due to recent legislation prohibiting cash bonuses to the top five compensated executives of those institutions participating in the Capital Purchase Plan (“CPP”) as describe later herein.

•
Due to the Company’s participation in the CPP, no options were issued to the Named Executive Officers and only restricted stock was granted.  Restricted stock vests over a 4-year period, but cannot fully vest as long as the Company is in the CPP.

•	Each SEO (the NEOs) signed an amendment to his employment agreements that complies with the terms of ESSA.

Stock grants were made under the 1999 Employee Sock Plan.  A total of 190,292 shares of restricted stock were awarded to all participants in the plan (including 95,592 issued to the NEOs).  No options were granted.  It is not expected that an additional grants will be made under the 1999 Employee Stock Plan before it expires on April 28, 2009.

The committee will continue to review our 2009 executive compensation in light of any new regulations or guidance under ESSA, TARP, CPP or the ARRA or other federal programs.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

In addition, the Compensation Committee certifies that it has reviewed with our senior risk officer, the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage any SEO to take unnecessary or excessive risk that threatens the value of the financial institution.

Submitted by the Compensation Committee of the Board of Directors.

Barry S. Porter, Chair	Susan L. Knust
J. Wickliffe Ach	William J. Kramer
Donald M. Cisle, Sr.

Summary of Cash and Certain Other Compensation and Other Payments to the Named Executive Officers

Overview. The following tables provide summaries of cash and certain other amounts we paid for the year ended December 31, 2008 to the NEOs. We report compensation below in accordance with SEC regulations. Those regulations require us in some cases to report:

•	amounts paid in previous years.

•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of First Financial.

•	Amounts we paid to the NEOs which might not be considered “compensation” (for example, distributions of deferred compensation earned in prior years, and earnings on such amounts).

•
an assumed value for share-based compensation under accounting rules, even though the actual realization of cash from the award may depend on whether our stock price appreciates above its price on the date of grant and whether the executive continues his employment with us.

•
the increase in present value of future pension obligations, even though such increase is not cash paid this year and even though the actual pension benefits will depend upon a number of factors, including when the executive retires, his compensation at retirement, and in some cases the number of years the executive lives following his retirement.

Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the Compensation Discussion and Analysis, above.

SUMMARY COMPENSATION TABLE

In the column “Salary,” we disclose the amount of base salary paid to the NEOs during the year. In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the cost we recognize for financial statement reporting purposes in accordance with FAS 123(R). For restricted stock, the FAS 123(R) fair value per share is equal to the closing price of our stock on the date of grant. For stock options, we base the FAS 123(R) fair value per share on certain assumptions. Please refer to note 15 to our financial statements in our annual report for the yeas ended December 31, 2008 for a discussion of the assumptions related to the calculation of such values. We disclose such expense ratably over the vesting period but (pursuant to SEC regulations) without reduction for estimated forfeitures (as we do for financial reporting purposes).   These amounts reflect the company’s accounting expense and do not correspond to the actual value that will be realized by the NEOs.  Options and restricted shares vest over a four-year period and restricted shares also are subject to performance measures.  For example:

•	the exercise price for all stock options in the table is above the current market price, therefore at this time no value can be recognized
•	50% of the restricted awards granted to the NEOs in 2005 (not on this table) will be forfeited in 2009 as certain cumulative performance measures were not met

 The “Stock Awards” and “Option Awards” columns includes a portion of the expense attributable to restricted stock or options grants made during the periods indicated.  Stock awards typically vest over a four year period, with restricted stock subject to certain performance conditions.

In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all earnings for services performed during the year pursuant to awards under non-equity short-term incentive plan, unless disclosed in the “Bonus” column. We determine whether to include an award with respect to a particular year based on whether the relevant performance measurement period ended during the year. For example, we make annual payments under our short-term incentive plan based upon our financial results measured as of December 31 of each year. Accordingly, the amount we report for short-term incentive plan corresponds to the year for which the NEO earned the award even though we did not pay the award until after the end of such year.

In the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” we disclose the sum of the dollar value of (1) the aggregate change in the actuarial present value of each NEO’s benefit under all defined benefit and actuarial pension plans (including supplemental plans) in the year, if positive; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including benefits in defined contribution plans. The dividends we pay on restricted stock are equal to the dividends we pay to all other holders of our common stock. Therefore, they are not “above-market” under SEC regulations, and we report these in the “All Other Compensation” column in the Summary Compensation Table.

In the column “All Other Compensation,” we disclose the sum of the dollar value of perquisites and other personal benefits, or property; and all “gross-ups” or other amounts reimbursed during the year for the payment of taxes.

The following Summary Compensation Table sets forth the compensation of Corporation’s Principal Executive Officer, Principal Financial Officer and the next three highest compensated executive officers.  All of the executive officers named in the Summary Compensation Table are referred to hereafter as the “NEOs” for fiscal years 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

Claude E. Davis	2008	509,712	—	310,788	310,464	127,428	54,980	98,719	1,412,091
President & CEO	2007	450,000	—	396,340	269,979	176,175	42,863	70,757	1,406,114
	2006	440,769	—	277,146	299,232	—	31,549	57,998	1,106,694

C. Douglas Lefferson	2008	283,610	—	71,004	71,280	56,722	40,134	35,561	558,311
EVP and Chief	2007	271,573	—	107,280	68,160	85,057	72,963	27,712	632,745
Operating Officer	2006	262,404	—	67,284	73,440	—	60,162	29,787	493,077

J. Franklin Hall	2008	256,740	—	52,380	51,975	51,348	24,962	33,394	470,799
EVP and Chief	2007	230,583	18,250	70,030	46,406	72,219	24,170	22,932	484,590
Financial Officer	2006	220,673	—	46,458	49,824	—	15,876	17,055	349,866

Gregory A.	2008	257,335	—	52,380	51,975	51,467	25,793	27,639	466,589
Gehlmann	2007	235,707	13,100	67,050	47,373	73,823	13,138	18,780	468,971
SVP and General	2006	219,327	—	44,856	47,520	—	10,971	19,197	341,871
Counsel

Samuel J. Munafo	2008	248,488	—	50,052	49,995	43,485	230,283	30,488	652,791
EVP, Banking	2007	235,707	—	67,050	47,373	64,596	241,756	25,762	682,244
Markets	2006	228,461	—	48,060	50,976	—	110,352	32,891	470,740

(1)	The dollar value of base salary (cash and non-cash) earned during the fiscal year.
(2)
The dollar value of bonus (cash and non-cash) earned during the fiscal year. With respect to Mr. Davis, does not include $33,000 in both 2007 and 2006 paid pursuant to his employment agreement in connection with him joining the Corporation in 2004 and not tied to any performance during the periods. See also “— Employment Agreements — Employment Agreement with Mr. Davis.” With respect to Messrs. Hall and Gehlmann in 2007, reflects increased responsibilities during the fiscal year (Wealth Resource Group and Risk Management, respectively).

(3)
The aggregate grant date fair value of stock awards computed in accordance with FAS 123(R).  These amounts do not reflect the actual value that will be realized by the NEOs.  Depending on our stock performance, the actual value may be more or less than the amount shown or zero. For actual value received in 2008 for awards granted in previous years, see the table “Options Exercised and Stock Vested” in this proxy. See also “- Outstanding Equity Awards at Fiscal Year End.” For 2007, includes additional grants of restricted stock to the NEOs to recognize their efforts in the successful restructuring of the Corporation over a number of years to position it for future growth and lower operating expenses (Davis — 8,000 shares; Lefferson — 2,500 shares; Hall -1,500 shares;  Gehlmann — 1,200 shares; and Munafo — 1,200 shares). With respect to Mr. Davis, does not include the vesting of restricted stock awards (8,750 shares each in 2007 and 2006 at $13.59 and $15.91 per share, respectively, or $118,912 and $139,212, respectively) in connection with our hiring of Mr. Davis in October 2004. See also “— Employment Agreements — Employment Agreement with Mr. Davis.” During fiscal 2006, the Corporation did not reach its target and therefore one-fourth of the 2005 and 2006 awards did not vest in 2007, but may vest in subsequent years if performance targets are met (however, it is expected that 50% of the 2005 restricted grants will be forfeited in 2009).   During 2007 and 2008, the Corporation met its targets and therefore one fourth of the 2005, 2006 and 2007 awards vested in April 2008 and one-fourth will vest in 2009 (as well as 2008 awards). See also “- Outstanding Equity Awards at Fiscal Year End.”

(4)
The aggregate grant date fair value of option awards computed in accordance with FAS 123(R).  These amounts do not reflect the actual value that will be realized by the NEOs.  Depending on our stock performance, the actual value may be more or less than the amount shown or zero. For actual value receive in 2008 for awards granted in previous years, see the table “Options Exercised and Stock Vested” in this proxy. See also “Grants of Plan Based Awards.”

(5)
The dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans and all earnings on any outstanding awards (short-term incentive plan).

(6)
The aggregate change in the actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans (Pension Plan and SERP) (Pension Plan only with respect to Mr. Gehlmann for 2007 and 2006) from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year (e.g., interest rate and mortality rate assumptions).   Includes amounts which the named executive may not currently be entitled to receive because such amounts are not vested.

(7)
All other compensation for the year that could not properly be reported in any other column.   The specific elements are discussed below.  The “Other” category in the table below includes (where applicable):  tax preparation fees, cost of spouse for award trip(s), reimbursement for club membership(s), and long-term disability (with respect to Mr. Davis, also includes $18,836 in 2008 for the 401(k) restoration plan or executive supplemental savings agreement).

2008
		Company
		Match		Dividends on
		Under	Split Dollar	Unvested
	Automobile	401(k)	Insurance	Restricted
Name	Allowance	Plan	Premiums	Stock	Other	Total

Mr. Davis	$8,991	$9,200	$1,102	$49,733	$29,693	$98,719
Mr. Lefferson	8,991	9,200	461	13,081	3,827	35,561
Mr. Hall	6,000	9,200	320	8,712	9,126	33,394
Mr. Munafo	8,400	9,200	1,086	10,874	928	30,488
Mr. Gehlmann	6,000	9,200	524	8,104	3,810	27,639

2007
		Company
		Match		Dividends on
		Under	Split Dollar	Unvested
	Automobile	401(k)	Insurance	Restricted
Name	Allowance	Plan	Premiums	Stock	Other	Total

Mr. Davis	$9,000	$6,750	$895	$35,936	$18,176	$70,757
Mr. Lefferson	9,000	6,750	419	9,594	1,948	27,712
Mr. Hall	6,000	6,750	282	6,253	3,647	22,932
Mr. Munafo	8,400	6,750	955	7,871	1,786	25,762
Mr. Gehlmann	6,000	6,750	446	4,704	879	18,780

2006
		Company
		Match		Dividends on
		Under	Split Dollar	Unvested
	Automobile	401(k)	Insurance	Restricted
Name	Allowance	Plan	Premiums	Stock	Other	Total

Mr. Davis	$9,078	$6,581	$2,254	$27,488	$12,597	$57,998
Mr. Lefferson	9,068	6,574	898	8,751	4,496	29,787
Mr. Hall	6,000	2,296	715	5,547	2,497	17,055
Mr. Munafo	8,686	6,853	2,863	6,399	8,090	32,891
Mr. Gehlmann	6,000	6,466	742	2,368	3,621	19,197

GRANTS OF PLAN-BASED AWARDS

The following table shows all individual grants of stock awards to the NEOs of the Corporation during the fiscal year ended December 31, 2008.  Total value is computed utilizing the grant date market value for restricted stock awards and the grant date fair value in accordance with FAS 123(R) on stock option awards.

Estimated Future Payouts Under
Non-Equity Incentive Plans (1) (5)
Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: No. of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Option Awards (3)	Grant Date Fair Value of Stock and Option Awards (4)

Davis	n/a	STIP	0	254,856	509,712
	2/14/08	Options				26,700			$310,788
	2/14/08	Res St.					313,600	$11.64	$310,461

Lefferson	n/a	STIP	0	113,444	226,888
	2/14/08	Options				6,100			71,004
	2/14/08	Res St.					72,000	11.64	71,280

Hall	n/a	STIP	0	102,696	205,968
	2/14/08	Options				4,500			52,380
	2/14/08	Res St.					52,500	11.64	51,975

Gehlmann	n/a	STIP	0	102,984	205,968
	2/14/08	Options				4,500			52,380
	2/14/08	Res St.					52,500	11.64	51,975

Munafo	n/a	STIP	0	86,970	173,940
	2/14/08	Options				4,300			50,052
	2/14/08	Res St.					50,500	11.64	49,995

1.
Payouts under the 2008 Short Term Incentive Plan (STIP) were made in February 2009 and are reported in the Summary Compensation Table.  The actual payout is reported in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”  Payouts were 50% of target.  See “- Short Term Performance-Based Incentive Awards.”

2.	Restricted shares vest over a four-year period and are subject to certain performance triggers. Closing price of the Corporation’s common shares on the date of grant.

3.
The grant date fair value of each stock option, calculated using the Black-Scholes option pricing model is $0.99.  This reflects compensation costs recognized under FAS 123 in 2008.  All options are granted at 100% of fair market value on the date of grant.  The options are exercisable ratably over a four-year period (25% per year) commencing one year after the date of grant.  In no event can options be exercised later than 10 years after the date of grant, provided that the optionee remains in the employment of the Corporation or its affiliates.  The option exercise period may be shortened upon an optionee’s disability, retirement or death.  Shares acquired upon option exercise must be held one year from the date of exercise.

4.
The amounts of the estimated future payouts under the equity incentive plans column represent the opportunities in the event the Corporation meets certain targets pursuant to the terms of the stock awards.  See “Summary Compensation Table”, Note 3.

5.
The amounts of the estimated future payouts under the non-equity incentive plans column represent the opportunities in the event the Corporation meets certain targets pursuant to the terms of the stock awards. For 2008, grants were targeted at approximately 50% of base salary for Mr. Davis, 40% of base salary for Messrs. Lefferson, Hall, and Gehlmann, and 35% for Mr. Munafo.  Payouts were 50% of target.  See “- Short Term Performance-Based Incentive Awards.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table represents stock options and restricted stock awards outstanding for each NEO as of December 31, 2008.  All stock options and restricted awards have been adjusted for stock dividends and stock splits.  The closing per share price of the Corporation’s stock on the last trading date of the fiscal year was $12.39

	Option Awards					Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Claude E. Davis						72,225	$894,868
	50,000	0		$17.19	10/01/2014
	63,075	21,025	(2)	$17.51	04/18/2015
	51, 950	51,950	(3)	$16.02	04/24/2016
	27,925	83,775	(5)	$14.90	04/30/2017
	0	313,600	(6)	$11.64	02/14/2018

C. Douglas Lefferson						18,400	$227,976
	4,201	0		$22.57	01/25/2009
	12,127	0		$17.56	01/24/2010
	10,500	0		$16.01	01/23/2011
	10,000	0		$17.20	01/17/2012
	10,000	0		$16.58	01/22/2013
	2,500	0		$17.09	01/21/2014
	18,750	6,251	(2)	$17.51	04/18/2015
	12,750	12,750	(3)	$16.02	04/24/2016
	7,050	21,151	(5)	$14.90	04/30/2017
	0	72,000	(6)	$11.64	02/14/2018

J. Franklin Hall						12,375	$153,326
	6,772	0		$17.56	01/24/2010
	5,250	0		$16.01	01/22/2011
	5,000	0		$17.20	01/17/2012
	10,000	0		$16.58	01/22/2013
	2,500	0		$17.09	01/21/2014
	10,724	3,576	(2)	$17.51	04/18/2015
	8,650	8,650	(3)	$16.02	04/24/2016
	4,799	14,401	(5)	$14.90	04/30/2017
	0	52,500	(6)	$11.64	02/14/2018

	Option Awards					Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(7)	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Samuel J. Munafo						11,750	$145,273
	8,662	0		$22.57	01/25/2009
	15,120	0		$17.56	01/24/2010
	7,875	0		$16.01	01/22/2011
	5,000	0		$17.20	01/17/2012
	5,000	0		$16.58	01/22/2013
	2,500	0		$17.09	01/21/2014
	8,999	3,001	(2)	$17.51	04/18/2015
	8,850	8,850	(3)	$16.02	04/24/2016
	4,899	14,701	(5)	$14.90	04/30/2017
	0	50,500	(6)	$11.64	02/14/2018

Gregory A. Gehlmann						11,700	$144,963
	8549	2,851	(4)	$18.63	06/21/2015
	8,250	8,250	(3)	$16.02	04/24/2016
	4,899	14,701	(5)	$14.90	04/30/2017
	0	52,500	(6)	$11.64	02/14/2018

(1)    Performance-based restricted shares will vest according to the following schedule:

Vesting Date	Davis	Lefferson	Hall	Munafo	Gehlmann

February 14, 2009	6,675	1,525	1,125	1,075	1,125
April 18, 2009	8,400	2,500	1,450	1,200
April 24, 2009	4,325	1,050	725	750	700
June 21, 2009					1,050
April 30, 2009	6,650	1,800	1,175	1,125	1,125
February 14, 2010	6,675	1,525	1,125	1,075	1,125
April 24, 2010	4,325	1,050	725	750	700
April 30, 2010	6,650	1,800	1,175	1,125	1,125
February 14, 2011	6,750	1,525	1,125	1,075	1,125
April 30, 2011	6,650	1,800	1,175	1,125	1,125
February 14, 2012	6,750	1,525	1,125	1,075	1,125

Note:  with respect to awards vesting in 2009-2012 – it is assumed that the Corporation‘s return on equity is greater than or equal to the average of the twenty-fifth percentile of its peer group.  If return on equity doe not hit this benchmark, the shares will not vest for that year but may vest later if average return on equity during the vesting period is equal to or greater than the average of the twenty-fifth percentile. Certain awards that are included in the table are not listed as vesting as it is probable they will never vest.  See “Summary Compensation Table”, Note 3.  At April 18, 2009, Messrs. Davis, Lefferson, Hall & Munafo forfeited 8,400, 2,500, 1,450 and 1,200 restricted shares due to the failure of certain performance triggers.

(2) The unvested portion of this option grant will vest 100% on April 18, 2009.
(3) The unvested portion of this option grant will vest 75% on April 24, 2009, and 100% on April 24, 2010.
(4) The unvested portion of this option grant will vest 100% on June 21, 2009.
(5) The unvested portion of this option grant will vest 50% on April 30, 2009, 75% on April 30, 2010; and 100% on April 30, 2010.

(6) The unvested portion of this option grant will vest 25% on February 14, 2009, 50% on February 14, 2010, 75% on February 14, 2011; and 100% on February 14, 2011.
(7)  During 2008, 1,271 and 7,624 options expired unexercised for Messrs. Lefferson and Munafo as the option strike price ($19.09 per share), exceed the market value of our common shares on the expiration date (January 27, 2008).  It is expected that a number NEO and other employee options will expire unexercised in the next few years due to the current market price of our common stock and the exercise price of such options.

OPTION EXERCISES AND STOCK VESTED

The following table shows the stock options exercised and restricted stock that vested by the NEOs in 2008 and the value realized upon exercise.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Claude E. Davis	—	$—	15,175	$204,290
C. Douglas Lefferson	—	—	4,100	55,205
J. Franklin Hall	—	—	2,625	35,325
Gregory A. Gehlmann	—	—	2,400	30,069
Samuel J. Munafo	—	—	2,475	33,288

(1)	Aggregate market value on the exercise date of shares covered by the option less the aggregate price paid by the NEO.

(2)
The value realized on vesting of restricted stock awards represents the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares as of the prior day’s close.

We have no long-term incentive plans relating to future compensation of the NEOs other than the 1991 Stock Incentive Plan and the 1999 Plan.  No additional awards can be granted under the 1991 Stock Incentive Plan.  See, however, “Proposal No. 2 - Approval of the 2009 Employee Stock Plan.”

PENSION BENEFITS TABLE

The following table shows each pension plan that the NEO participates in, the number of years of credited service and the present value of accumulated benefits.  Values reflect the actuarial assumptions used for financial reporting purposes

Name(3)	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Claude E. Davis	Pension Plan	4	$54,657	$0
	SERP	4	96,608	$0

C. Douglas Lefferson	Pension Plan	23	240,031	$0
	SERP	23	103,850	$0

J. Franklin Hall	Pension Plan	10	74,810	$0
	SERP	10	14,824	$0

Samuel J. Munafo	Pension Plan	37	921,071	$0
	SERP	37	233,272	$0

Gregory A. Gehlmann	Pension Plan	4	45,394	$0
	SERP	4	12,913	$0

(1)
The number of years of service credited to the NEOs under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the registrant’s audited financial statements for the last completed fiscal year.

(2)
The actuarial present value of the NEO’s accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the registrant’s audited financial statements for the last completed fiscal year.

(3)
Assumptions:  Discount Rate – 6.26%; Lump Sum Interest Rate – 6.00%; Lump Sum Mortality Basis – PPAUCO08; Assumed Retirement Age – 65; no pre-retirement mortality; benefits accumulated as of December 31, 2008.

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to the Corporation’s Deferred Compensation Plan, certain executives, including the named executives, may defer up to 50% of his or her base salary and 100% of his/her bonus or incentive pay of any plan year.  None of the NEOs deferred any compensation in 2008.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Potential Change in Control Payments

This table summarizes potential change in control benefits for each of our NEOs as of December 31, 2008. For these benefits, we assumed a change in control of First Financial and a termination of employment by the surviving company without cause (or a resignation of the officer for good reason). We assumed that both events occurred on December 31, 2008. To the extent relevant, the amounts assume a First Financial stock price of $12.39, the closing price for our stock on that date. As discussed earlier, the payout of some of these amounts may be seriously affected by our participation in the TARP Capital Purchase Program.

Importantly, recent legislation and regulations may limit or eliminate our ability to pay any severance to the NEOs. Please refer to the Compensation Discussion and Analysis, above. However, SEC regulations require us to report compensation in the table below that would have been paid had the termination event occurred on the last day of our fiscal year. The discussion and figures below are limited by such new restrictions only to the extent they applied to us on December 31, 2008. Importantly, provisions of EESA and ARRA which became effective on February 17, 2009 are not reflected in the discussion or table below.

In accordance with SEC regulations, we do not report any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Also, the following table does not include amounts disclosed above under the pension benefits table, the deferred compensation table, or the outstanding equity awards at year-end table, except to the extent that the amount payable to the NEO would be enhanced by the termination event.

If we calculated these amounts using a different date, the change in the amounts could be significant. For example, other equity awards vested during the first quarter of 2009. If we had calculated the amounts shown based on an April 2009 change in control and termination, the total payment amount would differ. In addition, several of the items shown (particularly under “Cash Severance” and “Excise Tax Gross-Up”) depend on compensation received over a period of time.

As noted above, the benefits shown under “Acceleration of Unvested Equity” are received upon the change in control itself and do not require termination of employment, while the other benefits require a qualifying termination of employment. In addition, it is possible that an Excise Tax Gross-Up payment may be required if a change in control occurred even without a qualifying employment termination.

The “Restricted Stock” amounts reflect the market value of restricted stock held by the named executive officer on December 31, 2008. The amounts shown under “Unexercisable Options” include the excess of the market price over the exercise price for all of the NEO’s unvested options. We computed the other amounts in accordance with the terms of the change in control employment agreements.

	Mr. Davis	Mr. Lefferson	Mr. Hall	Mr. Gehlmann	Mr. Munafo
Change in Control Severance Benefits
Base Salary (2x)	$1,035,000	$570,000	$520,000	$520,000	$500,000
Bonus for Year of Separation (2x)(1)	$517,500	$170,114	$144,438	$104,000	$131,190
Present Value Death Benefit	$815,048	$413,114	$339,528	$399,791	$505,341
General Health and Welfare Benefits/Outplacement	$31,703	$25,813	$24,563	$24,563	$24,063
Change in Control Severance Benefits	$2,399,251	$1,179,041	$1,028,529	$1,048,354	$1,159,939

Acceleration of Unvested Equity
Restricted Stock	$894,868	$227,976	$153,326	$149,963	$145,583
Unexercised Options	$235,200	$54,000	$39,375	$39,375	$37,875
Total Unvested Equity	$1,130,068	$281,976	$192,701	$184,338	$183,148

Total Compensation Under Agreements	$3,529,319	$1,461,017	$1,221,230	$1,232,692	$1,359,939
Excise Tax Gross-Up (2)	$1,424,887	$463,276	$496,581	$516,881	$—

Total Benefits (2)	$4,954,206	$1,924,293	$1,717,811	$1,749,573	$1,343,397

(1)	1x for Mr. Gehlmann that date
(2)
None of the NEOs are entitled to an excise tax gross-up as long as we are subject to the EESA restrictions.  Under the ESSA restrictions, the maximum total benefits each NEO would be less.  Furthermore, it would appear any such payments will be substantially restricted/reduced due to ARRA.

Payments for Termination for Good Reason

Generally, the Messrs. Davis and Gehlmann are entitled to certain payments in the event there is a significant reduction in their base salary or their responsibilities as set out in their respective employment agreements.  This is known as termination for “good reason.”  With respect to Messrs, Lefferson, Hall, and Munafo, they can terminate their agreement for good reason if there is a change in their duties, they are transferred to a new position that is not comparable to their current position, responsibilities or status; substantial alteration in the nature or status of their responsibilities; reduction in their base salaries; First Financial refuses to renew the applicable employment agreement for any reason (other than cause); or changes in their employment benefits.  Messrs. Davis and Gehlmann are entitled to the payments below if First Financial does not renew their agreements (other than for cause).

Importantly, recent legislation and regulations may limit or eliminate our ability to pay any severance to the NEOs. Please refer to the Compensation Discussion and Analysis, above. However, SEC regulations require us to report compensation in the following table that would have been paid had the termination event occurred on the last day of our fiscal year. The discussion and figures below are limited by such new restrictions only to the extent they applied to us on December 31, 2008. Importantly, provisions of EESA and ARRA which became effective on February 17, 2009 are not reflected in the discussion or table below.

	Mr. Davis	Mr. Lefferson	Mr. Hall	Mr. Gehlmann	Mr. Munafo
Change in Control Severance Benefits
Base Salary (2x)	$1,035,000	$570,000	$520,000	$520,000	$500,000
Bonus for Year of Separation (2x)(1)	$517,500	$170,114	$144,438	$104,000	$131,190
General Health and Welfare Benefits/Outplacement	$31,703	$25,813	$24,563	$24,563	$23,408

Total Benefits (2)	$1,584,203	$765,927	$689,001	$648,563	$654,598

(1)	1x for Mr. Gehlmann.
(2)	It would appear such payments will be substantially restricted/reduced due to ARRA.

Payments for Voluntary Termination by NEO, Termination for Cause

In the event of an NEO’s voluntary termination of the agreement (other than as specifically set forth in the agreement) or termination for cause, the NEO is not entitled to any special benefits under their respective employment agreements or any stock awards.  All such benefits are void.

Retirement Benefits

In the event of retirement by the Named Executives, they would be entitled to certain retirement benefits that can be paid over time or taken in a lump sum.  Below is a presentation regarding lump sum benefits for early retirement under the pension plan:

	Total Present Value	Total Present Value	Incremental Value due	Incremental
	of Accumulated	Vested Accumulated	to Difference between	Value due
Named Executive	Benefit using FAS87	Benefit using Actual	FAS87 Assumptions and	due to Early
Officers	Assumptions (1)	Lump Sum Basis (2)	Actual Lump Sum Basis(3)	Ret. Subsidies(3)

Claude Davis	$151,265	$197,597	$46,332	$—
C. Douglas Lefferson	343,880	485,172	141,292	—
J. Franklin Hall	89,633	134,427	42,288	2,506
Gregory A. Gehlmann	58,307	76,663	18,356	—
Samuel J. Munafo	1,154,343	1,558,754	189,828	214,583

(1)	See “Pension Benefits”.

(2)	Calculated assuming NEO terminates employment on December 31, 2008 and receives an immediate lump sum distribution using the rate in effect for December 2008 payments.

(3)	For information purposes only. Allocates the increase in retirement value over the values shown in the Pension Benefit Table to its two primary sources:
-Difference between FAS lump sum interest rate assumption and actual basis
-Value of early retirement subsidies that are included in the actual lump sum payment if the NEO terminates employment

REPORT OF THE AUDIT AND RISK MANAGEMENT COMMITTEE

In accordance with its written charter, the Audit and Risk Management Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  The Corporation’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for expressing an opinion on the conformity of the Corporation’s audited financial statements to generally accepted accounting principles and on the Corporation’s internal control over financial reporting.

In this context, the committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2008 and Ernst & Young’s evaluation of the company’s internal control over financial reporting. The committee has discussed with Ernst & Young the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Ernst & Young has provided to the committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the committee has discussed with Ernst & Young that firm’s independence. The committee has concluded that Ernst & Young’s provision of audit and non-audit services to First Financial and its affiliates is compatible with Ernst & Young’s independence.

The Committee discussed with the Corporation’s internal auditors and Ernst & Young the overall scope and plans for their respective audits.  The Committee met with the internal auditors and with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.  The Committee has approved the selection of Ernst & Young as the Corporation’s independent registered public accounting firm for 2009.

Audit and Risk Management Committee

William J. Kramer, Chair	Richard E. Olszewski
J. Wickliffe Ach

ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to the Corporation and related entities for the last two fiscal years by the Corporation’s independent registered public accounting firm.

Fees by Category	2008	2007
Audit Fees	$508,800	$487,520
Audit-Related Fees (1)	62,500	33,000
Tax Fees (2)	35,963	—
All Other Fees (3)	56,300	65,800
Total	$663,563	$586,320

(1) Services covered by these fees consist of employee benefit plan audits.

(2)  Services in 2008 include tax planning fees that were pre-approved by the audit and risk management committee.  They did not violate an SEC or PCAOB independence rules.  No professional tax services were performed during 2007.

(3)  Services covered by these fees consist of audit and tax compliance work billed to the First Funds / Legacy Funds Group of mutual funds for which the Corporation’s subsidiary, First Financial Capital Advisors LLC, serves as investment advisor.

It is the policy of the Audit and Risk Management Committee that, before the Corporation engages an accounting firm to render audit services as the Corporation’s independent registered public accounting firm, the engagement must be approved by the Audit and Risk Management Committee.  In addition, before an accounting firm serving as the Corporation’s independent registered public accounting firm is engaged by the Corporation to render non-audit services, the engagement must be approved by the Audit and Risk Management Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Except for Mr. Kramer, all members of the Compensation Committee, or their affiliates, have engaged in loan transactions with First Financial Bank.  All such loans were made in the ordinary course of business of the bank. No other relationships required to be reported under the rules promulgated by the Securities and Exchange Commission exist with respect to members of the Corporation’s Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers, directors and persons who own more than 10 percent of a registered class of the Corporation’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.  Officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

Based solely on the Corporation’s review of the copies of such forms that it has received and written representations from certain reporting persons that they were not required to file a Form 5 for the specified fiscal year, the Corporation believes that all of its officers, directors and greater than 10 percent shareholders complied with all filing requirements applicable to them with respect to transactions during fiscal 2008.

SHAREHOLDER PROPOSALS

If an eligible shareholder wishes to present a proposal to be included in the Corporation’s Proxy Statement and form of Proxy relating to the 2010 Annual Meeting of Shareholders, it must be presented to management by certified mail, written receipt requested, not later than December 26, 2009.  Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended.  Any shareholder who intends to propose any other matter to be acted upon at the 2010 Annual Meeting of Shareholders must inform the Corporation no later than March 17, 2010.  If notice is not provided by that date, the person(s) named in the Corporation’s Proxy for the 2010 Annual Meeting will be allowed to exercise his or her discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2010 Annual Meeting.  The Corporation must provide you with a copy of its opposition statements no later than 30 calendar days before it files definitive copies of its proxy statement and form of proxy under Rule 14a-6.  Proposals should be sent to First Financial Bancorp., Attention: Gregory A. Gehlmann, General Counsel & Secretary, 4000 Smith Road, Suite 400, Cincinnati, Ohio 45209.

HOUSEHOLDING DISCLOSURE STATEMENT

In accordance with notices previously sent to shareholders, the Corporation is delivering one Annual Report and Proxy Statement in one envelope addressed to all shareholders who share a single address unless they have notified the Corporation that they wish to revoke their consent to the program known as “householding.”  Householding is intended to reduce printing and postage costs. The Corporation will mail separately a proxy card for each registered shareholder.

You may revoke your consent at any time by notifying the Corporation’s transfer agent, Registrar & Transfer Company, as indicated below:

By Phone:	(800) 368-5948
By Fax:	(908) 497-2318
By e-mail:	info@rtco.com

If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and the Corporation will reinstate mailing the Annual Report and Proxy Statement to each shareholder at your address.

The Company hereby undertakes to deliver upon oral or written request a separate copy of its Proxy Statement and Annual Report to a security holder at a shared address to which a single copy was delivered.  If such shareholder wishes to receive a separate copy of such documents, contact Gregory A. Gehlmann, Corporate Secretary at 4000 Smith Road, Suite 400, Cincinnati, Ohio 45209 (or by phone at 877-322-9530) by June 1, 2009 to ensure timely delivery.

If you own First Financial Bancorp stock beneficially through a bank or broker, you may already be subject to householding if you meet the criteria.  If you wish to receive a separate Proxy Statement and Annual Report in future mailings, you should contact your bank or broker.

ANNUAL REPORT

The Corporation’s financial statements are not included in this Proxy Statement as they are not deemed material to the exercise of prudent judgment by the shareholders with respect to any proposal to be submitted at the Annual Meeting. The Corporation’s Annual Report for the year ended December 31, 2008, is being mailed to shareholders with the Proxy and Proxy Statement in accordance with the Corporation’s house-holding program, but such Annual Report is not incorporated in this Proxy Statement and is not deemed to be a part of the Proxy soliciting material.

A shareholder of the Corporation may obtain a copy of the Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2008, and as filed with the SEC, without charge by submitting a written request to the following address:

First Financial Bancorp.
Attn:   Gregory A. Gehlmann
General Counsel & Secretary
4000 Smith Road, Suite 400
Cincinnati, Ohio 45209

The Annual Report on Form 10-K is also available within the Investor Relations section of our Web site at www.bankatfirst.com/Investor under the “Annual Reports” link or by going to the SEC’s Web site at www.sec.gov.

Management and the Board of Directors of the Corporation know of no business to be brought before the meeting other than as set forth in this Proxy Statement.  However, if any matters other than those referred to in this Proxy Statement should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such Proxy on such matters in accordance with their best judgment.

The expense of proxy solicitation will be borne by us.  Proxies will be solicited by mail and may be solicited for no additional compensation by some of the officers, directors and employees of the Corporation or its subsidiaries by telephone or in person.  Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of shares of the Corporation and will be reimbursed for their related expenses.

By Order of the Board of Directors,

Gregory A. Gehlmann
General Counsel & Secretary

April 23, 2009

APPENDIX A

FIRST FINANCIAL BANCORP. 2009 EMPLOYEE STOCK PLAN

SECTION 1.    BACKGROUND AND PURPOSE

The name of this Plan is the First Financial Bancorp. 2009 Employee Stock Plan. The purpose of this Plan is to promote the interests of First Financial and its Subsidiaries through grants to Employees of Options, Stock Appreciation Rights, Restricted Stock and Stock Units in order (1) to attract and retain Employees, (2) to provide an additional incentive to each Employee to work to increase the value of Stock and (3) to provide each Employee with a stake in the future of First Financial which corresponds to the stake of each of First Financial’s shareholders.

SECTION 2.     DEFINITIONS

Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

2.1. Board — means the Board of Directors of First Financial.

2.2. Change in Control — means a change in control of First Financial of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of First Financial or any successor of First Financial; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of First Financial shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of First Financial) or any dissolution or liquidation of First Financial or any sale or the disposition of 50% or more of the assets or business of First Financial; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of First Financial immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Section 2.2(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of First Financial common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section 2.2(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in Section 2.2(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of First Financial by the persons described in Section 2.2(iv)(A) immediately before the consummation of such transaction.

2.3. Code — means the Internal Revenue Code of 1986, as amended.

2.4. Committee — means a Committee of the Board to which the responsibility to administer this Plan is delegated by the Board and which shall consist of at least two members of the Board, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and each of whom shall be (or be treated as) an “outside director” for purposes of Code Section 162(m).

2.3. Employee — means select officers or other employees of First Financial or any Subsidiary who are, in the judgment of the Committee acting in its absolute discretion,  directly or indirectly responsible for or contribute to the  management, growth and profitability of the business  of First Financial or such Subsidiary.

2.6. Exchange Act — means the Securities Exchange Act of 1934, as amended.

2.7 Fair Market Value — means (1) the closing price on any date for a share of Stock as reported by The Wall Street Journal under the Nasdaq Stock Market Composite Transactions quotation system (or under any successor quotation system) or, if Stock is no longer traded on the Nasdaq Stock Market, under the quotation system under which such closing price is reported or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (2) such closing price as so reported in accordance with Section 2.7(1) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price, (3) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. If the closing price for a share of Stock is misquoted or omitted by the applicable publication, the Committee shall directly solicit the information from officials of the stock exchange or from other informed independent market sources.

2.8. ISO — means an Option granted under Section 7 of this Plan to purchase Stock which is evidenced by an Option Agreement which provides that the Option is intended to satisfy the requirements for an incentive stock option under Code Section 422.

2.9. NQO — means an Option granted under Section 7 of this Plan to purchase Stock which is evidenced by an Option Agreement which provides that the Option shall not be treated as an incentive stock option under Code Section 422.

2.10. Option — means an ISO or a NQO.

2.11. Option Agreement — means the written agreement or instrument which sets forth the terms of an Option granted to an Employee under this Plan.

2.12. Option Price — means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.13. Parent Corporation — means any corporation which is a parent corporation (within the meaning of Code Section 424(e)) of First Financial.

2.14. Plan — means this First Financial Bancorp. 2009 Stock Plan, as amended from time to time.

2.15. Performance Period — means the period selected by the Committee during which performance is measured for purpose of determining the extent to which an award of Restricted Stock or Stock Units has been earned.

2.16 Restricted Stock — means Stock granted to an Employee pursuant to Section 8 of this Plan.

2.17. Rule 16b-3 — means the exemption under Rule 16b-3 to Section 16(b) of the Exchange Act or any successor to such rule.

2.18. Stock — means the no par value common shares of First Financial.

2.19. Stock Agreement — means the written agreement or instrument which sets forth the terms of a Restricted Stock grant or Stock Unit grant to an Employee under this Plan.

2.20. Stock Appreciation Right or SAR — means a right which is granted pursuant to the terms of Section 7 of this Plan to the appreciation in the Fair Market Value of a share of Stock in excess of the SAR Share Value for such a share.

2.21. SAR Agreement — means the written agreement or instrument which sets forth the terms of a SAR granted to an Employee under this Plan.

2.22. SAR Share Value — means the figure which is set forth in each SAR Agreement and which is no less than the Fair Market Value of a share of Stock on the date the related SAR is granted.

2.23. Stock Unit — means a contractual right granted to an Employee pursuant to Section 8 to receive a cash payment based on the Fair Market Value of the number of shares of Stock described in such grant.

2.24. Subsidiary — means any corporation which is a subsidiary corporation (within the meaning of Code Section 424(f)) of First Financial except a corporation which has subsidiary corporation status under Code Section 424(f) exclusively as a result of First Financial or a First Financial subsidiary holding stock in such corporation as a fiduciary with respect to any trust, estate, conservatorship, guardianship or agency.

2.25. First Financial — means First Financial Bancorp., an Ohio corporation, and any successor to such corporation.

SECTION 3.    SHARES RESERVED UNDER PLAN

3.1. Shares. There shall (subject to Section 11) be reserved for issuance under this Plan 1,500,000 shares of Stock.

3.2. Share Counting. The shares of Stock described in Section 3.1 shall be reserved to the extent that First Financial deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by First Financial. Furthermore, any shares of Stock issued pursuant to a Restricted Stock grant which are forfeited thereafter shall again become available for issuance under this Plan, but (a) any shares of Stock used to satisfy a withholding obligation under Section 14.4 shall not again become available under Section 3.1 for issuance under this Plan, (b) any shares of Stock which are tendered to First Financial to pay the Option Price of an Option or which are tendered to First Financial in satisfaction of any condition to a grant of Restricted Stock shall not become available under Section 3.1 for issuance under this Plan and (c) the gross number of shares of Stock covered by a SAR, to the extent it is exercised, shall not again become available under Section 3.1 for issuance under this Plan, regardless of the number of shares used to settle the SAR upon exercise; provided, however, if a SAR is forfeited, the related share of Stock shall again become available for issuance under this Plan.

3.3. Use of Proceeds. The proceeds which First Financial receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of First Financial.

 SECTION 4.    EFFECTIVE DATE

This Plan shall become effective on the date the shareholders of First Financial (acting at a duly called meeting of such shareholders) approve the adoption of this Plan.

SECTION 5.     PLAN ADMINISTRATION

5.1 Authority of Committee. The Plan shall be administered by the Committee. Except as limited by law, or by the Articles of Incorporation or Regulations of First Financial, and subject to the provisions of this Plan (including Sections 11, 12, 13 and 14), the Committee shall have full power, authority, and sole and exclusive discretion to construe, interpret and administer this Plan, including without limitation, the power and authority to make determinations relating to Plan grants and correct mistakes in Option, SAR or Stock Agreements, and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of First Financial and in keeping with the objectives of the Plan. This power includes, but is not limited to, selecting award recipients, establishing all award terms and conditions and adopting procedures, modifications, and amendments to the Plan as may be necessary to comply with the provisions of law in order to assure the viability of awards granted under the Plan.

5.2 Amendment of Awards. The Committee, in its sole discretion, may amend any outstanding Option, SAR, Restricted Stock, or Stock Unit grant at any time in any manner not inconsistent with the terms of the Plan, provided that no outstanding award may be amended without the grantee’s consent if the amendment would have a materially adverse effect on the grantee’s rights under the award. Notwithstanding the foregoing, the Committee, in its sole discretion, may amend an award if it determines such amendment is necessary or advisable for First Financial to comply with applicable law (including Code Section 409A), regulation, rule, or accounting standard.

5.3 Delegation. To the extent permitted by applicable law, the Committee may delegate its authority as identified herein to one or more executive officers of First Financial, including without limitation the authority to approve grants to Employees other than any of First Financial’s executive officers. To the extent that the Committee delegates its authority to make grants as provided by this Section 5.3, all references in the Plan to the Committee’s authority to make grants and determinations with respect thereto shall be deemed to include the Committee’s delegate(s). Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Committee.

5.4 Decisions Binding. In making any determination or in taking or not taking any action under the Plan, the Committee or its delegate(s) may obtain and may rely on the advice of experts, including employees of and professional advisors to First Financial. Any action taken by, or inaction of, the Committee or its delegate(s) relating to or pursuant to the Plan shall be within the absolute discretion of the Committee or its delegate. Such action or inaction of the Committee or its delegate(s) shall be conclusive and binding on First Financial, on each affected Employee and on each other person directly or indirectly affected by such action.

SECTION 6.    ELIGIBILITY

Employees shall be eligible for the grant of Options, SARs, Restricted Stock and Stock Units under this Plan.

SECTION 7.    OPTIONS AND SARs

7.1. Options. The Committee acting in its absolute discretion shall have the right to grant Options to Employees under this Plan from time to time to purchase shares of Stock, and Options may be granted for any reason the Committee deems appropriate under the circumstances. Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall set forth whether the Option is an ISO or a NQO and shall set forth such other terms and conditions of such grant, including performance-based vesting conditions, as the Committee acting in its absolute discretion deems consistent with the terms of this Plan.. If the exercise of an Option is subject to the satisfaction of a minimum service and a minimum performance requirement, the minimum service requirement shall be at least one (1) year and, if the exercise of an Option is subject to the satisfaction of only a minimum service requirement, the minimum service requirement shall be at least three (3) years unless the Committee in either case determines that a shorter period of service (or no period of service) better serves the interests of First Financial.

7.2. ISO Rules. Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan or any ISO under Code Section 422. The aggregate Fair Market Value of ISOs granted to an Employee under this Plan and incentive stock options granted to such Employee under any other stock option plan adopted by First Financial, a Subsidiary or a Parent Corporation which first become exercisable in any calendar year shall not exceed $100,000. Such Fair Market Value figure shall be determined by the Committee on the date the ISO or other incentive stock option is granted, and the Committee shall interpret and administer the limitation set forth in this Section 7.2 in accordance with Code Section 422(d).

7.3. Option Price, Exercise Period and No Dividend Equivalents.

(a) Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted. The Option Price shall be payable in full upon the exercise of any Option. Except in accordance with the provisions of Section 11 of this Plan, the Committee shall not, absent the approval of First Financial’s shareholders, take any action, whether through amendment, cancellation, replacement grants, exchanges or any other means, to directly or indirectly reduce the Option Price of any outstanding Option or to make a tender offer for any Option if the Option Price for such Option on the effective date of such tender offer exceeds the Fair Market Value of a share of Stock subject to such Option.

(b) Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Agreement, but no Option Agreement shall make an Option exercisable before the date such Option is granted or on or after the date which is the tenth anniversary of the date such Option is granted. In the discretion of the Committee, an Option Agreement may provide for the exercise of an Option after the employment of an Employee has terminated for any reason whatsoever, including death or disability.

(c) No Dividend Equivalents. In no event shall any Option or Option Agreement granted under the Plan include any right to receive dividend equivalents with respect to such award.

7.4. Method of Exercise.

(a) Committee Rules. An Option may be exercised as provided in this Section 7.4 pursuant to procedures (including, without limitation, procedures restricting the frequency or method of exercise) as shall be established by the Committee or its delegate from time to time for the exercise of Options.

(b) Notice and Payment. An Option shall be exercised by delivering to the Committee or its delegate during the period in which such Option is exercisable, (1) written notice of exercise in a form acceptable to the Committee indicating the specific number of shares of Stock subject to the Option which are being exercised and (2) payment in full of the Option Price for such specific number of shares. An Option Agreement, at the discretion of the Committee, may provide for the payment of the Option Price by any of the following means:

(1) in cash, electronic funds transfer or a check acceptable to the Committee;

(2) in Stock which has been held by the Employee for a period acceptable to the Committee and which Stock is otherwise acceptable to the Committee, provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to such method of payment;

(3) through a broker-facilitated cashless exercise procedure acceptable to the Committee; or

(4) in any combination of the methods described in this Section 7.4(b) which is acceptable to the Committee.

Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed stock certificate for such Stock is delivered to the Committee (or to its delegate) or, if payment is effected through a certification of ownership of Stock in lieu of a stock certificate, on the date the Option is exercised.

(c) Restrictions. The Committee may from time to time establish procedures for restricting the exercise of Options on any given date as the result of excessive volume of exercise requests or any other problem in the established system for processing Option exercise requests or for any other reason the Committee or its delegate deems appropriate or necessary.

7.5. Nontransferability. Except to the extent the Committee deems permissible and consistent with the best interests of First Financial, neither an Option granted under this Plan nor any related surrender rights nor any SAR shall be transferable by an Employee other than by will or by the laws of descent and distribution, and any grant by the Committee of a request by an Employee for any transfer (other than a transfer by will or by the laws of descent and distribution) of an NQO or SAR shall be conditioned on the transfer not being made for value or consideration. Any such Option grant and surrender rights under this Plan and any SAR granted under this Plan shall be exercisable during an Employee’s lifetime, as the case may be, only by (subject to the first sentence in this Section 7.5) the Employee, provided that in the event an Employee is incapacitated and unable to exercise such Employee’s Option or SAR, such Employee’s legal guardian or legal representative whom the Committee (or its delegate) deems appropriate based on all applicable facts and circumstances presented to the Committee (or its delegate) may exercise such Employee’s Option or SAR, in accordance with the provisions of this Plan and the applicable Option Agreement or SAR Agreement. The person or persons to whom an Option or a SAR is transferred by will or by the laws of descent and distribution (or pursuant to the first sentence of this Section 7.5) thereafter shall be treated as the Employee under this Plan.

7.6. SARs and Surrender Rights.

(a) SARs and SAR Share Value.

(1) The Committee acting in its absolute discretion may grant an Employee a SAR which will give the Employee the right to the appreciation in one, or more than one, share of Stock, and any such appreciation shall be measured from the related SAR Share Value. The Committee shall have the right to make any such grant subject to such additional terms, including performance-based vesting provisions, as the Committee deems appropriate, and such terms shall be set forth in the related SAR Agreement.

(2) Each SAR granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related SAR Agreement, but no SAR Agreement shall make a SAR exercisable before the date such SAR is granted or on or after the date which is the tenth anniversary of the date such SAR is granted. In the discretion of the Committee, a SAR Agreement may provide for the exercise of a SAR after the employment of an Employee has terminated for any reason whatsoever, including death or disability.

(3) Except in accordance with the provisions of Section 11 of this Plan, the Committee shall not, absent the approval of First Financial’s shareholders, take any action, whether through amendment, cancellation, replacement grants, exchanges or any other means, to directly or indirectly reduce the SAR Share Value of any outstanding SAR or to make a tender offer for any SAR if the SAR Share Value for such SAR on the effective date of such tender offer exceeds the Fair Market Value of a share of Stock subject to such SAR.

(4) If the exercise of a SAR is subject to the satisfaction of a minimum service and a minimum performance requirement, the minimum service requirement shall be at least 1 year and, if the exercise of a SAR is subject to the satisfaction of only a minimum service requirement, the minimum service requirement shall be at least 3 years unless the Committee in either case determines that a shorter period of service (or no period of service) better serves the interests of First Financial.

 (b) Option Surrender Rights. The Committee acting in its absolute discretion also may incorporate a provision in an Option Agreement to give an Employee the right to surrender his or her Option in whole or in part in lieu of the exercise (in whole or in part) of that Option on any date that

(1) the Fair Market Value of the Stock subject to such Option exceeds the Option Price for such Stock, and

(2) the Option to purchase such Stock is otherwise exercisable.

(c) Procedure. The exercise of a SAR or a surrender right in an Option shall be effected by the delivery of the related SAR Agreement or Option Agreement to the Committee (or to its delegate) together with a statement signed by the Employee which specifies the number of shares of Stock as to which the Employee, as appropriate, exercises his or her SAR or exercises his or her right to surrender his or her Option and (at the Employee’s option) how he or she desires payment to be made with respect to such shares.

(d) Payment. An Employee who exercises his or her SAR or right to surrender his or her Option shall (to the extent consistent with an exemption under Rule 16b-3) receive a payment in cash or in Stock, or in a combination of cash and Stock, equal in amount on the date such exercise is effected to (i) the number of shares of Stock with respect to which, as applicable, the SAR or the surrender right is exercised times (ii) the excess of the Fair Market Value of a share of Stock on such date over, as applicable, the SAR Share Value for a share of Stock subject to the SAR or the Option Price for a share of Stock subject to an Option. The Committee acting in its absolute discretion shall determine the form of such payment, and the Committee shall have the right (1) to take into account whatever factors the Committee deems appropriate under the circumstances, including any written request made by the Employee and delivered to the Committee (or to its delegate) and (2) to forfeit an Employee’s right to payment of cash in lieu of a fractional share of Stock if the Committee deems such forfeiture necessary in order for the surrender of his or her Option under this Section 7.6 to come within an exemption under Rule 16b-3. Any cash payment under this Section 7.6 shall be made from First Financial’s general assets, and an Employee shall be no more than a general and unsecured creditor of First Financial with respect to such payment.

(e) Restrictions. Each SAR Agreement and each Option Agreement which incorporates a provision to allow an Employee to surrender his or her Option shall incorporate such additional restrictions on the exercise of such SAR or surrender right as the Committee deems necessary to satisfy the conditions to the exemption under Rule 16b-3.

(f) No Dividend Equivalents. In no event shall any SAR or SAR Agreement granted under the Plan include any right to receive dividend equivalents with respect to such award.

SECTION 8.    RESTRICTED STOCK AND STOCK UNITS

8.1. Committee Action.

(a) General. The Committee acting in its absolute discretion shall have the right to grant Restricted Stock and Stock Units to Employees under this Plan from time to time.

(b) Limitations. Subject to the rules set forth in Section 3 and Section 7.3(b), in no event shall the Restricted Stock grants and Stock Unit grants issued under the Plan, in the aggregate, cover more than 750,000 shares of Stock. Each Restricted Stock grant and each Stock Unit grant shall be evidenced by a Stock Agreement, and each Stock Agreement shall set forth the conditions, if any, which will need to be timely satisfied before the grant will be effective and the conditions, if any, under which the Employee’s interest in the related Stock or cash payment will be forfeited; provided, if the vesting of a Restricted Stock grant or Stock Unit grant is subject to the satisfaction of a minimum service and a minimum performance requirement, the minimum service requirement shall be at least one (1) year and, if the vesting of a Restricted Stock grant or a Stock Unit grant is subject to the satisfaction of only a minimum service requirement, the minimum service requirement shall be at least three (3) years unless the Committee in either case determines that a shorter period of service (or no period of service) better serves the interests of First Financial.

8.2. Conditions.

(a) Issuance Conditions for Restricted Stock. The Committee acting in its absolute discretion may make the issuance of Restricted Stock to an Employee subject to the satisfaction of one, or more than one, objective employment, performance or other grant condition (which may or may not include performance criteria described in Section 8.2(c)) which the Committee deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such condition and the deadline for satisfying each such condition.

(b) Forfeiture Conditions for Restricted Stock and Stock Units. The Committee may make Restricted Stock issued to an Employee or the cash otherwise payable under any Stock Unit grant subject to one, or more than one, objective employment, performance or other forfeiture condition (which may or may not include any performance goals described in Section 8.2(c)) which the Committee acting in its absolute discretion deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such forfeiture condition and the deadline for satisfying each such forfeiture condition. An Employee’s nonforfeitable interest in the shares of Stock issued pursuant to a Restricted Stock grant or the cash payment due under any Stock Unit grant shall depend on the extent to which each such condition is timely satisfied. Each share of Stock issued pursuant to a Restricted Stock grant shall again become available under Section 3 if such share is forfeited as a result of a failure to timely satisfy a forfeiture condition, in which event such share of Stock shall again become available under Section 3 as of the date of such failure. When a Stock certificate is issued for shares of Restricted Stock, such certificate shall be issued subject to (i) the conditions, if any, described in this Section 8.2(b) and Section 8.2(c) to, or for the benefit of, the Employee and (ii) a stock power in favor of First Financial in order for First Financial to effect any forfeitures of such Restricted Stock called for under this Section 8.2(b).

(c) Performance Goals.

(1) If, at the time of grant, the Committee intends a Restricted Stock or Stock Unit grant to qualify as “other performance based compensation” within the meaning of Code  Section 162(m)(4), the Committee must establish performance goals for the applicable Performance Period no later than 90 days after the Performance Period begins (or by such other date as may be required under Code Section 162(m)). Such performance goals must be based on one or more of the criteria described in this Section 8.2(c).

(2) A performance goal is described in this Section 8.2(c) if such goal relates to (i) First Financial’s return over capital costs or increases in return over capital costs, (ii) First Financial’s net earnings or the growth in such earnings, (iii) First Financial’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (iv) First Financial’s earnings before interest and taxes or the growth in such earnings, (v) First Financial’s consolidated net income or the growth in such income, (vi) the market capitalization of First Financial Stock, (vii) First Financial’s Stock price or the growth in such price, (viii) First Financial’s return on assets or the growth on such return, (ix) First Financial’s total shareholder return or the growth in such return, (x) First Financial’s expenses or the reduction of expenses, (xi) First Financial’s revenue growth, (xii) First Financial’s efficiency ratios or the changes in such ratios, (xiii) First Financial’s economic value added or changes in such value added, (xiv) such other financial performance measures deemed appropriate by the Committee, (xv) return on equity, (xvi) return on tangible equity, (xvii) cash return on equity, (xviii) cash return on tangible equity, (xix) net income available to common shareholders, (xx) book value per share, (xxi) pre-tax income or growth, (xxii) operating earnings per share of Stock or growth (excluding one-time, non-core items), (xxiii) cash earning per share of Stock or growth, (xxiv) return on assets, (xxv) cash operating earnings per share of Stock or growth excluding one-time, non-core items), (xxvi) cash return on assets, (xxvii) operating leverage, (xxviii) net interest margin, (xxix) Tier 1 capital, (xxx) risk-adjusted net interest margin, (xxxi) total risk-based capital ratio, (xxxii) tangible equity and tangible assets, (xxxiii) tangible common equity and tangible assets, (xxxiv) tangible book value and share, (xxxv) loan balances or growth, (xxxvi) deposit balances or growth, or (xxxvii) low cost deposit balances or growth. A performance goal described in this Section 8.2(c)(2) may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes, and may relate to First Financial as a whole or one or more operating units of First Financial.

 (3) When the Committee determines whether a performance goal has been satisfied for any period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of First Financial, discontinued operations, and the cumulative effects of accounting changes. The Committee may also adjust any performance goal for a period as it deems equitable in recognition of unusual or non-recurring events affecting First Financial, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(4) If the Committee determines that a performance goal has been satisfied and the satisfaction of such goal was intended to meet the requirements of Code Section 162(m), the Committee shall certify that the goal has been satisfied in accordance with the requirements set forth under such Code Section.

8.3. Dividends and Voting Rights.

(a) Cash Dividends. Each Stock Agreement which evidences a Restricted Stock grant shall state whether the Employee shall have a right to receive any cash dividends which are paid after any shares of Restricted Stock are issued to him or to her and before the first day that the Employee’s interest in such Stock is forfeited completely or becomes completely nonforfeitable. If such a Stock Agreement provides that an Employee has no right to receive a cash dividend when paid, such agreement shall set forth the conditions, if any, under which the Employee will be eligible to receive one, or more than one, payment in the future to compensate the Employee for the fact that he or she had no right to receive any cash dividends on his or her Restricted Stock when such dividends were paid. If such a Stock Agreement calls for any such payments to be made, First Financial shall make such payments from First Financial’s general assets, and the Employee shall be no more than a general and unsecured creditor of First Financial with respect to such payments. Unless otherwise set forth in the Stock Agreement which evidences a Stock Unit grant, if a cash dividend is paid on the shares of Stock described in a Stock Unit grant, such cash dividend shall be treated as reinvested in shares of Stock and shall increase the number of shares of Stock described in such Stock Unit grant.

(b) Stock Dividends. If a Stock dividend is declared on a share of Restricted Stock, such Stock dividend shall be treated as part of the grant of the related Restricted Stock, and an Employee’s interest in such Stock dividend shall be forfeited or shall become nonforfeitable at the same time as the Stock with respect to which the Stock dividend was paid is forfeited or becomes nonforfeitable. Unless otherwise set forth in the Stock Agreement which evidences a Stock Unit grant, if a Stock dividend is declared on any shares of Stock described in a Stock Unit grant, such dividend shall increase the number of shares of Stock described in such Stock Unit grant.

(c) Non-cash and Non-Stock Dividends. If a dividend is paid on a share of Restricted Stock or on a share of Stock described in a Stock Unit grant other than in cash or Stock, the disposition of such dividend with respect to such Restricted Stock grant and the treatment of such dividend with respect to such Stock Unit grant shall be effected in accordance with such rules as the Committee shall adopt with respect to each such dividend.

(d) No Dividends Paid on Unearned Performance Stock. Notwithstanding anything herein to the contrary, in no event shall a Stock Agreement which evidences a grant of Restricted Stock or Stock Units subject to performance criteria provide for payment before the date such grant becomes nonforfeitable of any dividends or dividend equivalents prior to such date.

(e) Voting Rights. An Employee shall have the right to vote shares of Restricted Stock which have been issued pursuant to Section 8.2(b) before his or her interest in such Stock has been forfeited or has become nonforfeitable.

(f) Nontransferability. No Restricted Stock grant and no shares issued pursuant to a Restricted Stock grant shall be transferable by an Employee other than by will or by the laws of descent and distribution before an Employee’s interest in such shares have become completely nonforfeitable, and no interests in a Stock Unit grant shall be transferable other than by will or the laws of descent and distribution except as otherwise provided in the related Stock Agreement.

 (g) Creditor Status. An Employee to whom a Stock Unit is granted shall be no more than a general and unsecured creditor of First Financial with respect to any cash payment due under such grant.

8.4 Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be Restricted Stock at such time as an Employee’s interest in such Stock becomes nonforfeitable under this Plan, and the certificate representing such share shall be reissued as soon as practicable thereafter without any further restrictions related to Section 8.2(b) or Section 8.3 and shall be transferred to the Employee.

SECTION 9.    SECURITIES REGISTRATION

Each Option Agreement, SAR Agreement and Stock Agreement shall provide that, upon the receipt of shares of Stock as a result of the exercise of an Option (or any related surrender right) or a SAR or the satisfaction of the forfeiture conditions under a Stock Agreement for Restricted Stock, the Employee shall, if so requested by First Financial, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by First Financial, shall deliver to First Financial a written statement satisfactory to First Financial to that effect. As for Stock issued pursuant to this Plan, First Financial at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to an Employee under the Securities Act of 1933, as amended, or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to an Employee; however, First Financial shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Stock by an Employee.

SECTION 10.    LIFE OF PLAN

No Option or SAR or Restricted Stock or Stock Unit shall be granted under this Plan on or after the earlier of

(1) the fifth anniversary of the date the shareholders of First Financial approve the adoption of this Plan, in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options (and any related surrender rights) and SARs have been exercised in full or no longer are exercisable and all Restricted Stock and Stock Unit grants under this Plan have been forfeited or the forfeiture conditions on the related Stock or cash payments have been satisfied in full, or

(2) the date on which all of the Stock reserved under Section 3 of this Plan has (as a result of the exercise of all Options (and any related surrender rights) and all SARs granted under this Plan and the satisfaction of the forfeiture conditions on Restricted Stock been issued or no longer is available for use under this Plan and all cash payments due under any Stock Unit grants have been paid or forfeited, in which event this Plan also shall terminate on such date.

SECTION 11.    ADJUSTMENT

11.1. Capital Structure. The number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3 of this Plan, the grant limitations described in Section 7.3 and Section 8.1 of this Plan, the number, kind or class (or any combination thereof) of shares of Stock subject to Options or SARs granted under this Plan and the Option Price of such Options and the SAR Share Value of such SARs as well as the number, kind or class of shares of Stock subject to Restricted Stock grants and the number, kind or class of shares of Stock described in Stock Unit grants under this Plan shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of First Financial, including, but not limited to, such changes as Stock dividends or Stock splits.

11.2. Mergers. The Board as part of any corporate transaction described in Code Section 424(a) shall adjust (in any manner which the Board in its discretion deems consistent with Code Section 424(a)) the number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3 of this Plan and the grant limitations described in Section 7.3 and Section 8.1 of this Plan. Furthermore, the Board as part of any corporate transaction described in Code Section 424(a) shall adjust (in any manner which the Board in its discretion deems consistent with Code Section 424(a)) the number, kind or class (or any combination thereof) of shares of Stock underlying any Restricted Stock and Stock Unit grants previously made under this Plan and any related grant conditions and forfeiture conditions, and the number, kind or class (or any combination thereof) of shares subject to Option and SAR grants previously made under this Plan and the related Option Price and SAR Share Value for each such Option and SAR, and, further, shall (in any manner which the Board in its discretion deems consistent with Code Section 424(a) and without regard to the grant limitations described in Section 7.3 or Section 8.1 of this Plan) make Restricted Stock, Stock Unit, Option and SAR grants to effect the assumption of, or the substitution for, restricted stock, stock unit, option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such restricted stock, stock unit, option or stock appreciation rights grants.

11.3. General. If any adjustment under this Section 11 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options, SAR grants and Restricted Stock grants shall be the next lower number of shares of Stock, rounding all fractions downward. Any adjustment made under this Section 11 by the Board shall be conclusive and binding on all affected persons and shall be made in a manner consistent with the requirements of Code Section 409A in order for any Option, SAR and Restricted Stock grants to remain exempt from the requirements of Code Section 409A.

SECTION 12.     CHANGE IN CONTROL

Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control,  except as otherwise provided at the time of grant:

(a) Any Options or SARs outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant.

(b)  The  restrictions  and  deferral  limitations  applicable  to  any Restricted Stock or Stock Unit grants shall lapse, and such Restricted Stock or Stock Unit shall become free of all restrictions  and become fully vested and transferable to the full extent of the original  grant and share certificates  relating to  Restricted  Stock shall be delivered forthwith.

Notwithstanding the foregoing provisions of this Section 12, in connection with the payment of any amount subject to Code Section 409A, this Section 12 shall have no effect on the payment date of such amount.

SECTION 13.    AMENDMENT OR TERMINATION

The Board or the Committee may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of First Financial, no amendment or modification to the Plan may materially modify the Plan in any way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable, including without limitation, the rules of the Nasdaq Stock Market. No amendment, modification, suspension or termination of the Plan shall have a materially adverse effect on any Option, SAR, Restricted Stock or Stock Unit granted under this Plan and outstanding on the date of such amendment, modification, suspension or termination, without the consent of the affected grantee. Notwithstanding the foregoing, no Employee consent shall be needed for an amendment, modification, or termination of the Plan if the Committee determines such amendment, modification, or termination is necessary or advisable for First Financial to comply with applicable law (including Code Section 409A), regulation, rule, or accounting standard. Suspension or termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it with respect to Options, SARs or surrender rights, Restricted Stock or Stock Units granted under this Plan prior to the date of such suspension or termination.

SECTION 14.    MISCELLANEOUS

14.1. Shareholder Rights. No Employee shall have any rights as a shareholder of First Financial as a result of the grant of an Option or a SAR under this Plan or his or her exercise of such Option or SAR pending the actual delivery of the Stock subject to such Option to such Employee. Subject to Section 8.4 and except as provided in Section 8.3(e), an Employee’s rights as a shareholder in the shares of Stock related to a Restricted Stock grant which is effective shall be set forth in the related Stock Agreement.

14.2. No Contract of Employment. The grant of an Option, SAR, Restricted Stock or Stock Unit to an Employee under this Plan shall not constitute a contract of employment or an agreement to continue his or her status as an Employee and shall not confer on an Employee any rights in addition to those rights, if any, expressly set forth in the Option Agreement which evidences his or her Option, the SAR Agreement which evidences his or her SAR or the Stock Agreement related to his or her Restricted Stock or Stock Unit grant.

14.3. Share Retention Guidelines. Shares of Stock acquired by an Employee under this Plan upon the exercise of an Option (or related surrender rights) or SAR or upon a grant of Restricted Stock becoming nonforfeitable may be subject to share retention guidelines established by First Financial.

14.4. Withholding. The exercise of any Option or SAR granted under this Plan and the acceptance of a Restricted Stock or Stock Unit grant shall constitute an Employee’s full and complete consent to whatever action the Committee deems necessary to satisfy the minimum federal and state tax withholding requirements, if any, which the Committee acting in its discretion deems applicable to such exercise or such Restricted Stock or Stock Unit grant or vesting. The Committee also shall have the right to provide in an Option Agreement, SAR Agreement or Stock Agreement (other than an agreement evidencing a Stock Unit or other award under the Plan which is subject to Code Section 409A) that an Employee may elect to satisfy minimum federal and state tax withholding requirements, if any, through a reduction in the number of shares of Stock actually transferred, or the cash payments to be made, to him or to her under this Plan, and any such election and any such reduction shall be effected so as to satisfy the conditions to the exemption under Rule 16b-3.

14.5 Compliance with Code Section 409A. To the extent that amounts payable under this Plan are subject to Code Section 409A, the Plan is intended to comply with such Code Section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with this intention.

14.6 Requirements of Law. The granting of Options, SARs, Restricted Stock and Stock Units and the issuance of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.7 Securities Law Compliance. With respect to Employees defined as “insiders” under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provisions of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

14.8 Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by First Financial against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with First Financial’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that First Financial is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under First Financial’s Articles of Incorporation or Regulations, by contract, as a matter of law, or otherwise.

14.9 Headings and Captions. The headings and captions here are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

14.10 Governing Law. This Plan shall be construed under the laws of the State of Ohio (excluding its choice-of-law rules) to the extent not superseded by federal law.

14.11 Invalid Provisions. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.12 Conflicts. In the event of a conflict between the terms of this Plan and any Option Agreement, Stock Agreement or SAR Agreement, the terms of the Plan shall prevail.

14.13 Successors. All obligations of First Financial under the Plan with respect to Options, SARs, Restricted Stock and Stock Units granted hereunder shall be binding on any successor to First Financial, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of First Financial.

APPENDIX B

FIRST FINANCIAL BANCORP.
2009 NON-EMPLOYEE DIRECTOR STOCK PLAN

SECTION 1.  Purpose

The purpose of this 2009 Non-Employee Director Stock Plan is to promote the interest of First Financial Bancorp., its Subsidiaries and shareholders, by allowing the Corporation to attract and retain highly qualified non-employee directors by permitting them to obtain or increase their proprietary interest in the Corporation and align the directors’ interest with that of the Corporation’s shareholders.

SECTION 2.  Definitions and Construction

2.1           Definitions.  As used in the Plan, terms defined parenthetically immediately after their use shall have the respective meanings provided by such definitions, and the terms set forth below shall have the following meanings (in either case, such terms shall apply equally to both the singular and plural forms of the terms defined):

(a)           “Award” means any Option, Restricted Stock or a combination thereof awarded under the Plan.

(b)           “Award Agreement” means the agreement, certificate or other instrument evidencing the grant of any Award under the Plan.

(c)           “Board” means the Board of Directors of the Corporation.

(d)           “Cause” means a felony conviction of a Non-Employee Director or the failure of a Non-Employee Director to contest prosecution for a felony, or a Non-Employee Director's willful misconduct or dishonesty, any of which is determined by the Board to be directly and materially harmful to the business or reputation of the Corporation or its subsidiaries.

(e)           “Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of The Corporation or any successor of The Corporation; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of The Corporation shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of The Corporation) or any dissolution or liquidation of The Corporation or any sale or the disposition of 50% or more of the assets or business of The Corporation; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of The Corporation immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Section 2.1(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of The Corporation common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section 2.1(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in Section 2.1(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of The Corporation by the persons described in Section 2.1(iv)(A) immediately before the consummation of such transaction.

(f)           “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(g)           “Common Stock” means common shares, without par value, of the Corporation.

(h)           “Committee” means the compensation committee of the Board or another committee appointed by the Board, provided that all members of the Committee must be Non-Employee Directors as defined in Section 2.1(n) of this Plan, and must also be “non-employee directors” as such term is defined in Rule 16b-3(b)(3)(i) under the Exchange Act.

(i)           “Corporation” means First Financial Bancorp., an Ohio corporation.

(j)           “Disability” means permanent and total disability as determined under procedures established by the Board for purposes of the Plan.

(k)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(l)           “Fair Market Value” means as of any given date the closing price of the Common Stock as reported by the Nasdaq Stock Market.  In the event that there are no such Common Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were stock transactions.  If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Board in good faith.

(m)           “Grantee” means a Non-Employee Director who has been granted a Restricted Stock Award, or the personal representative, heir or legatee of the Grantee who has rights to the Restricted Stock.

(n)           “Non-Employee Director” means a member of the Board who is not an employee of the Corporation or any Subsidiary of the Corporation.

(o)           “Option” means an option granted to an Optionee pursuant to the Plan.

(p)           “Optionee” means a Non-Employee Director who has been granted an Option Award or the personal representative, heir or legatee of an Optionee who has the right to exercise the Option upon the death of the Optionee.

(q)           “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “Group” as defined in Section 13(d).

(r)           “Plan” means this 2009 Non-Employee Director Stock Plan, as the same may be amended from time to time.

(s)           “Restriction Period”means the period during which shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) as described in Section 7 of the Plan and any applicable Award Agreement.

(t)           “Restricted Stock” means Common Stock awarded to a Grantee pursuant to the Plan which is subject to forfeiture and restrictions on transferability in accordance with Section 7 of the Plan.

(u)           “Retirement” means retirement from the Board on or after age 70 or with the consent of the Board.

(v)           “Subsidiary” means, with respect to any company, any corporation or other Person of which a majority of its voting power, equity securities or equity interest is owned directly or indirectly by such company.

2.2           Gender and Number.  Except where otherwise indicated by the context, reference to the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

2.3           Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 3.  Shares Subject To The Plan

3.1           Shares Available.  The stock to be offered under the Plan shall be shares of Common Stock, which may be unissued Common Stock or treasury Common Stock.  The aggregate number of shares of Common Stock subject to Awards under the Plan shall not exceed 75,000 shares, subject to the adjustments provided in Section 8.

3.2           Canceled, Terminated or Forfeited Awards.  Any shares of Common Stock subject to any portion of an Award which, in any such case and for any reason, expires, or is canceled, terminated or otherwise forfeited, without the recipient having received any benefits of ownership (as such phrase is construed by the Securities and Exchange Commission or its staff), shall again be available for distribution in connection with Awards under the Plan.

SECTION 4.  Administration

4.1           General.  The Plan shall be administered by the Board.  Subject to the express provisions of the Plan, the Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the Awards and Agreements (which shall comply with and be subject to the terms and conditions of the Plan) and to make all other determinations necessary or advisable for the administration of the Plan.  The Board's determination of the matters referred to in this Section 4.1 shall be conclusive.

4.2           Section 16 Compliance.  It is the intention of the Corporation that the Plan and the administration of the Plan comply in all respects with Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder.  If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with Section 16(b) of the Exchange Act, the provision or administration shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.  Eligibility and Grants of Stock Option and/or Restricted Stock Awards

Subject to the terms of the Plan, the Board or the Committee shall determine the amount of, and terms of, stock options and restricted stock awards to eligible Non-Employee Directors.

SECTION 6.  Option Terms

6.1           Option Price.  The purchase price of the Common Stock under each Option granted under the Plan shall be no less than 100% of the Fair Market Value of the Common Stock on the date such Option is granted.

6.2           Nonqualified Stock Options.  Only nonqualified stock options shall be granted under the Plan.

6.3           Vesting.  Unless as otherwise provided by the Committee (subject to the terms of the Plan), all Options shall become exercisable equally over a three-year period beginning on the anniversary of the date of grant.  Notwithstanding the foregoing provisions of this Section 6.3, upon a Change in Control, all Options shall become fully vested and exercisable and the Optionee shall have the right to exercise the Option in full as to all shares of Common Stock subject to the Option.

6.4           Option Term.  The term of each Option shall be ten years from the date of grant or such shorter period as is prescribed in Section 6.6.  Except as provided in Section 6.6 and Section 6.8, no Option may be exercised at any time unless the holder is then a director of the Corporation.

6.5           Method of Exercise.  Subject to Section 6.3 and the terms of any Option Agreement, Options may be exercised, in whole or in part, at any time during the Option term, by giving written notice of exercise to the Corporation, specifying the number of shares of Common Stock subject to the Option to be purchased.

Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Corporation may accept.  Unless otherwise determined by the Board, payment, in full or in part, also may be made in the form of shares of unrestricted Common Stock already owned by the Optionee for at least six months of the same class as the Common Stock subject to the Option (based on the Fair Market Value of the Common Stock on the date the Option is exercised).

In addition, unless otherwise determined by the Board, payment for any Common Shares subject to an Option also may be made by instructing the Corporation to withhold a number of such Common Shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Option.

Upon exercise of an Option, the Corporation shall have the right to retain or sell without notice sufficient Common Stock to cover withholding for taxes, if any, as described in Section 10.

No shares of Common Stock shall be issued until full payment therefore has been made.  An Optionee shall have all of the rights of a shareholder of the Corporation holding the class or series of Common Stock that is subject to such Option (including, if applicable, the right to vote the shares and the right to receive dividends) only when the Optionee has given written notice of exercise and has paid in full for such shares.

6.6           Termination of Option.

(a)           If the Optionee ceases to be a director of the Corporation for any reason other than death, Disability, Retirement or removal for Cause, the Option shall terminate three months after the Optionee ceases to be a director of the Corporation (unless the Optionee dies during such period), or on the Option's expiration date, if earlier, and shall be exercisable during such period after the Optionee ceases to be a director of the Corporation only with respect to the number of shares of Common Stock which the Optionee was entitled to purchase on the day preceding the day on which the Optionee ceased to be a director.

(b)           If the Optionee ceases to be a director of the Corporation because of removal for Cause, the Option shall terminate on the date of the Optionee's removal.

(c)           In the event of the Optionee's death, Disability or Retirement while a director of the Corporation, or the Optionee's death within three months after the Optionee ceases to be a director (other than by reason of removal for Cause), the Option shall terminate upon the earlier to occur of: (i) 12 months after the date of the Optionee's death, Disability or Retirement, or (ii) the Option's expiration date.  The Option shall be exercisable during such period after the Optionee's death, Disability or Retirement with respect to the number of shares of Common Stock as to which the Option shall have been exercisable on the date preceding the Optionee's death, Disability or Retirement, as the case may be.

(d)           Notwithstanding Section 6.6(a) but subject to Section 6.6(b), if an Optionee ceases to be a director of the Corporation at or after a Change in Control other than by reason of Cause, death, Disability or Retirement, any Option held by such Optionee shall be exercisable for the lesser of: (1) six months and one day after the Optionee ceases to be a director, and (2) the balance of such Option's term.

6.7           Restriction on Disposition.  Each Option granted under the Plan shall require the Optionee to agree not to sell, assign or transfer any shares of Common Stock acquired as a result of exercising an Option, or any part thereof, until after such shares have been held by the Optionee for one year after the date of exercise of the Option which resulted in their acquisition.  This Section 6.7 shall not apply: (i) on and after a Change in Control, (ii) on and after an Optionee's Disability or Retirement, (iii) to an Optionee who is the personal representative, heir or legatee of a deceased Non-Employee Director, (iv) to the extent necessary for tax withholding pursuant to Section 6.5, or (v) to the extent necessary in connection with the exercise of an Option pursuant to the third paragraph of Section 6.5.  Certificates for shares subject to these restrictions on sale, assignment or transfer shall include a legend which describes such restrictions.  When such restrictions end, unlegended certificates for such shares shall be delivered upon surrender of the legended certificates.

6.8           Transferability and Shareholder Rights of Holders of Options.  No Option granted under the Plan shall be transferable otherwise than: (i) by will or by the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder).  An Option may be exercised, during the lifetime of an Optionee, only by the Optionee.  An Optionee shall have none of the rights of a shareholder of the Corporation until the Option has been exercised and the Common Stock subject to the Option has been registered in the name of the Optionee on the transfer books of the Corporation.

SECTION 7.  Restricted Stock Terms

7.1           Awards and Certificates.

(a)           Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates.  Any certificate issued in respect of Restricted Stock shall be registered in the name of the Grantee and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the First Financial Bancorp. 2009 Non-Employee Director Stock Plan and an Award Agreement.  Copies of such Plan and Agreement are on file at the offices of First Financial Bancorp.”

(b)           The Committee may require that the certificates evidencing such shares be held in custody by the Corporation until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Grantee shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(c)           Upon the end of the Restriction Period and provided that the Restricted Stock has not been forfeited, the Corporation shall, upon the Grantee's request or upon its own initiative, issue or have issued new certificates without the legend described in Section 7.1(a), in exchange for those certificates previously issued.

7.2           Terms and Conditions.  Restricted Stock shall be subject to the following terms and conditions.

(a)           Except as otherwise provided in Sections 7.2(d), 7.2(e), 7.2(f), and 7.2(g), or as provided by the Committee (subject to the terms of the Plan), all restrictions on Restricted Stock granted pursuant to an Award shall end (and the Restricted Stock shall thereupon become vested) only as follows: one-third of the Award shall vest as of the date of the Award and one-third each shall vest as of the dates immediately prior to the Annual Meeting dates of the Corporation of each of the years containing the first and second anniversaries of the date of the Award, respectively, provided the grantee remains a director of the Corporation as of the date on which vesting occurs.

(b)           Subject to the provisions of the Plan and the Restricted Stock Agreement referred to in Section 7.2(h), and until the expiration of the Restriction Period, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock.

(c)           Except as provided in Sections 7.2(b) and this 7.2(c) and the Award Agreement, the Grantee shall have, with respect to the Restricted Stock, all of the rights of a shareholder of the Corporation holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and, if granted by the Committee, the right to receive any cash dividends.  If so determined by the Committee in the applicable Award Agreement and provided that sufficient shares are available under Section 3 of the Plan for such reinvestment, (1) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock and (2) dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.

(d)           Except to the extent otherwise provided in the applicable Restricted Stock Agreement and Sections 7.2(a), 7.2(f) and 7.2(g), if a Grantee ceases to be a director of the Corporation for any reason other than death, Disability, Retirement, or Cause, all unvested Restricted Stock shall be forfeited as of the date the Grantee ceases to be a director.

(e)           If a Grantee ceases to be a director of the Corporation because of removal for Cause, all unvested Restricted Stock shall be forfeited as of the date the Grantee ceases to be a director.

(f)           In the event of a Grantee's death, Disability or Retirement while a director of the Corporation, all unvested Restricted Stock shall become fully vested and all restrictions shall end as of the date of such death, Disability or Retirement.

(g)           Notwithstanding Section 7.2(d) but subject to Section 7.2(e), if a Grantee ceases to be a director of the Corporation at or within twelve months after a Change in Control other than by reason of Cause, death, Disability or Retirement, any unvested Restricted Stock held by such Grantee shall become fully vested and all restrictions shall lapse as of the date the Grantee ceases to be a director.

(h)           Each Award shall be confirmed by, and be subject to, the terms of an Award Agreement.

SECTION 8.  Adjustments Upon Change In Capitalization

Notwithstanding the limitations set forth in Section 3, in the event of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights or debentures or other change in corporate structure of the Corporation affecting the Common Stock, the Board shall make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number, kind and option price of shares subject to outstanding Options or Restricted Stock Awards, and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number.

SECTION 9.  Termination and Amendment

9.1           Termination. No Option or Restricted Stock shall be granted under this Plan on or after the earlier of

(a) the third anniversary of the date the shareholders of the Corporation approve the adoption of this Plan, in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options (and any related surrender rights) have been exercised in full or no longer are exercisable and all Restricted Stock grants under this Plan have been forfeited or the forfeiture conditions on the related Stock or cash payments have been satisfied in full, or

(b) the date on which all of the Stock reserved under Section 3 of this Plan has (as a result of the exercise of all Options (and any related surrender rights) granted under this Plan and the satisfaction of the forfeiture conditions on Restricted Stock been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date

9.2           Amendment.  The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would: (i) impair the rights under an Award or Award Agreement theretofore granted without the recipient's consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3 or to cause the Plan to comply with Code section 409A, or (ii) disqualify the Plan from the exemption provided by Rule 16b-3.  In addition, no such amendment shall be made without the approval of the Corporation's shareholders to the extent such approval is required by law or agreement.

SECTION 10. Withholding

Upon (a) the issuance of Common Stock as a result of the exercise of an Option Award or (b) the vesting of Restricted Stock under an Award, the Corporation shall have the right to retain or sell without notice sufficient Common Stock to cover the amount of any federal income tax required to be withheld with respect to such Common Stock being issued or vested, remitting any balance to the Optionee or Grantee; provided, however, that the Optionee or Grantee shall have the right to provide the Corporation with the funds to enable it to pay such tax.

SECTION 11.  No Right to Re-Election

Nothing in the Plan or in any Award granted pursuant to the Plan or any action taken under the Plan shall confer on any individual any right to continue as a director of the Corporation or to be renominated by the Board or re-elected by the shareholders of the Corporation.

SECTION 12.  Effective Date of the Plan

This Plan shall become effective on the date the shareholder of the Corporation (acting at a duly called meeting of such shareholders) approve the adoption of the Plan.

SECTION 13.  Governing Law

The provisions of the Plan shall be construed, administered and enforced according to the laws of the State of Ohio without regard to its conflict of laws rules.

SECTION 14.  Invalid Provisions

In the event any provisions of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 15.  Code Section 409A Compliance

The Corporation intends to operate the Plan in good faith compliance with the provisions of Section 409A of the Code.

SECTION 16.  Successors

All obligations of the Corporation under the Plan with respect to Options or Restricted Stock granted hereunder shall be binding on any successor of the Corporation, whither the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.

APPENDIX C

PROPOSED AMENDMENT TO
THE ARTICLES OF INCORPORATION OF
FIRST FINANCIAL BANCORP.

FOURTH.             (A)      The maximum number of shares which the corporation is authorized to issue is One-Hundred Sixty-Eight Million (168,000,000) shares, all of which shall be with or without par value.

    (B)        The total number of common shares which the corporation is authorized to issue is One Hundred Sixty Million (160,000,000) common shares, without par value.

(1)           Dividends. The holders of common shares shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors, from any funds legally available therefore.

(2)           Voting. Each outstanding common share of the corporation shall entitle the holder thereof to one vote and, except as otherwise prescribed by law or the provisions of this Article Fourth, the exclusive voting power for all purposes shall be vested in the holders of common shares.

(3)           Preemptive Rights. No holder of common shares of the corporation shall have preemptive rights to subscribe for or to purchase any common shares of the corporation or any other securities of the corporation, whether such share or shares are now or hereafter authorized.

(4)           Purchase of Own Securities. The corporation shall be authorized to purchase or otherwise acquire, and to hold, own, pledge, transfer or otherwise dispose of, its own common shares and other securities, subject, however, to the laws of the State of Ohio and to federal statutes, and without limitation to the Bank Holding Company Act of 1956 as amended and as hereinafter may be amended or supplemented.

(5)           The shareholders shall not have the right to vote cumulatively in the election of directors effective for the Annual Meeting occurring in 1988 and thereafter.

(C)           The total number of preferred shares which the corporation shall have the authority to issue is Eight Million (8,000,000) preferred shares, with or without par value as determined by the Boad of Directors. The Board of Directors is hereby authorized, subject to the limitations prescribed by law or the provisions of this Article Fourth, by filing articles of amendment pursuant to the applicable laws of Ohio, to provide for the issuance of preferred shares and to fix the designations, powers, preferences and rights thereof Subject to the limitations set forth herein, the Board of Directors has the authority to determine and fix any express terms with respect to each series to the fullest extent permitted by the Revised Code of Ohio or the provisions of this Article Fourth, which shall include, but not be limited to, the determination of the following:

(1)           the number of shares constituting that series and the distinct designation of that series;

(2)           the dividend rate, if any, on such shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series;

(3)           whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

C-1

(4)           whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for the adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5)           whether the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, including the date or dates upon or after which they shall be redeemable or exchangeable, and the amount per share payable in case of redemption or exchange, which amount may vary under different conditions and at different redemption or exchange rates;

(6)           whether that series shall have a sinking fund for redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)           the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)           any other relative rights, preferences and limitations of that series.

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APPENDIX D

FIRST FINANCIAL BANCORP AND SUBSIDIARIES
AUDIT AND RISK MANAGEMENT COMMITTEE CHARTER

Committee Purpose

The Committee’s purpose is to assist the board of directors of First Financial Bancorp. (the “Company”) and oversee the Company’s accounting and financial reporting processes, the external auditors’ qualifications and independence, the performance of the Company’s internal audit function and the external auditors, the Company’s risk assessment and risk management policies, and the Company’s compliance with applicable legal and regulatory requirements.  This purpose includes a particular focus on the qualitative aspects of financial reporting to shareholders and the Company’s processes for the management of business, financial and other risks.  In fulfilling its purpose, the Committee shall coordinate with other board Committees and maintain strong, positive working relationships with management, external and internal auditors, counsel and other Committee advisers.

While the Committee has the responsibilities and powers set forth in the Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with the generally accepted accounting principles and applicable rules and regulations.  These are the responsibilities of management and the independent auditors.

Committee Membership

The Committee shall consist of at least three members, all of whom shall be appointed by the Board of Directors.

Each Committee member must be a member of the Board of Directors and meet the independence, financial literacy and other applicable requirements of the Marketplace Rules of the Nasdaq Stock Market (“Nasdaq”) and the Securities and Exchange Commission (“SEC”). At least one member of the Committee must meet the financial sophistication requirements of the Nasdaq Marketplace Rules.

In appointing members to the Committee, the Board of Directors shall ensure that at least one Committee member qualifies as an audit committee financial expert within the meaning of SEC regulations, and that the composition of the Committee complies with any other listing standards and legal requirements applicable to the Company.

The Board of Directors (or such other committee of the Board as the Board may authorize) shall have sole authority and responsibility for determining whether a member or proposed member of the Committee is qualified for Committee membership, and which Committee member or members will be designated as an audit committee financial expert, based upon appropriate representations of the individual and such other inquiries as the circumstances may warrant.

The Board shall designate one member of the Committee as Chair.  The Chair need not be an audit committee financial expert.

The Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

Committee Funding

The Committee shall have the authority to determine, and the board of directors shall provide, the funding necessary for payment of:

•	Compensation to the external auditors;

•	Compensation to any advisers, including independent counsel, engaged by the Committee;

•	The budget for the internal audit function; and

•	Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Frequency and Conduct of Meetings

The Committee shall meet at least quarterly.  Additional meetings shall be scheduled as considered necessary by the Committee or chairperson.

Committee meeting agendas shall be the responsibility of the Committee chair, with the assistance of the internal auditor and input from Committee members.  It is expected that management and key Committee advisers, and perhaps others, would participate in this process.

Written materials should, as a general rule, be received from management, auditors, and others at least one week in advance of meeting dates.  Meeting conduct will assume Committee members have reviewed written materials in sufficient depth to participate in Committee discussions.

The Committee shall request members of management, counsel, internal auditors, and external auditors, as applicable, to participate in Committee meetings, as necessary, to carry out the Committee responsibilities.  It shall be understood that the external auditors, the chief risk officer, the chief internal auditor, or counsel may, at any time, request a meeting with the Committee or Committee chair with or without management attendance.  In any case, the Committee shall meet in executive session at least annually, which session shall include risk management and internal audit, and shall meet separately with the external auditors, at least annually.

Reporting to Board of Directors

The Committee, through the Committee chair, shall report periodically, as deemed necessary, but at least semi-annually, to the full board of directors.  In addition, summarized minutes from Committee meetings, separately identifying monitoring activities from approvals, shall be provided to each board member at the next regularly scheduled meeting of the board of directors following the date of the Committee meeting.

Reporting to Shareholders

The Committee shall make available to shareholders a summary report on the scope of its activities.  This may be identical to the report that appears in the Company’s annual proxy statement.

Relationship with External Auditors

The external auditors, in their capacity as an independent, registered public accounting firm, shall report directly to the Committee.  The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the external auditors (including resolution of disagreements between management and the external auditors regarding financial reporting).

Before the external auditors are engaged by the Company to render audit or permissible non-audit services, the engagement shall either be approved by the Committee or be entered into pursuant to pre-approval policies and procedures established by the Committee as necessary to maintain the independence of the external auditors under SEC regulations.

The Committee shall annually review the performance (effectiveness, objectivity, and independence) of the external auditors.  The Committee discussed with its external auditors those matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Committee shall ensure receipt of a formal written statement from the external auditors consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications.  Additionally, the Committee shall discuss with the external auditors relationships or services that may affect auditor objectivity or independence.  If the Committee is not satisfied with the external auditors’ assurances of independence, it shall take appropriate action to oversee the independence of the external auditors.

Oversight of Risk Management

The Committee shall oversee the risk management function. The chief risk officer shall be responsible for the risk management function and for the coordination of risk assessment and monitoring activities listed in the Company’s risk management plan, to better utilize available resources and to enhance the Company’s ability to comprehensively manage risk.  The chief risk officer shall provide quarterly an enterprise-wide risk management report to the Committee and annually present a comprehensive risk management plan for the Committee’s approval.

Oversight of Internal Audit Function

The Committee shall oversee the internal audit function and shall appoint a chief internal auditor who shall be responsible for the internal audit function.  The chief internal auditor shall report to the Committee regarding internal audit issues and shall annually present an internal audit plan for the Committee’s approval.  To maintain the internal auditor’s independence, the Committee shall annually review the performance and compensation of the chief internal auditor.

Communications from Committee Advisers

If the external auditors, chief risk officer, or internal auditor identify significant issues relative to the overall board responsibility that have been communicated to management but, in their judgment have not been adequately addressed, they should communicate these issues to the Committee chair.

Primary Committee Responsibilities

Monitor Financial Reporting, Disclosures and Risk Control Related Matters

The Committee shall review and assess:

•
Risk Management – The Company’s business risk assessment and risk management process, including the adequacy of the Company’s overall control environment and controls in selected areas representing significant financial, business or other risks, including steps management has taken to monitor and control such exposures.

•
Internal Controls and Regulatory Compliance – The Company’s system of internal controls for detecting accounting and reporting financial errors, fraud and defalcations, legal violations, and noncompliance with the code of business conduct and ethics.

•
Annual Reports and Other Major Regulatory Filings – All major financial reports in advance of filings or distribution, including (1) external auditors’ reviews of the quarterly financial statements prior to the filing of the Company’s Form 10-Q; and (2) annual audited financial statements and disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A), and recommend to the Board whether the audited financial statements should be included in Company’s Form 10-K.

•
Earnings Press Releases – The Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.  The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

•
Disclosures – The Chief Executive Officer’s and Chief Financial Officer’s disclosures during the certification process for the 10-Ks and 10-Qs about (1) any significant deficiencies and material weaknesses in design or operation of internal controls over financial reporting and (2) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls.

•	Internal Audit Responsibilities – The annual internal audit plan and the process used to develop the plan. Status of activities, significant findings, recommendations, and management’s response.

•	Regulatory Examinations – SEC inquiries and the results of examinations by other regulatory authorities in terms of important findings, recommendations, and management’s response.

•
External Audit Responsibilities – Auditor independence and the overall scope and focus of the annual/interim audit, including the scope and level of involvement with unaudited quarterly or other interim-period information.

•
Financial Reporting and Controls – Key financial statement issues and risks, their impact or potential effect on reported financial information, the processes used by management to address such matters, related auditor views, and the basis for audit conclusions.  Important conclusions on interim and/or year-end audit work in advance of the public release of financials.

•
Auditor Recommendations – Important internal and external auditors’ recommendations on financial reporting, controls and other matters, including specifically, discussions with the external auditors regarding:

o	All critical accounting policies and practices to be used;

o	All alternative treatments within Generally Accepted Accounting Principles for policies and practices related to material items that have been discussed with management;

o	Other material written communications between the external auditors and management;

o
Difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, any significant disagreements with management, and communications between the audit team and the audit firm’s national office with respect to difficult auditing or accounting issues presented by the engagement; and

o	Management’s response to such recommendations and the views of management and auditors on the overall quality of annual and interim financial reporting.

•	Committee Performance – The Committee’s own performance as well as the Committee’s role and responsibilities, seeking input from senior management, the full board of directors, and others.

The Committee shall discuss with management and/or external auditors, at least annually:

•	Developments and issues with respect to reserves;

•	Regulatory and accounting initiatives, as well as off-balance sheet structures, and their effect on the Company’s financial statements;

•
Accounting policies used in the preparation of the Company’s financial statements (specifically those policies for which management is required to exercise discretion or judgment regarding the implementation thereof);

•
Management’s evaluation of the Company’s internal control structure and procedures for financial reporting and review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such internal controls and procedures, including any significant deficiencies or material weaknesses in such controls and procedures;

•
Management’s assessment of (1) the effectiveness of the Company’s internal control structure and procedures for financial reporting and (2) the external auditors’ attestation to, and report on, management’s control assessment related to the Company’s internal controls over financial reporting;

•
The Company’s major credit, market, liquidity and operational risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk policies; and

•	Any material legal affairs of the Company and Company’s compliance with applicable law and listing standards with Company’s General Counsel.

The Committee shall review, assess, and approve:

•
At least annually, the code of business conduct and ethics (including the code of ethics for the chief executive officer and senior financial officers), the internal audit charter and the Committee charter.

•
Waivers of the Code of Business Conduct and Ethics effected for or granted to any director or executive officer.  Such waivers shall be promptly reported as required by law or stock exchange regulation.

•	At least annually, the risk management plan and the internal audit plan and schedules for the Company and its affiliates.

•	Changes in important accounting principles and the application thereof in both interim and annual financial reports.

•	Significant conflicts of interest and related-party transactions.

•	Performance of and changes in external auditors.

•	Performance of and changes in the chief risk officer and the chief internal auditor and changes in internal audit leadership and/or key financial management.

The Committee shall establish procedures for:

•	The receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

•	The confidential, anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

Adopted by the Board of Directors of First Financial Bancorp on January 24, 2006.
Reviewed with no changes 1/22/2007
Amended on 1/28/2008
Amended on 2/23/2009

REVOCABLE PROXY

ANNUAL MEETING OF SHAREHOLDERS
June 15, 2009
THIS PROXY IS SOLICIATED ON BEHALF OF THE BOARD OF DIRECTORS

Each undersigned shareholder of First Financial Bancorp. (the "Corporation") hereby constitutes and appoints Shannon M. Kuhl and Amy H. Parsons or either of them, with full power of substitution in each of them, the proxy or proxies of the undersigned to vote only at the Annual Meeting of Shareholders of the Corporation to be held at The Manor House, 7440 Mason-Montgomery Road, Mason, Ohio 45040 on Monday, June 15, 2009 at 10:00 a.m., local time, and at any adjournment thereof, all of the shares of the Corporation which the undersigned would be entitled to vote if personally present at such meeting or any adjournment thereof:

Mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

FOLD AND DETATCH HERE

Election of Directors - The Board of Directors recommends that you vote FOR the following:

Nominees
To withhold authority to vote for any individual
01	Mark A. Collar	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.
02	Murph Knapke

03	William J. Kramer

For	Withold All	For All Except
☐	☐	☐

Company & Shareholder Proposals - The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4, 5, 6 and 8, and a vote Against Proposal 7.

		For	Against	Abstain			For	Against	Abstain
2.	To Approve the 2009 Employee Stock Plan.	☐	☐	☐	6.	Ratification of Ernst & Young as Independent Auditors.	☐	☐	☐

3.	To Approve the 2009 Non-Employee Director Stock Plan.	☐	☐	☐	7.	Shareholder Proposal to Eliminate Board Classification Terms.	☐	☐	☐

4.	To Approve an Amendment of the Articles of Incorporation to Increase the Amount of Authorized Preferred Shares.	☐	☐	☐	8.	To adjourn the annual meeting, if necessary, to solicit additional proxies.	☐	☐	☐

5.	Non-Binding Resolution on Executive Officer Compensation.	☐	☐	☐		To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

You may choose one of the following voting methods outlined below to vote your proxy.

VALIDATION DETAILS TO VOTE BY INTERNET AND TELEPHONE ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by Internet or telephone must be received by 11:59 a.m. ET on June 14, 2009.

Vote by Internet at: www.proxyvote.com Follow the steps outlined on the secured website.

Vote by Telephone by calling: 1-800-454-VOTE (8683) on a touch tone phone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

Vote by Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Vote in Person at the Meeting You may vote in person at the Annual Meeting of Shareholders on June 15, 2009.

FOLD AND DETATCH HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and may be revoked prior to its exercise. Receipt of the accompanying Proxy Statement is hereby acknowledged.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS LOCATED ON THE REVERSE SIDE OF THIS PROXY. IN THE ABSENCE OF SUCH INDICATIONS THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR, AND (II) IN FAVOR OF PROPOSALS 1, 2, 3, 4, 5, 6 AND 8, AND A VOTE AGAINST PROPOSAL 7.

Please be sure to date and sign this proxy card in the box below	Date	Date

Shareholder Signature		Signature (Joint Owners)

Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title of capacity should be stated. If shares are held jointly, each holder should sign.